UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

KMG America Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 16, 2007

To the Shareholders of
KMG America Corporation:

          We are pleased to invite you to attend a special meeting of shareholders of KMG America Corporation to be held at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on November 16, 2007, at 10:00 a.m., local time.

          At the special meeting, you will be asked to approve an agreement and plan of merger that we entered into on September 7, 2007, providing for the merger of a wholly owned subsidiary of Humana Inc. with and into us, which we sometimes refer to as the merger agreement. If the merger is completed, our shareholders will receive $6.20 in cash for each share of our common stock they own, and we will become 100% owned by Humana Inc. The $6.20 per share being paid in the merger represents a premium of approximately 36% over the average closing price of our shares for the 60 trading days prior to the announcement of the merger.

          We cannot complete the merger unless the conditions to closing are satisfied, including obtaining the approval of our shareholders and the receipt of specified government and regulatory approvals. We currently expect that these government and regulatory approvals will be obtained and that the closing of the merger will occur late in the fourth calendar quarter of 2007 or in the first calendar quarter of 2008.

          Our board of directors has determined that the merger agreement and the merger are fair to and in the best interests of us and our shareholders, and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement.

          The attached notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials (including the annexes) carefully.

          Your vote is very important regardless of the number of shares of our common stock that you own. The failure of any shareholder to vote on the proposal to approve the merger agreement will have the same effect as a vote against approval of the merger agreement.

          Whether or not you plan to attend the special meeting, you should read the proxy statement and follow the instructions on your proxy card to vote by mail to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may revoke your proxy and do so.

Sincerely,

/s/ Kenneth U. Kuk
Chairman, President and
Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

          No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. The information in this proxy statement may only be accurate on the date of this proxy statement.

          This proxy statement is dated October 16, 2007, and is first being mailed, along with the attached proxy card, to our shareholders on or about October 16, 2007.

12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota 55343

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 16, 2007

To the Shareholders of KMG America Corporation:

          A special meeting of shareholders of KMG America Corporation will be held at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on November 16, 2007, at 10:00 a.m., local time, for the following purposes:

          1. to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 7, 2007, by and among Humana Inc., Hum VM, Inc. and KMG America Corporation;

          2. to consider and vote upon any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

          3. to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

          The board of directors has fixed the close of business on October 12, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Accordingly, only shareholders of record on that date are entitled to vote at the special meeting or any postponements or adjournments thereof.

          Our board of directors has determined that the merger agreement and the merger are fair to and in the best interests of us and our shareholders, and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement.

          REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN, YOUR VOTE IS IMPORTANT. Approval of the merger agreement requires the affirmative vote of the holders of more than two-thirds of our outstanding shares of common stock that are entitled to vote at the special meeting. if you hold your shares of our common stock through a broker or other nominee and you want your vote counted, you must instruct your broker or nominee to vote. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to approve the merger agreement.

          All shareholders are invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, you should read the proxy statement and follow the instructions on your proxy card to vote by mail to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may revoke your proxy and do so.

By Order of the Board of Directors,

/s/ Kenneth U. Kuk
Chairman, President and
Chief Executive Officer

i

ii

12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota 55343

SUMMARY TERM SHEET

          This summary term sheet highlights material information contained in this proxy statement, but does not contain all of the information that may be important to your voting decision. Accordingly, we encourage you to carefully read this entire proxy statement, the attached annexes and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find More Information.”

          Page references are included in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. The merger agreement is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement, because it is the legal document that contains the terms and conditions of the merger.

The Companies (page 15)

KMG America Corporation

12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota 55343
(952) 930-4802

          KMG America Corporation, which we sometimes refer to as KMG, we, us or our, is a Virginia corporation engaged through its principal operating subsidiary, Kanawha Insurance Company, which we sometimes refer to as Kanawha, in the business of marketing, underwriting and distributing individual and group life, health and disability insurance, long-term care insurance and other insurance products in the United States.

Humana Inc.

500 West Main Street
Louisville, Kentucky 40202
(502) 580-3699

          Humana Inc., which we sometimes refer to as Humana, is a Delaware corporation and one of the nation’s largest publicly traded health benefits companies. Humana’s principal business activities are providing coordinated health insurance coverage and related services through a variety of traditional and consumer-choice plans for government-sponsored programs, employer groups and individuals.

Hum VM, Inc.

500 West Main Street
Louisville, Kentucky 40202
(502) 580-3699

          Hum VM, Inc., which we sometimes refer to as Hum VM or Merger Sub, is a Virginia corporation and is a wholly owned subsidiary of Humana formed for the sole purpose of effecting the merger. Hum VM has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Special Meeting of Our Shareholders (page 12)

          Date, Time and Place. A special meeting of our shareholders will be held at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on November 16, 2007, at 10:00 a.m., local time, for the following purposes:

•	to consider and vote on the proposal to approve the merger agreement;

•	to consider and vote upon the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary; and

•	to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

          Record Date and Shares Entitled to Vote. Only holders of record of shares of our common stock at the close of business on October 12, 2007, the record date for the special meeting, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each share of our common stock owned as of the close of business on the record date. On the record date, 22,215,949 shares of our common stock were issued and outstanding and held by approximately 601 holders of record.

          Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of a majority of our issued and outstanding shares of common stock on the record date will constitute a quorum at the special meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum present at the special meeting in order to vote on the merger proposal and the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary. In the event a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

          If you hold your shares in an account with a broker or bank, which we refer to in this proxy statement as holding your shares in “street name,” you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal or the adjournment proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal or the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold your shares of our common stock in street name, you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

          Required Vote. Under the Virginia Stock Corporation Act, which we sometimes refer to as the VSCA, in order for the merger agreement to be approved it must receive the affirmative votes of more than two-thirds of the outstanding shares of our common stock. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the merger proposal. The affirmative vote of the holders of at least a majority of the total votes cast in person or by proxy at the special meeting is required to approve the proposal to adjourn the meeting to solicit additional proxies in favor of the merger agreement if necessary, provided that a quorum is present. Abstentions, failures to vote and broker non-votes will have no effect on the proposal to adjourn the special meeting to solicit additional proxies.

          Voting by Our Directors and Executive Officers. On the record date for the special meeting, our directors and executive officers and their affiliates beneficially owned and were entitled to vote 731,020 outstanding shares of our common stock, representing approximately 3.3% of the shares of our common stock outstanding on that date. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary.

Purposes and Effects of the Merger (page 24)

          The principal purposes of the merger are to enable Humana to acquire all of the outstanding shares of our common stock and to provide our shareholders with the opportunity to receive a cash payment for their shares at a premium over the market prices at which our common stock traded before the public announcement of the merger agreement. If the merger is completed, each share of our common stock will be converted into the right to receive $6.20 in cash.

          Following completion of the merger, we will become an indirect wholly owned subsidiary of Humana and our common stock will be delisted from the New York Stock Exchange, or NYSE, will no longer be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Effects of the Merger Not Being Completed (page 24)

          If the merger is not completed for any reason, our shareholders will not receive the merger consideration. Instead, we will remain a public company and shares of our common stock will continue to be listed on the NYSE. If the merger is not completed, we do not expect to be able to continue to conduct our business in a manner similar to the manner in which it is presently conducted. A.M. Best Company, or A.M. Best, a financial strength rating agency, has announced that, if the merger is not completed, A.M. Best will reduce Kanawha’s financial strength rating. If Kanawha’s rating is reduced, we would likely be precluded from participating in certain markets that are key to our growth plans and financial prospects under our current business strategy, our competitive position in the insurance industry would likely suffer, we would likely lose customers, our cost of borrowing would likely increase, our sales and earnings would likely decrease and our results of operations and financial condition would likely be materially adversely affected. To address these risks, we would likely need to materially change our business strategy, and there can be no assurances that acceptable alternatives exist or could be implemented. In such event, the value of shares of our common stock would continue to be subject to risks and opportunities, including the various factors described in our past filings with the SEC, in particular the risks associated with A.M. Best’s financial strength rating of Kanawha, the condition of the insurance industry and prevailing economic and market conditions.

          If the merger is not completed, our common stock may trade at or below levels at which it traded prior to the announcement of the merger due to adverse market reaction. If the merger is not completed, there can be no assurance that any other transaction similar to the merger would be available to us. Even if such a transaction were available, there can be no assurance that such a transaction would be acceptable to our board of directors and would offer our shareholders the opportunity to receive a cash payment for their shares of our common stock at a premium over the market prices at which our common stock traded before the public announcement of any such transaction.

What You Will Receive in the Merger (page 40)

          If the merger is completed, each outstanding share of our common stock will be converted into the right to receive $6.20 in cash. You will receive the per share amount of $6.20 in cash in respect of each of your shares of our common stock after you remit your stock certificate(s) evidencing your shares of our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after completion of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions of the letter of transmittal. If your shares of our common stock are held in street name by your broker, you will receive instructions from your broker as to how to surrender your street name shares and receive cash for those shares.

Our Stock Options and Restricted Shares (page 40)

          Each outstanding option to purchase shares of our common stock has an exercise price per share that is greater than $6.20, and will be canceled without consideration at the effective time of the merger. Each outstanding restricted share of our common stock will be vested immediately prior to the effective time of the merger and will be eligible to receive the $6.20 per share merger consideration.

Recommendation of Our Board of Directors (page 25)

          Our board of directors has determined that the merger agreement and the merger are fair to and in the best interests of us and our shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary.

Opinion of Financial Advisor (page 27)

          Keefe, Bruyette & Woods, Inc., or KBW, acted as our financial advisor in connection with the merger. On September 7, 2007, KBW delivered its oral opinion to the board of directors, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW, the consideration to be received by our shareholders in the merger was fair, from a financial point of view, to such holders.

          The full text of the written opinion of KBW, dated as of September 7, 2007, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW, is attached as Annex B to this proxy statement. KBW provided its opinion solely for the use and benefit of the board of directors in connection with its consideration of the merger. The KBW opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger or any other matter.

Merger Agreement (page 39)

          A copy of the merger agreement is attached to this proxy statement as Annex A and a summary of the merger agreement is provided under the caption “The Merger Agreement” in this proxy statement. You are encouraged to carefully read the merger agreement as it is the legal document that contains the terms and conditions of the merger.

Non-Solicitation (page 46)

          The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a takeover proposal as described in “The Merger Agreement — Covenants and Agreements — Other Offers.” Notwithstanding these restrictions, under limited circumstances, prior to receiving shareholder approval of the merger agreement, (1) we may respond to and negotiate an unsolicited acquisition proposal or (2) we may terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, subject to paying Humana a termination fee of $4,820,000 and reimbursing up to $500,000 of Humana’s reasonable out-of-pocket merger-related expenses.

Conditions to Completion of the Merger (page 47)

          The respective obligations of each of the parties to complete the merger are subject to the satisfaction or waiver of a number of conditions, including, among other things, the following:

•	approval of the merger agreement by our shareholders; and

•

all required governmental filings, registrations, consents and approvals will have been filed, satisfied or obtained, including the approval of the South Carolina Department of Insurance and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act.

          The obligation of Humana and Merger Sub to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including, among other things, the following:

•

certain of our representations (for example as to the valid existence of KMG and its subsidiaries and as to the valid authorization, execution and delivery of the merger agreement and its enforceability against us) shall be true and correct except for de minimus inaccuracies as of the closing date of the merger;

•

all of our other representations and warranties shall be true and correct as of the closing date of the merger, except where the failure to be true and correct does not have and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on us;

•

we shall have performed and complied, in all material respects, with all of our obligations and covenants required to be performed or complied with under the merger agreement, at or prior to the closing date of the merger; and

•	no circumstances constituting a material adverse effect on us shall have occurred and continue to exist on the closing date of the merger.

          Our obligation to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including, among other things, the following:

•	all of Humana’s representations and warranties shall be true and correct in all material respects; and

•

Humana shall have performed and complied, in all material respects, with all of its obligations and covenants required to be performed or complied with under the merger agreement, at or prior to the closing date of the merger.

          We can give no assurance that the conditions to the merger will be either satisfied or waived.

Termination of the Merger Agreement (page 48)

          The merger agreement may be terminated under certain circumstances, including, among other things, the following:

•	by the mutual written consent of us and Humana;

•

by either us or Humana, if the merger is not completed by March 31, 2008 (or, if the sole remaining closing condition at March 31, 2008, is receipt of the required approval of the South Carolina Department of Insurance, then May 31, 2008); or a party breaches or fails to perform its representations, warranties, covenants or agreements, such that the closing conditions to effect the merger would not be satisfied; a law, injunction, judgment or ruling by any governmental authority enjoins or prohibits the merger or makes the merger illegal and becomes final and nonappealable; or the approval of the merger agreement by our shareholders is not obtained at the special meeting;

•

by Humana, if our board of directors fails to call a special meeting of our shareholders or fails to recommend, or changes its recommendation for, approval of the merger agreement at the special meeting, or if our board of directors approves or recommends an alternative acquisition proposal, or if we violate the provisions in the merger agreement limiting changes of our board of directors’ recommendation that shareholders approve the merger agreement or prohibiting the solicitation of an alternative acquisition proposal; or

•

by us, prior to the approval of the merger agreement by our shareholders, in order to enter into a superior proposal (as described under “The Merger Agreement — Covenants and Agreements — Other Offers”).

Termination Fee and Termination Expenses (page 49)

          We have agreed to pay Humana a termination fee of $4,820,000 and to reimburse Humana for up to $500,000 of its out-of-pocket fees and expenses reasonably incurred in connection with the merger in the event that the merger agreement is terminated under certain circumstances, including among others, the following:

•

if Humana terminates the merger agreement because our board of directors fails to call a special meeting of our shareholders or fails to recommend, or changes its recommendation for, approval of the merger agreement at the special meeting;

•	if we terminate the merger agreement to enter into an agreement relating to a superior proposal (as described under “The Merger Agreement — Covenants and Agreements — Other Offers”); or

•

if either party terminates the merger agreement because our shareholders failed to approve the merger agreement at the special meeting, and we execute a definitive agreement with respect to an acquisition proposal within 12 months of the termination of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 33)

          You should be aware that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our other shareholders. Our board of directors and a special committee of our disinterested, non-management directors were aware of these interests and considered them, among other matters, in unanimously adopting and approving the merger agreement and the transactions contemplated by the merger agreement. Among other things, these interests included:

•

Certain of our directors and all of our executive officers hold restricted shares of our common stock that will automatically vest immediately prior to completion of the merger and such restricted shares will be treated in the merger in the same manner as our shares of common stock.

•	Our directors and executive officers will be entitled, under certain circumstances, to indemnification by the surviving corporation and the benefit of directors’ and officers’ insurance coverage.

•

To induce Humana to execute the merger agreement, certain of our executive officers executed new employment agreements with us. Such executives’ current employment agreements with us will remain in full force and effect until the closing of the merger. At the effective time of the merger, the executives’ current employment agreements will terminate and the new employment agreements will govern the executives’ employment with us from and after the effective time of the merger.

Merger Financing (page 36)

          Humana has represented in the merger agreement that it has sufficient cash, marketable securities and borrowing capacity under its committed credit facilities to complete the merger and the transactions contemplated by the merger agreement. The receipt of financing by Humana is not a condition to the obligations of either party to complete the merger under the terms of the merger agreement.

Market Price and Dividend Data (page 11)

          Shares of our common stock are listed on the NYSE. For a description of the market price and the payment of dividends, please see “Market Price Data and Dividend Information.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE SPECIAL MEETING

          The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of our common stock in deciding how to vote. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving these materials?

A:

In order to complete the merger, our shareholders must approve the merger agreement. Under the VSCA, in order for the merger agreement to be approved, it must receive the affirmative votes of more than two-thirds of the outstanding shares of our common stock entitled to vote.

This proxy statement contains important information about the proposed merger, the merger agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

For a more complete description of the special meeting, see “The Special Meeting of Shareholders.”

Your vote is very important. You are encouraged to vote as soon as possible.

Q:	What will KMG’s shareholders receive in the merger?

A:	If the proposed merger is completed, at the effective time of the merger, our shareholders will be entitled to receive $6.20 in cash for each share of our common stock they own.

For a more complete description of what our shareholders will receive in the merger, see “The Merger Agreement — Merger Consideration.”

Q:	What will happen in the proposed merger to options to purchase our common stock and restricted shares of our common stock?

A:

Each outstanding option to purchase shares of our common stock has an exercise price per share greater than $6.20 and will be canceled without consideration at the effective time of the merger. Each outstanding restricted share of our common stock will be vested immediately prior to the effective time of the merger and will be eligible to receive the $6.20 per share merger consideration.

Q:	Will the merger be taxable to me?

A:

The exchange of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the shareholder’s adjusted tax basis in shares of our common stock and the amount of cash ($6.20 per share) payable for the shares in the merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	After the merger is completed, how will I receive the cash for my shares?

A:

As soon as reasonably practicable after the merger is completed, you will receive written instructions from the paying agent appointed in the merger agreement on how to exchange your common stock certificates for the per share amount of $6.20 in cash. You will receive cash for your shares from the paying agent after you comply with these instructions.

If your shares of our common stock are held in street name by your broker, you will receive instructions from your broker as to how to surrender your street name shares and receive cash for those shares.

Q:	Should KMG’s shareholders send in their common stock certificates now?

A:

No. After the merger is completed, you will receive written instructions from the paying agent on how to exchange your common stock certificates for the per share amount of $6.20 in cash. Please do not send in your common stock certificates with your proxy card.

Q:	What conditions are required to be fulfilled to complete the merger?

A:

We and Humana are not required to complete the merger unless specified conditions in the merger agreement are satisfied or waived. These conditions include approval of the merger agreement by our shareholders and the receipt of required government and regulatory approvals. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	What government and regulatory approvals are required?

A:

State insurance laws generally require that, prior to the acquisition of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile. Accordingly, Humana has made the necessary applications with the South Carolina Department of Insurance, which is the state of domicile of our principal operating subsidiary, Kanawha.

The merger is also subject to U.S. antitrust laws. We and Humana have separately filed the required notifications under the HSR Act with both the Antitrust Division of the Department of Justice and the Federal Trade Commission, which are referred to as the Antitrust Division and the FTC, respectively. On October 5, 2007, the FTC and the Antitrust Division granted early termination of the statutory waiting period under the HSR Act. The Antitrust Division or the FTC, as well as any state attorney general or private person, may challenge the merger at any time before or after its completion.

For more information on the government and regulatory approvals required for completion of the merger, see “The Merger — Regulatory Matters.”

Q:	When do KMG and Humana expect the merger to be completed?

A:

We and Humana are working to complete the merger as expeditiously as practicable. We currently expect the merger to be completed late in the fourth calendar quarter of 2007 or in the first calendar quarter of 2008. However, we cannot predict the exact timing of the completion of the merger because it is subject to governmental and regulatory approvals and other conditions. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Are KMG’s shareholders entitled to appraisal rights?

A:

No. Under the VSCA, holders of our common stock are not entitled to dissenters’ appraisal rights in connection with the merger, and neither we nor Humana will independently provide holders of our common stock with any such rights.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on November 16, 2007, at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of our common stock as of the close of business on October 12, 2007, are entitled to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournment, postponement or continuation of the special meeting unless a new record date is set for any such adjournment, postponement or continuation.

On the record date for the special meeting, 22,215,949 shares of our common stock were issued and outstanding and held by approximately 601 holders of record.

Q:	If my shares are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without instructions, your shares will not be voted and your failure to provide instructions will have the same effect as a vote against the proposal to approve the merger agreement.

Q:	What happens if I sell my shares of KMG common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share amount of $6.20 in cash to the person to whom you transfer your shares, so long as such person owns the shares of our common stock when the merger is completed.

Q:	How will I know the merger has occurred?

A:	If the merger occurs, we and Humana will promptly make a public announcement of this fact.

Q:	What should KMG’s shareholders do now in order to vote on the merger agreement being considered at the special meeting?

A:

If you are a holder of our common stock, you may submit your vote for or against the merger agreement being considered at the special meeting in person or by proxy. You may vote by proxy by marking, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

Shareholders who hold such shares through a broker, bank or other nominee must follow the instructions on the proxy form supplied by their broker, bank or other nominee, which may provide for voting by telephone or via the Internet.

All shares entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as our board of directors recommends and therefore “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary.

Q:	May I vote in person?

A:

Yes. If your shares of our common stock are not held in street name by a broker, bank or other nominee, you may attend the special meeting of our shareholders and vote your shares in person, rather than by marking, signing, dating and returning your proxy card. If you wish to vote in person and your shares are held by a broker, bank or other nominee, you need to obtain a proxy from the broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy or by voting by ballot at the special meeting. Simply attending the special meeting without voting will not revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please mark, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Mr. Scott H. DeLong III, our Senior Vice President and Chief Financial Officer, at the address or telephone number below:

KMG America Corporation
12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota 55343
Attention: Scott H. DeLong III
Telephone: (952) 930-4804

FORWARD-LOOKING INFORMATION

          This proxy statement contains statements that are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to the expected timing, completion and effects of the proposed merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. Due to known and unknown risks, actual results may differ materially from expectations or projections. We do not undertake any obligations to update any forward-looking statement, whether written or oral, relating to matters discussed in this proxy statement.

          The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: our shareholders may not approve the merger agreement and the transactions contemplated by the merger agreement at the special meeting of shareholders; the parties may be unable to obtain governmental and regulatory approvals required for the merger; required governmental or regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; and other factors that may be referred to in our reports filed with or furnished to the SEC from time to time. There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect future events. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on the forward-looking statements.

MARKET PRICE DATA AND DIVIDEND INFORMATION

          Our common stock is listed and traded on the NYSE under the symbol “KMA.” The following table sets forth, for the periods indicated, the high and low per share price of our common stock as quoted on the NYSE and the dividends per share declared during such period:

	Price Range		Cash

	High	Low	Dividend Per Share (1)

2005
First quarter	$11.30	$9.24	$0.00
Second quarter	$10.40	$8.70	$0.00
Third quarter	$10.39	$7.84	$0.00
Fourth quarter	$9.18	$7.91	$0.00
2006
First quarter	$10.70	$7.60	$0.00
Second quarter	$9.42	$7.85	$0.00
Third quarter	$8.80	$6.36	$0.00
Fourth quarter	$9.73	$6.92	$0.00
2007
First quarter	$10.06	$3.01	$0.00
Second quarter	$5.70	$4.42	$0.00
Third quarter	$5.92	$2.97	$0.00
Fourth quarter (through October 12, 2007)	$6.10	$5.88	$0.00

(1)

The merger agreement provides that, during the period from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, we shall not declare or pay any dividends on any of our capital stock without Humana’s prior written consent.

          The following table sets forth the closing sale price per share of our common stock as quoted on the NYSE on September 7, 2007, the last trading day before the public announcement of the merger and October 12, 2007, the latest practicable trading day before the date of this proxy statement:

KMG Common Stock

September 7, 2007	$3.49
October 12, 2007	$6.07

          If the merger is completed, our common stock will be delisted from the NYSE and our common stock will be deregistered under the Exchange Act.

THE SPECIAL MEETING OF SHAREHOLDERS

          We are furnishing this proxy statement to holders of our common stock as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time and Place

          We will hold the special meeting of shareholders of KMG America Corporation at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on November 16, 2007, at 10:00 a.m., local time.

Purpose of Special Meeting

          The special meeting will be held for the following purposes:

•	to consider and vote on the proposal to approve the merger agreement;

•	to consider and vote upon the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary; and

•	to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

          After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of us and our shareholders. Accordingly, our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary.

Record Date; Shares Entitled to Vote; Quorum

          Only holders of record of shares of our common stock at the close of business on October 12, 2007, the record date for the special meeting, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each share of our common stock owned of record as of the close of business on the record date. On the record date, 22,215,949 shares of our common stock were issued and outstanding and held by approximately 601 holders of record. A quorum exists if at least a majority of our issued and outstanding shares of common stock on the record date are present at the special meeting in person or by proxy. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained and broker non-votes, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

          If you hold your shares in an account in street name with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for the purposes of determining the presence of a quorum, but will not be voted on the merger proposal and the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares of our common stock in street name, you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Required Votes

          Under the VSCA, in order for the merger agreement to be approved, it must receive the affirmative vote of more than two-thirds of the outstanding shares of our common stock. In order for the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary to be approved, it must receive the affirmative vote of at least a majority of the votes cast by holders of our common stock present in person or by proxy at the special meeting, provided that a quorum is present. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares are referred to as “broker non-votes.” Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement but will have no effect on the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary.

Postponements and Adjournments

          The special meeting may be postponed or adjourned for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the special meeting, whether or not there is a quorum. Any proposal to postpone or adjourn the special meeting may be made without prior notice, including by an announcement made at the special meeting, by the chairman of the special meeting in his sole discretion. If a proposal for adjournment is properly presented to the shareholders at the special meeting, or any postponement or adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such adjournment. The persons named as proxies will not, however, have discretion to vote in favor of any adjournment as to any shares of common stock that have been voted against the merger proposal or the adjournment proposal.

Voting by Our Directors and Executive Officers

          On the record date, our directors and executive officers and their affiliates beneficially owned and were entitled to vote 731,020 outstanding shares of our common stock, representing approximately 3.3% of the shares of our common stock outstanding on that date. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement if necessary.

Voting of Proxies

          Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person or by marking, signing and dating the enclosed proxy card and mailing it in the enclosed postage-prepaid envelope. Shareholders who hold such shares through a broker, bank or other nominee must follow the instructions on the proxy form supplied by their broker, bank or other nominee, which may provide for voting by telephone or via the Internet.

          All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies if necessary.

          Shares of our common stock represented at the special meeting but not voted, including broker non-votes, and shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business.

          Only shares affirmatively voted “FOR” the approval of the merger agreement will be counted as favorable votes for that proposal.

          We do not expect that any matter other than those described in this proxy statement will come before the special meeting. If any other matters are properly brought before the special meeting for action, however, we intend that the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment.

These matters may include an adjournment or postponement of the special meeting from time to time if our board of directors so determines, except that proxies that are voted against the merger proposal or the adjournment proposal may not be voted by the persons named on the enclosed proxy card for an adjournment or postponement of the special meeting. If any adjournment or postponement is made, we may solicit additional proxies during the adjournment or postponement period.

          Your vote is important. Please return your marked proxy card so your shares can be represented, even if you plan to attend the special meeting in person.

Revocability of Proxies

          The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by (1) filing a written notice with our Secretary or the acting Secretary of the special meeting stating that the shareholder would like to revoke his proxy, (2) submitting a duly executed proxy to our Secretary bearing a later date or (3) appearing at the special meeting and giving oral notice to the presiding officer during the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions.

Solicitation of Proxies

          Our proxy solicitation firm, The Altman Group, Inc., may solicit proxies in person or by telephone, fax or other means. We will pay The Altman Group, Inc. a fee of $7,500, plus reasonable expenses, for its services. We will also pay all other reasonable expenses for solicitation. In addition, proxies may be solicited by our directors and named executive officers, without additional remuneration, in person or by telephone, fax or other means.

          You should send in your proxy by mail without delay. If you hold shares of our common stock through a broker, bank or other nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting by telephone or through the Internet. We will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

          You should not send your stock certificate(s) evidencing your shares of our common stock with your proxy. As soon as reasonably practicable after completion of the merger, a letter of transmittal with written instructions for the surrender of stock certificates will be mailed to holders of shares of our common stock. If your shares of our common stock are held in street name by your broker, you will receive instructions from your broker as to how to surrender your street name shares and receive cash for those shares.

THE COMPANIES

KMG America Corporation

12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota 55343
(952) 930-4802

          KMG is a Virginia corporation engaged through its principal operating subsidiary, Kanawha, in the business of marketing, underwriting and distributing individual and group life, health and disability insurance, long-term care insurance and other insurance products in the United States.

Humana Inc.

500 West Main Street
Louisville, Kentucky 40202
(502) 580-3699

          Humana is a Delaware corporation and one of the nation’s largest publicly traded health benefits companies. Humana’s principal business activities are providing coordinated health insurance coverage and related services through a variety of traditional and consumer-choice plans for government-sponsored programs, employer groups and individuals.

Hum VM, Inc.

500 West Main Street
Louisville, Kentucky 40202
(502) 580-3699

          Hum VM is a Virginia corporation and is a wholly owned subsidiary of Humana formed for the sole purpose of effecting the merger. Hum VM has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

THE MERGER

          The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger.

Background of the Merger

          Since early 2005, we believed that A.M. Best was concerned about the performance of the long-term care insurance industry generally. In June 2005, we announced that we had decided to exit the long-term care insurance business by selling our in-house agency that distributed senior market insurance products, ceasing to actively underwrite long-term care insurance and allowing our existing block of in force long-term care insurance policies to runoff, which was expected to occur gradually. Significant factors that contributed to our decision to exit the long-term care insurance business included lower sales than expected, a lack of strategic fit with our strategy of focusing on worksite marketing of life and health insurance products and concern about A.M. Best’s view of the long-term care insurance industry.

          By September 2006, we began to be concerned that A.M. Best might decrease Kanawha’s financial strength rating or outlook at some point in the near future because we believed A.M. Best was increasingly concerned about the performance of the long-term care insurance industry generally and might view our significant long-term care block of policies negatively, even though we had discontinued actively selling long-term care policies and our long-term care policies were performing at an acceptable level. At that time, Kanawha was rated A-, with a stable outlook, by A.M. Best. There was no definitive indication that A.M. Best was considering a reduction of Kanawha’s rating or outlook, and we believed the possibility of a reduction was small. However, we also believed that such a reduction could have a material adverse effect on our results of operations and financial condition. Accordingly, our board of directors directed management to study the risks and likelihood of a financial strength rating or outlook reduction and to evaluate our alternatives to minimize those risks.

          From September 2006 through March 2007, our board of directors and management met 12 times, in person or telephonically, to discuss the risks of a potential financial strength rating or outlook reduction and our evaluation of alternatives to minimize those risks. We believed that, if our rating or outlook was reduced, our competitive position in the insurance industry would likely suffer, we would likely lose customers, our cost of borrowing would likely increase, our sales and earnings would likely decrease and our results of operations and financial condition would likely be materially adversely affected. We believed that a reduction in Kanawha’s rating or outlook could have a significant adverse impact on our core group products, and that we might not be able to compete in certain key markets, which could require changes to our business strategy and operations that could have a material adverse effect on our results of operations and financial condition. We believed that a minimum A.M. Best rating of A- was generally required to participate in the group life and disability and stop loss insurance markets and, if Kanawha’s rating or outlook was reduced, we likely would be precluded from participating in those markets, which are key components of our growth strategy and financial performance.

          During this process, Hunton & Williams LLP, our independent legal counsel, advised the board of directors regarding their fiduciary duties and other legal obligations under Virginia law and the Federal securities laws when considering significant decisions including a potential change of control transaction and other strategic alternatives.

          At the direction of our board of directors, we evaluated several investment banking firms. On October 11, 2006, in connection with our process of evaluating the risks of a potential financial strength rating or outlook reduction and alternatives to minimize those risks, we engaged KBW to render financial advisory and investment banking services in connection with the possible sale of KMG or an equity interest in KMG to another corporation or other business entity. KBW contacted potential investors on a no-name-basis to gauge the market’s interest in a possible equity investment in, or acquisition of, KMG. From October 2006 through March 2007, KBW contacted 82 potential financial and strategic investors, 14 of whom expressed an interest in a transaction with us, executed confidentiality agreements and received preliminary due diligence materials, and another eight of whom (including Humana) had not responded or were still considering whether to execute confidentiality agreements and commence preliminary due diligence. In February 2007, management began meeting with potential investors regarding their possible interest in a transaction with us.

          During this process, management met with representatives of A.M. Best as part of A.M. Best’s annual review of Kanawha’s financial strength rating. A.M. Best indicated that it was concerned about the long-term care insurance industry generally and it viewed our long-term care block of policies negatively, even though we had discontinued actively selling long-term care policies beginning in January 2006 and our long-term care policies were performing at an acceptable level. Further, A.M. Best indicated that it was concerned that Kanawha had reported losses on its financial statements prepared in accordance with statutory accounting policies, or SAP, for the past several years and that we had projected such losses would continue, albeit on a declining basis, in the near future, even though we had historically reported positive earnings on our consolidated financial statements prepared in accordance with generally accepted accounting policies, or GAAP.

          Management and our board of directors discussed an analysis of our future financial performance in the event that Kanawha’s A.M. Best financial strength rating was reduced to B++. Our board of directors discussed with management and KBW alternatives for reducing the risk of a financial strength rating or outlook reduction, including, among other things, potential capital raising alternatives, such as issuing debt or trust preferred securities, or potentially selling our third-party administration business. With input from an independent consultant, they discussed the possibility of selling our long-term care block of insurance policies, but we believed it was unlikely the block could be sold at a price at or near full value given the difficult conditions that existed in the long-term care industry and that any benefit from such a sale likely would not offset the corresponding loss in earnings on our consolidated GAAP financial statements that would result from the sale. In addition, they discussed a significant capital investment in KMG by a company in the insurance industry with a relatively high financial strength rating (either a minority or majority position), a significant capital investment in KMG by a non-insurance industry company (either a minority or majority position) or the sale of KMG.

          In the fourth quarter of 2006 and the first quarter of 2007, we worked to achieve certain objectives that we believed would be most likely to influence A.M. Best’s decision whether to reduce Kanawha’s financial strength rating or outlook. Those objectives included: targets for operating earnings under both GAAP and SAP; targets for capital adequacy ratios; targets for new sales; performance of the long-term care insurance block; and achieving a stable stock price to maintain our ability to raise additional equity capital.

          Because of our positive operating performance during the second half of 2006, including the profitable results our long-term care portfolio reported in our third and fourth quarter 2006 consolidated GAAP financial statements, and because of the completion of our $35 million offering of trust preferred securities on March 22, 2007, we were optimistic that A.M. Best would not reduce Kanawha’s rating or outlook, which would reduce the need for us to pursue strategic alternatives.

          On March 29, 2007, A.M. Best, following its annual review of Kanawha, affirmed Kanawha’s financial strength rating of A-, but revised its outlook from “stable” to “negative.” A.M. Best cited as major factors in its decision our concentration in long-term care and stop loss business and the challenges we face in building our group and voluntary business. A.M. Best also referenced Kanawha’s historical operating losses under SAP. We issued a press release publicly disclosing that A.M. Best’s revised outlook might necessitate a material change in our business strategy and approach to the worksite insurance market. We announced our intention to complete a review of the consequences of A.M. Best’s actions and possible steps we could take in response to the revised outlook, including, among other things, actions that might restore an A- rating with a “stable” outlook. We also announced that we were no longer comfortable with our earnings guidance for 2007. On the day of this announcement, the closing price per share of our common stock fell from $8.67 the day before the announcement to $4.87 the day of the announcement, or approximately 44%.

          On May 3, 2007, our board of directors and management met in person to receive an update regarding, and further discuss, the impact of our outlook reduction by A.M. Best, our analysis of the risks of a further financial strength rating or outlook reduction and our evaluation of alternatives to minimize those risks. The board of directors discussed the merits of forming a special committee of disinterested and independent directors in the event a potential transaction created a potential conflict of interest for any of the management directors. The directors noted that members of management could have interests in a potential transaction that were different from or in addition to their interests as shareholders of us due to, among other things, their potential employment and compensation arrangements with a potential acquiror. Following such discussion, the board of directors unanimously concluded, because certain of the financial and strategic alternatives being evaluated might involve transactions in which management directors could have such a conflict of interest, to establish a special committee comprised of our four non-management directors, each of whom was deemed to be disinterested and independent, to evaluate possible financial and strategic alternatives available to us, and to recommend to the board of directors a course of action that the special committee believed to be in the best interest of us and our shareholders. The special committee was given full authority to retain such financial, legal and other advisors to assist it in carrying out its duties as it deemed appropriate. The board of directors did not conclude that a conflict of interest involving any directors or officers existed at that time.

          On May 7, 2007, we issued a press release announcing $6 million, or $0.17 per diluted share, of higher than expected stop loss claims and increased reserves. We announced that in order to address the current imbalance toward stop loss insurance products in our overall new sales mix, we had restructured our sales incentive compensation plan for our sales organization with increased incentives for sales of core group life/disability and voluntary benefit products. Additionally, we limited new sales of stop loss insurance products by means of more conservative pricing and a requirement that sales of stop loss insurance be packaged with other products. In the same press release, we announced that our board of directors was evaluating strategic alternatives, including the possible sale of KMG, and that we had engaged KBW to advise us in connection with such process.

          On May 11, 2007, the special committee of our board of directors held a telephonic meeting. The special committee discussed its role in the process of evaluating financial and strategic alternatives for us, including a possible sale or merger with another entity. The special committee determined to engage Faegre & Benson LLP as independent legal counsel to the special committee. The special committee received advice from Faegre & Benson regarding the special committee engaging an independent financial advisor. The special committee agreed that, because of its familiarity with KMG and its role in the process, KBW was in the best position to advise the special committee and, if appropriate, opine as to the fairness of the consideration to be received by our shareholders in any transaction. The special committee determined that KBW should take directions from and report to the special committee and that the special committee would have direct access to KBW and all of the information generated by KBW in regards to evaluating financial and strategic alternatives.

          From and after May 13, 2007, our management met in person or telephonically with 10 potential investors, and our electronic data room was made available to and accessed by 11 potential investors.

          On May 14, 2007, the special committee of our board of directors held a telephonic meeting. KBW reported that since its retention by us on October 11, 2006, it had approached over 100 potential investors, including life and health insurance companies, property and casualty insurance companies, banks, private equity firms and European insurers and banks. KBW noted more than 30 parties had signed confidentiality agreements and received preliminary due diligence materials. The special committee, management and KBW noted that there likely were potential investors that had previously indicated that they would not be interested in an equity investment or acquisition transaction that might now be interested given the significant decrease in our stock price following A.M. Best’s decision to lower its outlook on Kanawha’s financial strength rating. The special committee concluded that, in light of those developments, KBW should contact those potential investors again and other potential investors and request initial non-binding indications of interest.

          On May 19, 2007, Humana and KMG entered into a confidentiality agreement with respect to KMG’s confidential information to be given to Humana for due diligence in connection with a potential transaction and Humana was given access to our electronic dataroom.

          On May 25, 2007, the special committee of our board of directors held a telephonic meeting. The special committee, management and KBW discussed the results of our request for initial non-binding indications of interest from potential investors. They noted that several parties had declined to participate, that two potential investors had submitted preliminary and non-binding initial indications of interest and that three others, including Humana, were still considering submitting initial indications of interest. The two indications of interest proposed ranges from $5.80 to $6.73 per share and were subject to contingencies. The special committee concluded that we should permit the parties that submitted initial indications of interest to complete detailed due diligence and submit formal bids, including their proposed purchase price and comments on a proposed merger agreement, and should continue to encourage the three others, including Humana, to submit indications of interest as promptly as possible.

          On May 30, 2007, Humana provided us with an indication of interest with an aggregate purchase price range of $140 million to $150 million, which equated to a purchase price of $6.30 to $6.75 per share. Humana’s indication of interest was preliminary and non-binding and was subject to significant contingencies including satisfactory completion of a due diligence review of non-public information about us. Humana’s indication of interest was not made subject to a financing contingency.

          On June 4, 2007, we formally requested in writing that the three parties that submitted initial indications of interest, including Humana, submit formal bid proposals, including proposed purchase price and comments to our proposed merger agreement. Two other parties indicated to us that they were still considering submitting initial indications of interest at that time, but they ultimately did not do so.

          On June 8, 2007, Mr. Kenneth U. Kuk, our Chairman, President and Chief Executive Officer, Mr. Scott H. DeLong III, our Senior Vice President and Chief Financial Officer, and Mr. J. Peter J. Bang, a principal of KBW, met in person with Mr. Thomas J. Liston, Senior Vice President-Strategy and Corporate Development of Humana, and other representatives of Humana at our offices in Lancaster, South Carolina, to discuss Humana’s possible interest in a transaction with us.

          On June 14, 2007, we held a special telephonic board of directors meeting. Hunton & Williams made a presentation to the board of directors to remind them of their fiduciary duties and other legal obligations under Virginia law and the Federal securities laws when considering significant decisions including a change of control transaction and other strategic alternatives. Management and KBW provided the directors with an update on recent efforts in connection with the strategic alternatives review process. They advised the board of directors that the three potential bidders that submitted initial non-binding indications of interest (including Humana) had indicated that they remained interested in a potential transaction with us, and that Humana and another of those potential bidders had recently engaged in a significant due diligence review of non-public information about us. KBW discussed with our board of directors and management the strategic alternatives reasonably available to KMG. Hunton & Williams reviewed with the directors the draft merger agreement that potential bidders would be requested to revise with proposed changes as part of their bid submission.

          Following the special telephonic meeting of the board of directors, the special committee of our board of directors held a telephonic meeting. The special committee members and KBW further discussed the different strategic alternatives reasonably available to KMG. The special committee concluded that, based on such discussions and other relevant factors, pursuing bids from the three potential bidders that submitted initial indications of interest (including Humana) was the process most likely to yield the best result for our shareholders, and directed management and KBW to continue such process.

          On June 20, 2007, our management met in person with representatives of Humana at our offices in Lancaster, South Carolina, to discuss Humana’s due diligence and operational questions.

          On June 22, 2007, Mr. Kenneth U. Kuk, our Chairman, President and Chief Executive Officer, Mr. Paul F. Kraemer, our Senior Vice President, Sales, and Mr. Thomas J. Gibb, our Senior Vice President, Marketing, met with members of Humana’s management at Humana’s offices in Louisville, Kentucky, to discuss Humana’s due diligence and operational questions.

          On June 28, 2007, Humana submitted a non-binding bid, including a proposal letter and mark-up of the draft merger agreement. Humana’s proposal letter indicated an intention of paying an all-cash aggregate purchase price of $150 million, subject to adjustment based on, among other things, our transaction costs and expenses, our outstanding indebtedness and the results of Humana’s due diligence investigation of our long-term care and voluntary products businesses. Humana indicated that its proposal was not contingent on receiving financing to fund the acquisition.

          On June 28, 2007, we held a special in-person board of directors meeting. KBW and the board members discussed the fact that Humana had submitted a bid and that the two other potential bidders that had submitted initial indications of interest had indicated that they remained interested in exploring a potential transaction. Hunton & Williams, Faegre & Benson and KBW discussed with the board of directors and management the mark-up of the draft merger agreement, and accompanying proposal letter, submitted by Humana. They discussed possible responses to Humana’s proposal and noted questions regarding the structure of the purchase price payment in

Humana’s proposal. The board of directors’ questions focused on the ambiguity of the proposed $150 million purchase price, which was to be reduced by the amount of our transaction costs and our outstanding debt, and what that price would be on a per share basis.

          Following the special meeting of our board of directors, the special committee held an in-person meeting. The special committee members further discussed with KBW and Faegre & Benson the proposal letter and mark-up of the draft merger agreement submitted by Humana. The special committee discussed issues relating to the draft merger agreement mark-up, focusing on the purchase price, the extensive representations and warranties, the break-up fee and the closing conditions. The members of the special committee then discussed its response to Humana. The special committee members determined that KBW and management should contact Humana and express the special committee’s comments and questions regarding Humana’s proposal and request further clarification on the proposed purchase price and other items, and report back to the special committee following receipt of such clarification.

          On July 3, 2007, Humana provided us with a revised non-binding proposal letter and revised comments on the draft merger agreement, which provided that the purchase price would be $150 million, less our transaction expenses, and was subject to adjustment upon completion of Humana’s due diligence investigation, but would not be reduced for our outstanding indebtedness as previously proposed.

          On July 6, 2007, KBW spoke with Mr. William White, Director, Strategy and Corporate Development of Humana, regarding due diligence matters related to our long-term care block of insurance policies and our voluntary insurance business. Mr. White indicated that Humana was interested in beginning negotiation of the merger agreement.

          On July 12, 2007, we held a special telephonic board of directors meeting. Management and KBW provided an update to the board of directors on discussions with Humana. Management indicated that one matter Humana wanted to discuss was post-closing employment and compensation of management. Hunton & Williams discussed with our board of directors their fiduciary duties with regard to overseeing negotiations concerning a change of control transaction and management’s negotiations of their post-closing employment and compensation. The board of directors, management and KBW discussed that two other potential bidders had indicated an interest in continuing discussions of a potential transaction, but on terms less favorable and subject to contingencies that made consummation of a definitive agreement with such parties less likely than Humana’s proposal. The board of directors concluded that we should only pursue limited discussions with such parties as an alternative in the event we could not reach an agreement with Humana, because such discussions were not likely to result in a transaction more favorable to our shareholders than the transaction proposed by Humana.

          Between July 12 and July 20, 2007, James E. Nelson, Esq., Senior Vice President, General Counsel and Secretary of KMG, representatives of Hunton & Williams, Ralph M. Wilson, Esq., Vice President and Assistant General Counsel of Humana, and representatives of Greenebaum Doll & McDonald PLLC, legal advisor to Humana, (collectively, the “Legal Advisors”) negotiated certain terms of the merger agreement including, among other things, the impact of our transaction expenses on the purchase price being offered by Humana. During this time, Humana also continued its due diligence review of our non-public information. On July 20, 2007, Humana proposed a purchase price of $6.75 per share in cash for all shares of our common stock, subject to an adjustment upon completion of Humana’s investigation of due diligence matters, including our anticipated transactions costs.

          On July 20, 2007, the special committee of our board of directors held a telephonic meeting. Management and KBW discussed with the special committee a due diligence items and issues list, which had been provided to us by Humana, and the status of our responses. They noted that Humana’s proposed purchase price was still ambiguous because it was subject to adjustment upon completion of Humana’s investigation of due diligence matters, including our anticipated transaction costs. The special committee, management and KBW discussed the possible impact KMG’s estimated transaction costs could have on Humana’s proposed purchase price. The special committee directed that KBW would be involved in discussions with Humana regarding the estimated transaction costs, including any negotiations regarding executive compensation, Mr. Kuk’s employment contract and retention payments for certain members of our executive management team. The special committee directed management to engage our independent compensation consultant for the purpose of advising the special committee on matters involving management compensation, severance and retention payments relating to the proposed transaction.

          On July 23, 2007, the special committee of our board of directors held a telephonic meeting. The special committee, management and KBW discussed Humana’s ongoing due diligence investigation of our operations and assets. Hunton & Williams discussed with the special committee the status of negotiations with Humana on the draft merger agreement. They noted the matters still being negotiated including, among others, the impact of estimated transaction costs on Humana’s proposed purchase price, closing conditions, remedies of the parties and representations and warranties. The special committee, management and KBW discussed the estimated costs of severance payments, cash payments for vested restricted stock and estimated retention payments for our management and sales representatives, the impact these costs could have on Humana’s proposed purchase price and the risk that some of our management or sales employees might resign prior to completion of the proposed transaction.

          Between July 23 and July 25, 2007, we, Humana and the Legal Advisors continued to negotiate the terms of the draft merger agreement.

          On July 27, 2007, we held a special telephonic board of directors meeting. Management and KBW provided an update on recent discussions with Humana and the status of negotiations on the draft merger agreement with Humana. The board of directors, management and KBW discussed that several human resources matters needed to be resolved with Humana, but that Humana had not yet made a formal proposal regarding management employment and compensation and had not initiated any discussions regarding Mr. Kuk’s continued employment. Management and Hunton & Williams discussed with the board of directors the outstanding issues regarding the draft merger agreement, including the purchase price, the definition of a material adverse effect, transition of our employee benefit plans and questions resulting from Humana’s due diligence investigation of us.

          Between July 27 and August 2, 2007, the Legal Advisors exchanged revised drafts of the merger agreement, continued to negotiate the terms of the merger agreement and discussed issues relating to Humana’s due diligence review of us.

          On July 31 and August 1, 2007, Mr. Kuk and Mr. White, along with members of Humana’s human resources department, participated in conference calls to discuss issues related to employment and compensation arrangements with our management.

          On August 3, 2007, Humana provided us with initial term sheets for employment and compensation arrangements with Mr. Kraemer, Mr. Gibb and Mr. Paul P. Moore, our Senior Vice President, Sales. Mr. Kuk participated in a conference call with representatives of Humana to discuss the terms of those employment and compensation arrangements, but did not discuss the terms of his own employment agreement.

          On August 3, 2007, we held a regular in-person board of directors meeting. Hunton & Williams reminded the directors of their fiduciary duties under Virginia law and the board’s ability to rely on the special committee in evaluating a potential change of control transaction. Management and KBW provided the directors with an update on negotiations with Humana. They indicated that there were still several significant issues remaining, including, among other things, Humana’s position with respect to our current executive employment agreements, compensation issues relating to sales representatives and completion of its due diligence investigation of our properties. KBW discussed with our board of directors the current financial terms of the proposed merger. Hunton & Williams reviewed the terms of the proposed merger agreement with the directors. Hunton & Williams also noted that the parties were still negotiating several issues that could affect the merger agreement including, among other things, purchase price, executive employment agreements, the definition of a material adverse effect, the break-up fee, transition of our employee benefit plans, completion of Humana’s due diligence investigation and completion of our disclosure letter. Following the meeting of the board of directors, the special committee of our board of directors held a special in-person meeting and discussed, among other things, the current financial terms of the proposed merger.

          On August 7 and 8, 2007, the special committee of our board of directors held two telephonic meetings. The special committee, management and KBW discussed that Humana required that, before it would sign the merger agreement, certain of our executive officers must sign new employment agreements providing that upon the closing of the proposed transaction their existing employment agreements would terminate and new employment and compensation arrangements would become effective. They noted that the terms of those new employment and compensation arrangements would have to be agreed upon prior to signing a definitive merger agreement. They discussed whether or not incentive payments might be necessary to induce certain of our executives to terminate their employment agreements with us, as required by Humana. They noted that Humana had not yet made a proposal with respect to Mr. Kuk’s employment and compensation arrangements. The special committee discussed potential conflicts of interest involved in negotiating Mr. Kuk’s employment and compensation arrangements and the process for negotiating such arrangements. The special committee confirmed that KBW should be involved in discussions with Humana regarding Mr. Kuk’s employment and compensation arrangements. Faegre & Benson discussed with the special committee a summary of the existing employment agreement between Mr. Kuk and us.

          On August 8 and 9, 2007, Mr. Bang discussed the executive employment and compensation matters with Humana’s mergers and acquisitions and human resources staff. Humana’s representatives confirmed that it would insist on Mr. Kuk, Mr. Kraemer, Mr. Gibb, Mr. Moore and Mr. R. Dale Vaughan, President and Chief Operating Officer of Kanawha, each signing new employment agreements prior to Humana signing a definitive merger agreement, under which they would agree to the termination of their existing employment contracts upon closing of a merger and agree to the proposed new terms of employment, including reduced base salaries. Humana’s representatives provided a detailed proposal for Mr. Kuk’s employment and compensation arrangement, which included a base salary reduction and terms similar to the terms proposed earlier for Messrs. Kraemer, Moore and Gibb. Humana also provided us with revised proposed terms and conditions relating to the employment and compensation agreements for our executive officers.

          On August 9, 2007, the special committee of our board of directors held a telephonic meeting. The special committee, management and KBW discussed Humana’s employment proposal for Mr. Kuk. They also noted that Humana had not communicated any change in its offered purchase price. The special committee discussed with management and KBW the possible incentive payments being discussed with Humana that would likely be necessary to induce the executives to terminate their existing employment agreements and agree to new employment terms as required by Humana as a condition to it signing a definitive merger agreement.

          On August 10, 2007, the Legal Advisors participated in conference calls to negotiate various terms of the draft merger agreement and proposed executive employment agreements. The parties discussed, among other matters, the definition of “material adverse effect,” the treatment of transaction expenses, revisions to the covenants section of the draft merger agreement and the terms for special incentive and annual incentive payments under the proposed executive employment agreements. Subsequent to and based upon these discussions, Humana and its legal advisors provided us with revised versions of the proposed executive employment agreements.

          On August 12, 2007, Mr. Kuk participated in a call with Mr. Liston regarding certain due diligence matters, including our operating performance and deferred maintenance and other issues with respect to our properties in Lancaster, South Carolina. Mr. Liston indicated that Humana desired a reduction in the purchase price of approximately $10 million to account for such matters. We estimated that such a reduction would result in a per share purchase price of between $6.20 and $6.30. Mr. Liston also confirmed that Humana, prior to signing a definitive merger agreement, would require new employment agreements to be executed with Mr. Robert E. Matthews, Executive Vice President, Chief Financial Officer and Treasurer of Kanawha, in addition to Messrs. Kraemer, Moore, Vaughan, Gibb and Kuk.

          Between August 13 and 16, 2007, the parties continued to negotiate the terms of the draft merger agreement and the executive employment agreements.

          On August 16, 2007, we received a letter from the SEC with comments on our annual report on Form 10-K for the year ended December 31, 2006, which we had filed with the SEC on March 14, 2007.

          On August 17, 2007, we held a special telephonic board of directors meeting. The board of directors, management and KBW discussed the open issues related to merger negotiations with Humana. They noted that Humana indicated earlier that day that it was willing to pay $6.20 per share for our common stock. They noted that, since Humana’s initial purchase price offer, Humana had identified approximately $10 million worth of items that caused it to lower its proposed purchase price, including, among others, the estimated costs of transitioning our employee benefits plans and necessary property maintenance. Hunton & Williams reported on the status of negotiations of the draft merger agreement and executive employment agreements. Management and Hunton & Williams informed the board of directors about the SEC comment letter.

          From August 17, 2007 until August 23, 2007, the parties continued to negotiate and exchange drafts of the merger agreement and the executive employment agreements, including conversations and communications among KMG, KBW, Hunton & Williams, Mr. Kuk and his personal counsel, and Humana and its legal representatives. Among other things in the executive employment agreements, they discussed the vesting of restricted shares upon employment termination and non-solicitation and non-compete provisions. On August 21, 2007, we provided Humana with a copy of the SEC comment letter.

          On August 23, 2007, Humana’s board of directors met and approved Humana’s acquisition of us in accordance with the terms of the draft merger agreement, which included a purchase price of $6.20 per share for our common stock, subject to satisfactory resolution of the comments in the SEC comment letter, execution of the new executive management agreements and other matters consistent with the intent and purposes of the board’s resolutions. Following that meeting, Humana informed us of its board of directors’ action. Later that day, we held a special telephonic board of directors meeting at which our management reported the action taken by Humana’s board of directors earlier that day.

          On September 6, 2007, we received a letter from the SEC noting that it had completed its review of our 2006 annual report on Form 10-K and had no further comments. A copy of such letter was provided to Humana for its consideration.

          On September 7, 2007, Humana’s management concluded that it was satisfied with the resolution of the comments in the SEC comment letter and approved the acquisition of us in accordance with the terms of the draft merger agreement.

          On September 7, 2007, we held a special telephonic board of directors meeting. Hunton & Williams reminded the directors of their fiduciary duties under Virginia law and the board’s ability to rely on the special committee in evaluating a potential change of control transaction. Management reported that the comments in the SEC comment letter had been satisfactorily resolved and that Humana had approved the proposed merger agreement. KBW made a presentation to the board of directors regarding the fairness, from a financial point of view, of the consideration to be received by our shareholders in the proposed merger to such holders. Following the presentation, KBW delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW, the consideration to be received by our shareholders in the merger was fair, from a financial point of view, to our shareholders. For a discussion of KBW’s fairness opinion and final valuation analysis, please see “—Opinion of Financial Advisor.” Hunton & Williams reviewed the terms of the proposed merger agreement with the directors and noted the resolution of material matters including, among other things, purchase price, executive employment agreements, the definition of “material adverse effect,” the break-up fee, treatment of our defined benefit pension plan, completion of Humana’s due diligence investigation and completion of our disclosure letter. Hunton & Williams reviewed the terms of the proposed executive employment agreements to be executed by us and Messrs. Kuk, Gibb, Kraemer, Matthews, Moore and Vaughan concurrently with execution of the proposed merger agreement by us and Humana and as a condition to Humana’s execution thereof. Management and KBW reviewed the compensation component amounts and aggregate compensation amounts that each of those executives would receive following the closing of the proposed merger under the proposed executive employment agreements. Following the foregoing discussions, the board of directors adjourned the meeting so that the special committee could convene separately to discuss the merger agreement.

          Following the meeting of the board of directors, the special committee held a telephonic meeting and discussed the information and materials presented at the earlier meeting of the board of directors, including, among other things, the financial analyses and fairness opinion of KBW. At the request of the special committee, Mr. Nelson, KBW, Faegre & Benson and Hunton & Williams participated in the meeting and responded to questions about the proposed merger agreement and executive employment agreements from the members of the special committee. At the conclusion of its discussion, the special committee unanimously concluded that the proposed merger agreement and the transactions contemplated in the proposed merger agreement, including the executive employment agreements, were in the best interests of us and our shareholders and recommended that our board of directors approve the proposed merger agreement and the transactions contemplated in the proposed merger agreement, including the executive employment agreements.

          Following the special committee meeting, the board of directors reconvened the special telephonic board of directors meeting. The special committee presented to the board of directors its unanimous recommendation that the proposed merger agreement and the transactions contemplated in the proposed merger agreement, including the executive employment agreements, were in the best interests of us and our shareholders and that our board of directors approve the proposed merger agreement and the transactions contemplated in the proposed merger agreement, including the executive employment agreements. The directors discussed the special committee’s recommendation and the information and materials presented to the board of directors earlier in the meeting among themselves and with members of management, KBW, Hunton & Williams and Faegre & Benson. After considering, among other things, the factors described below under “—Recommendation of Our Board of Directors — Reasons for the Merger,” including the financial analyses and fairness opinion of KBW, the board of directors unanimously concluded that the proposed merger agreement and the transactions contemplated in the proposed merger agreement, including the executive employment agreements, were in the best interests of us and our shareholders, adopted resolutions authorizing the execution of the proposed merger agreement and recommended that our shareholders approve the merger agreement.

          On September 7, 2007, after the close of trading on the NYSE, we and Messrs. Kuk, Gibb, Kraemer, Matthews, Moore and Vaughan executed their new employment agreements. We and Humana executed the merger agreement and related agreements and issued a joint press release announcing execution of the merger agreement.

Purposes and Effects of the Merger; Consideration

          The principal purposes of the merger are to enable Humana to acquire all of the outstanding shares of our common stock and to provide our shareholders with the opportunity to receive a cash payment for their shares at a premium over the market prices at which our common stock traded before the public announcement of the merger agreement. The acquisition will be accomplished by a merger of Merger Sub with and into KMG, with KMG surviving the merger as a wholly owned subsidiary of Humana. If the merger is completed, each outstanding share of our common stock will be converted into the right to receive $6.20 in cash. You will receive the per share amount of $6.20 in cash after you remit your certificate(s) evidencing your shares of our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after completion of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions in the letter of transmittal. If your shares of our common stock are held in street name by your broker, you will receive instructions from your broker as to how to surrender your street name shares and receive cash for those shares.

          Each outstanding option to purchase shares of our common stock has an exercise price per share greater than $6.20 and will be canceled without consideration at the effective time of the merger. Each outstanding restricted share of our common stock will be vested immediately prior to the effective time of the merger and will be eligible to receive the $6.20 per share merger consideration.

          The merger will terminate all interests in our common stock held by our shareholders, we will become a wholly owned subsidiary of Humana and Humana will be the sole beneficiary of any earnings and growth of KMG following the merger. Upon completion of the merger, our common stock will be delisted from the NYSE, will no longer be publicly traded and will be deregistered under the Exchange Act.

Effects of the Merger Not Being Completed

          If the merger is not completed for any reason, our shareholders will not receive the merger consideration. Instead, we will remain a public company and shares of our common stock will continue to be listed on the NYSE. If the merger is not completed, we do not expect to be able to continue to conduct our business in a manner similar to the manner in which it is presently conducted. A.M. Best has announced that, if the merger is not completed, A.M. Best will reduce Kanawha’s financial strength rating. If Kanawha’s rating is reduced, we would likely be precluded from participating in certain markets that are key to our growth plans and financial prospects under our current business strategy, our competitive position in the insurance industry would likely suffer, we would likely lose customers, our cost of borrowing would likely increase, our sales and earnings would likely decrease and our results of operations and financial condition would likely be materially adversely affected. To address these risks, we would likely need to materially change our business strategy and there can be no assurances that acceptable alternatives exist or could be implemented. In such event, the value of shares of our common stock would continue to be subject to risks and opportunities, including the various factors described in our past filings with the SEC, in particular the risks associated with A.M. Best’s financial strength rating of Kanawha, the condition of the insurance industry and prevailing economic and market conditions.

          If the merger is not completed, our common stock may trade at or below levels at which it traded prior to the announcement of the merger due to adverse market reaction. If the merger is not completed, there can be no assurance that any other transaction similar to the merger would be available to us. Even if such a transaction were available, there can be no assurance that such transaction would be acceptable to our board of directors and would offer our shareholders the opportunity to receive a cash payment for their shares of our common stock at a premium over the market prices at which our common stock traded before the public announcement of any such transaction.

Recommendation of Our Board of Directors

          After careful consideration, our board of directors, by unanimous vote, has adopted the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of us and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement.

Reasons for the Merger

          Before reaching its decision to approve the merger agreement and to recommend approval of the merger agreement to our shareholders, our board of directors and the special committee consulted with our management, KBW, Hunton & Williams and Faegre & Benson. In addition, the board of directors received an oral opinion from KBW (subsequently confirmed in writing) that, as of the date of the opinion, the consideration to be received by our shareholders in the merger is fair, from a financial point of view, to our shareholders. In reaching its decision to recommend the merger agreement to our board of directors, the special committee of our board of directors considered a number of factors, including those described below. In reaching its decision to adopt the merger agreement and to recommend the approval of the merger agreement to our shareholders, our board of directors considered a number of factors, including the recommendation of the special committee and the following material factors that our board of directors viewed as supporting its decision to adopt the merger agreement and to recommend the approval of the merger agreement:

•

the current and historical market prices of our common stock and the fact that the cash consideration of $6.20 for each share of our common stock represented an approximate 36% premium over the average closing price of our common stock for the 60 trading days ending September 7, 2007;

•	our business, financial performance, competitive position and prospects, as well as the risks associated with achieving those prospects, many of which are beyond our control;

•

the increasingly competitive nature of the industry in which we operate and our relatively small size in comparison with our competitors, many of which are better capitalized, have higher financial strength ratings and have significantly greater resources;

•

the potential value that might result from other strategic alternatives available to us, including the alternative of remaining an independent public company, considering, in particular, the risk of financial strength rating or outlook reductions that could adversely impact our ability to compete in the group insurance market and the high costs associated with continuing to operate as a public company;

•

the fact that we solicited 106 entities over a seven-month period, and the other expressions of interest we received were all less favorable to us and our shareholders than the merger with Humana and were less likely to be consummated;

•

the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity and the perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and likelihood of accomplishing the goals of such alternatives, and the assessments of the special committee and the board of directors that none of such alternatives were reasonably likely to create greater value for our shareholders than the merger;

•

the fact that we have faced numerous challenges as a relatively small company in an industry that is dominated by large insurance companies that have significantly more capital and name recognition to compete in the markets in which we conduct business;

•	the fact that the merger consideration to be received by our shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our shareholders;

•

KBW’s financial analyses presented to our board of directors, including KBW’s opinion, dated September 7, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration provided for in the merger agreement;

•	the conditions to the closing of the merger, including the fact that the obligations of Humana under the merger agreement are not subject to a financing condition;

•

the terms of our right, prior to receiving shareholder approval of the merger, to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to our shareholders, from a financial point of view, than the merger;

•	the $6.20 in cash per share consideration to be received in the merger was determined through arm’s length negotiations between us and Humana;

•	the termination fee provision in the merger agreement, and a comparison of other provisions to precedent transactions; and

•

our relatively small market capitalization and low trading volume when compared to other NYSE-listed companies making the liquidity and certainty of value associated with the merger consideration attractive to our shareholders.

In the course of its deliberations, the board of directors and the special committee also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and that holders of our common stock will forgo any future increase in value that might result from our growth;

•

the risks and contingencies related to the announcement and pendency of the merger, including the impact on our ability to attract and retain employees, the diversion of management and employee attention and the potential effect such factors may have on our stock price;

•	the conditions to Humana’s obligation to complete the merger and the right of Humana to terminate the merger agreement under certain circumstances;

•

the amount of time it could take to complete the merger, including the risk that we and Humana might not receive the necessary regulatory approvals or clearances to complete the merger or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties’ compliance with burdensome terms or conditions;

•

the fact that under the terms of the merger agreement, we may not solicit other acquisition proposals and must pay to Humana a termination fee of $4,820,000 and reimburse Humana for its documented out-of-pocket fees and expenses reasonably incurred in connection with the merger (up to a maximum of $500,000) if the merger agreement is terminated under certain circumstances, which, in addition to being costly, could discourage third parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger;

•

the fact that, pursuant to the merger agreement, without Humana’s consent, we may not declare or pay any dividends on our common stock prior to the completion of the merger or the earlier termination of the merger agreement;

•	the fact that any gain realized by holders of our common stock as a result of the merger may be taxable; and

•

the fact that, pursuant to the merger agreement, without Humana’s consent, we must generally conduct our business in the ordinary course and the fact that we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

          In addition, the board of directors and special committee were aware of and considered the interests that certain directors and executive officers may have with respect to the merger that are different from, or are in addition to, their interests as our shareholders generally, as described in “— Interests of Our Directors and Executive Officers in the Merger.”

          The foregoing discussion of the information and factors considered by the board of directors and special committee includes material positive and potentially negative factors considered by the board of directors and special committee, but it is not intended to be exhaustive and may not include all of the factors the board of directors and special committee considered. In reaching their determinations to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the board of directors and special committee did not quantify or assign any relative or specific weights to the various factors that they considered in reaching their determination that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of us and the holders of our common stock. Rather, the determination and recommendation of the board of directors and special committee were based on an analysis of the totality of the information presented to, and the factors considered by, the board of directors and special committee. In addition, in considering the factors described above, individual members of the board of directors and special committee may have accorded greater or lesser relative importance to specific factors considered than did other members of the board of directors and special committee.

Opinion of Financial Advisor

          On October 11, 2006, in connection with our process of evaluating the risks of a potential financial strength rating or outlook reduction and alternatives to minimize those risks, we engaged KBW to render financial advisory and investment banking services in connection with the possible sale of KMG or an equity interest in KMG to another corporation or other business entity, which such engagement included, if requested by us, rendering an opinion as to the fairness, from a financial point of view, to our shareholders of the consideration offered in a transaction. We selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with us and our business. As part of its investment banking business, KBW is continually engaged in the valuation of insurance businesses and their securities in connection with mergers and acquisitions.

          On September 7, 2007, our board of directors held a meeting to evaluate the proposed merger with Humana. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) to our board of directors that, as of that date, the consideration to be received by our shareholders in the merger was fair, from a financial point of view, to our shareholders.

          The full text of KBW’s written opinion is attached as Annex B to this proxy statement and is incorporated in this proxy statement by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW.

          KBW’s opinion is solely for the use and benefit of our board of directors. It does not address the relative merits of the merger as compared to any alternative transactions that might exist for us or the effect of any other transaction in which we might engage and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed merger or any matter related thereto.

          In connection with its opinion, KBW reviewed and analyzed the merger and the financial and operating condition of us and Humana, including, among other things, the following:

•	a draft of the merger agreement, dated August 21, 2007;

•	our annual reports to shareholders and annual reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006;

•	the definitive final prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, dated December 15, 2004, relating to our initial public offering of shares;

•	certain interim reports to our shareholders and our quarterly reports on Form 10-Q and certain other communications from us to our shareholders;

•	Humana’s annual report to shareholders and annual report on Form 10-K for the years ended December 31, 2004, 2005 and 2006;

•

certain operating, financial and actuarial information relating to our business and prospects, including projections for the five years ending December 31, 2011, all as prepared and provided to KBW by our management; and

•	other financial information concerning the businesses and operations of us and Humana furnished to KBW by us for purposes of KBW’s analysis.

          KBW also held discussions with our senior management regarding our past and current business operations, regulatory relations, financial condition and future prospects and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following:

•	the historical and current financial position and results of operations of us and Humana;

•	the assets and liabilities of us and Humana;

•	the nature and terms of certain other merger transactions involving insurance companies and insurance holding companies;

•	publicly available financial data, stock market performance data and trading multiples of companies which KBW deemed generally comparable to us; and

•	such other studies and analyses as KBW considered appropriate.

          KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the insurance industry generally. KBW’s opinion is necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to it through the date thereof.

          In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not assume any responsibility for independently verifying the accuracy or completeness of any such information. KBW relied upon our management as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and assumed that such forecasts and projections reflected the best currently available estimates and judgment of management and that such forecasts and projections would be realized in the amounts and in the time periods currently estimated by management. KBW is not an expert in the independent verification of the adequacy of reserves for loss and loss adjustment expenses and assumed, with our consent, that the aggregate reserves for our loss and loss adjustment expenses are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals of the property of us or Humana, nor did it examine any of our individual underwriting files.

          KBW assumed, with our consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Humana or us. KBW further assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by KBW.

          The following is a summary of the material analyses presented by KBW to our board of directors on September 7, 2007, in connection with its review of the financial considerations of the merger. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to our board of directors, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather KBW made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment, after considering the results of all of its analyses taken as a whole. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of KBW’s financial analyses.

          Summary of Proposal. KBW reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of our common stock will be converted into the right to receive $6.20 in cash. The aggregate transaction value to the holders of our common stock is $137.7 million, based on the number of our common shares outstanding on September 6, 2007.

          Analysis of Historical Trading Prices. KBW reviewed the historical trading prices and volumes for the shares of our common stock for the period from December 15, 2004, through September 6, 2007. KBW’s analysis showed the following concerning the $6.20 per share price offered in the merger relative to historical prices of our common stock:

	KMG America	Premium / (Discount)

Prior day price (9/6/07)	$3.66	69.4%

Volume-weighted average closing price since public announcement to explore strategic alternatives (5/7/07)	$4.81	28.8%

Volume-weighted average closing price since A.M. Best announced “negative” outlook (3/29/07)	$4.83	28.3%

3-month volume-weighted average closing price	$4.48	38.5%

52-week low (8/6/07)	$2.97	108.8%

52-week high (1/8/07)	$10.06	(38.4%)

IPO price (12/15/04)	$9.50	(34.7%)

          Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to generate a range for the implied present value per share of our common stock assuming KMG continued to operate as a stand-alone entity.

          This range was determined by adding (i) the present value of our estimated future dividendable cash flows to shareholders for the years 2007 through 2011 and (ii) the present value of the terminal value of our common stock. Terminal values for our common stock were calculated based on a range of terminal multiples applied to the projected 2011 book value and net income.

          In connection with this analysis, KBW utilized 5-year projections provided by us reflecting management’s currently available estimates and judgments of our future financial performance. KBW assumed, among other things, that (i) no dividends could be paid during the forecast period while maintaining the Capital Adequacy Ratio required by A. M. Best to maintain an A- financial strength rating and (ii) KMG is sold at December 31, 2011, based on a trailing multiple with the proceeds (plus the net present value of our remaining net operating losses at 2011) being discounted back to present across a range of discount rates, which range was calculated based on a cost of equity analysis considered by KBW to be appropriate for a company with our risk characteristics.

          KBW estimated the range for the implied present value per share of our common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2011 estimated book value (excluding accumulated other comprehensive income (“AOCI”)) of 0.85x to 0.95x; and

•	a range of discount rates of 16.0% to 17.0%.

          This analysis resulted in a range for the implied present value per share of our common stock of $4.10 to $4.99.

          KBW also estimated the range for the implied present value per share of our common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2011 estimated net income (calculated in accordance with generally accepted accounting principles) of 12.0x to 13.0x; and

•	a range of discount rates of 16.0% to 17.0%.

          This analysis resulted in a range for the implied present value per share of our common stock of $3.74 to $4.38.

          KBW stated that the discounted cash flow analysis is a widely used valuation methodology, but that it is highly sensitive to the assumptions for projected net income and shareholders’ equity, the terminal exit multiple and the discount rate.

          Comparable Companies Analysis. Using publicly available information, KBW compared our financial performance, financial condition and market valuation to those of a group of selected publicly-traded life and health insurance companies.

          Selected companies with a market capitalization greater than $3.0 billion as of September 6, 2007, included:

•	MetLife, Inc.;

•	Prudential Financial, Inc.;

•	AFLAC Incorporated;

•	Lincoln National Corporation;

•	Principal Financial Group, Inc.;

•	Genworth Financial, Inc.;

•	UnumProvident Corporation;

•	Assurant, Inc.; and

•	Torchmark Corporation.

Selected companies with a market capitalization less than $3.0 billion as of September 6, 2007, included:

•	Protective Life Corporation;

•	Conseco, Inc.;

•	StanCorp Financial Group, Inc.;

•	Delphi Financial Group, Inc.;

•	Phoenix Companies, Inc.;

•	Universal American Financial Corp.;

•	Great American Financial Resources, Inc.;

•	Kansas City Life Insurance Company;

•	Independence Holding Company;

•	Penn Treaty American Corporation; and

•	American Independence Corp.

          To perform its analysis, KBW used financial information at or for the six months ended June 30, 2007, with the exception of Penn Treaty American Corporation, information for which was at or for the year ended December 31, 2005. Market price information was as of September 6, 2007, and 2007 and 2008 earnings per share estimates were consensus estimates taken from First Call, a nationally recognized earnings per share estimate consolidator.

          KBW’s analysis showed the following concerning our and the selected companies’ financial performance and financial condition:

	KMG America	Group Median	Market Cap > $3.0 Billion Median	Market Cap < $3.0 Billion Median

Last 3 months total shareholder return	(31.3)%	(10.3)%	(12.2)%	(5.7)%

Last 12 months total shareholder return	(52.5)%	3.3%	6.8%	(2.4)%

Debt and preferred to total capital ratio	22.2%	24.2%	25.0%	22.9%

2007 estimated return on average equity (excluding AOCI)	(3.2)%	13.1%	14.7%	11.4%

2008 estimated return on average equity (excluding AOCI)	4.5%	13.3%	14.3%	12.4%

Long-term growth rate	NA	11.0%	11.0%	11.4%

          KBW’s analysis showed the following concerning our and the selected companies’ market valuation:

	KMG America		Group Median		Market Cap > $3.0 Billion Median		Market Cap < $3.0 Billion Median

Stock price as a multiple of book value per share (excluding AOCI)	0.42	x	1.31	x	1.55	x	1.05	x

Stock price as a multiple of 2007 estimated earnings per share	NA		11.8	x	11.1	x	12.2	x

Stock price as a multiple of 2008 estimated earnings per share	9.2	x	10.4	x	10.5	x	10.1	x

Dividend yield	0.0%		1.0%		1.2%		0.4%

          KBW also performed a regression analysis comparing the 2007 and 2008 estimated return on average equity (“ROAE”) for the comparable companies to the price to book value per share multiple. This analysis indicated that based on our estimated ROAE of 4.5% for 2008, our implied book value multiple was 0.22x. Since our 2007 estimated ROAE is negative, the regression analysis for 2007 was deemed not meaningful by KBW.

          Based on the analyses described above, KBW calculated the following implied ranges of trading values for shares of our common stock:

Implied Trading Values Based on First Call Estimates

Book value (excluding AOCI) (1)	$ 4.38 to $ 4.58

2008 estimated net income (2)	$ 4.40 to $ 5.20

Implied Trading Values Based on Management Estimates

Book value (excluding AOCI) (3)	$ 4.30 to $ 5.04

2008 estimated net income (4)	Not meaningful

(1)

Implied values were derived from our June 30, 2007, book value and First Call mean earnings estimates for 2007 and 2008 to roll forward book value and applying to such book value the book value multiples implied by the regression analyses of the selected comparable companies. For purposes of this analysis, KBW assumed a price-to-book value multiple floor of 0.50x for each of 2007 and 2008.

(2)	Implied values were based on 2008 First Call mean earnings estimates and assumed an earnings multiple range of 11.0x to 13.0x.

(3)

Implied values were derived from management’s internal estimates and applying to management’s estimated book value the book value multiples implied by the regression analyses of the selected comparable companies. For purposes of this analysis, KBW assumed a price-to-book value multiple floor of 0.50x for each of 2007 and 2008.

(4)	Not meaningful due to management’s low 2008 projected earnings per share estimate.

          Comparable Transactions Analysis. KBW explored comparable transactions in its review of the merger. Given that KMG is a going-concern entity actively writing new business and that most recent similar life and health insurance company change-of-control transactions have involved targets that (i) were significantly larger than us, (ii) operated in different business lines with different sensitivity to A.M. Best rating concerns, or (iii) had declared themselves in run-off and were not actively writing new business, KBW believed that a comparable transactions analysis was not relevant.

          Miscellaneous. Our board of directors retained KBW as an independent contractor to act as our financial advisor regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of insurance company and insurance holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial institutions, including insurance companies, KBW has experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of its business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, us and Humana, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of us and Humana for its own account and for the accounts of its customers.

          KBW has provided certain other investment banking services to us in the past, including with respect to the placement of $35 million of our trust preferred securities in March 2007, and has received customary compensation for such services.

          We and KBW have entered into an engagement letter relating to the services to be provided by KBW in connection with the merger. For the services described above, we agreed to pay a cash fee of $50,000 promptly after execution of the engagement letter and approximately $1.5 million subject to and upon the closing of the merger. Additionally, upon the delivery of the opinion, KBW received a cash fee in the amount of $469,560. Both the $50,000 fee and the $469,560 opinion fee are creditable against the $1.5 million fee. Under the KBW engagement letter, we also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws. No limitations were imposed by us on the scope of the analyses conducted by KBW in rendering its opinion described above.

Interests of Our Directors and Executive Officers in the Merger

          You should be aware that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our other shareholders. Our board of directors and special committee were aware of these interests and considered them, among other matters, in unanimously adopting and approving the merger agreement and the transactions contemplated by the merger agreement. Among other things, these interests included:

•

Certain of our directors and all of our executive officers hold restricted shares of our common stock that will automatically vest immediately prior to completion of the merger and such restricted shares will be treated in the merger in the same manner as our shares of common stock.

•	Our directors and executive officers will be entitled, under certain circumstances, to indemnification by the surviving corporation and the benefit of directors’ and officers’ insurance coverage.

•

To induce Humana to execute the merger agreement, certain of our executive officers executed new employment agreements with us. Such executives’ current employment agreements with us will remain in full force and effect until the closing of the merger. At the effective time of the merger, the executives’ current employment agreements will terminate and the new employment agreements will govern the executives’ employment with us from and after the effective time of the merger.

          All of these additional interests are described below, to the extent material, and, except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of our common shareholders generally.

Employment Agreements

          At Humana’s request, on September 7, 2007, prior to executing the merger agreement, we entered into new employment agreements with Kenneth U. Kuk, R. Dale Vaughan, Thomas J. Gibb, Paul F. Kraemer, Paul P. Moore and Robert E. Matthews. Those executives’ current employment agreements with us will remain in full force and effect until the closing of the merger. Effective upon completion of the merger, the current employment agreements will terminate and the new employment agreements will govern the executives’ employment. In addition, pursuant to the terms of the new employment agreements, each executive has waived all rights and claims for compensation due to such executive under his current employment agreement in the event that the executive’s employment terminates prior to the completion of the merger and the executive claims that the cause of such termination was the anticipated consummation of the merger or anticipated changes to KMG or his position, compensation or benefits contemplated in the new employment agreements.

          Each new employment agreement provides for employment at-will, meaning that KMG and each executive may unilaterally terminate the employment with or without notice, cause or reason, from the effective time of the merger until the later of the third anniversary of such effective time or December 31, 2010. The executives will receive an annual base salary, a cash bonus paid on the closing date of the merger and a cash bonus paid on the third anniversary of the effective time of the merger. Each executive will also be entitled to participate in all employee benefit plans maintained by KMG for its employees. At Humana’s discretion, Humana may replace such employee benefit plans with similar plans available to Humana employees under the same terms and conditions as provided in Humana’s employee benefit plans.

          Pursuant to the terms of their respective new employment agreements that will become effective upon completion of the merger:

•

Mr. Kuk is entitled to receive a base annual salary of $300,000 cash, a cash bonus to be paid on the closing of the merger of $500,000 and a cash bonus to be paid on the third anniversary of the closing of the merger of $1,500,000;

•

Mr. Vaughan is entitled to receive a base annual salary of $215,000 cash, a cash bonus on the closing of the merger of $75,000 and a cash bonus on the third anniversary of the closing of the merger of $125,000;

•

Mr. Gibb is entitled to receive a base annual salary of $180,000 cash, a cash bonus on the closing of the merger of $75,000 and a cash bonus on the third anniversary of the closing of the merger of $125,000;

•

Mr. Kraemer is entitled to receive a base annual salary of $225,000 cash, a cash bonus on the closing of the merger of $75,000 and a cash bonus on the third anniversary of the closing of the merger of $125,000;

•

Mr. Moore is entitled to receive a base annual salary of $225,000 cash, a cash bonus on the closing of the merger of $75,000 and a cash bonus on the third anniversary of the closing of the merger of $125,000; and

•	Mr. Matthews is entitled to receive a base annual salary of $200,000 cash and a cash bonus on the closing of the merger of $50,000.

          Under the terms of their respective new employment agreements, the executives will participate in a management incentive plan whereby they will be eligible to earn additional annual cash compensation upon achieving specific objectives determined annually for 2008, 2009 and 2010. The executives are guaranteed payouts under the management incentive plan for years 2008 and 2009 of 75% and 50% of their targeted incentive amount, respectively. The targeted incentive amount in 2008 is: $150,000 for Mr. Kuk, $86,000 for Mr. Vaughan, $72,000 for Mr. Gibb, $90,000 for each of Messrs. Moore and Kraemer and $50,000 for Mr. Matthews.

          Under the terms of their respective new employment agreements, Messrs. Kuk, Gibb, Kraemer and Moore will participate in a special incentive compensation plan, whereby they will be able to earn additional annual cash compensation upon KMG achieving annual earnings before income tax, depreciation and amortization (“EBITDA”) targets. In each of 2008, 2009 and 2010, Mr. Kuk is eligible to receive up to $149,000, Mr. Gibb up to $38,000 and each of Messrs. Moore and Kraemer up to $140,000 pursuant to the terms of the special incentive compensation plan. Each of Messrs. Kuk, Gibb, Kraemer and Moore are guaranteed payouts for years 2008 and 2009 of 75% and 50% of their potential special incentive compensation, respectively.

          Each executive will receive upon completion of the merger grants of performance-based restricted shares of Humana common stock, subject to the terms and conditions of the Humana Restricted Stock Agreement and Agreement Not to Compete or Solicit under the Humana 2003 Stock Incentive Plan. Mr. Matthews will receive upon completion of the merger a grant of restricted shares totaling $200,000 and each of Messrs. Kuk, Gibb, Vaughan, Kraemer and Moore will receive a grant of $1,000,000. Such shares of restricted stock will vest after three years and will be earned by the executives upon KMG achieving annual EBITDA targets for 2008, 2009 and 2010.

          Mr. Kuk will receive upon completion of the merger a grant of performance-based options to acquire shares of Humana common stock having an aggregate value of $1,000,000 using a Black-Scholes option-pricing model as of the date of the grant. The options will vest after three years and will be earned by Mr. Kuk upon KMG achieving annual EBITDA targets for 2008, 2009 and 2010.

          Under the terms of their respective new employment agreements, if we terminate an executive’s employment without cause or on account of the executive’s death or disability, or the executive resigns for good reason, the executive shall receive (i) any earned and unpaid base salary and any bonuses earned in any prior year and not yet paid, (ii) the bonus to be paid on the third anniversary of the merger, if any, (iii) a pro rata portion of the guaranteed payout for the year of termination under the management incentive plan, (iv) in general, an amount equal to the pro rata portion of the special incentive compensation the executive could have earned in the year of termination and (v) all other compensation and benefits payable upon such termination under our other plans. If an executive’s employment is terminated under the same circumstances within 24 months after the closing of the merger, we will continue to pay the executive’s base salary for six months.

          The new employment agreements and the related restricted stock agreements also contain non-competition, non-solicitation and confidentiality provisions.

          Our other executive officers, including, among others, Mr. Scott H. DeLong III, our Senior Vice President and Chief Financial Officer, Mr. Thomas D. Sass, our Senior Vice President of Underwriting/Risk Management, and James E. Nelson, Esq., our Senior Vice President, General Counsel and Secretary, did not sign new employment agreements and their current employment agreements with us will remain in full force and effect at and after the effective time of the merger, unless Humana requests that they sign, and they agree to sign, a new employment agreement prior to the effective time of the merger.

          Copies of the current employment agreements between us and Messrs. Kuk, DeLong, Kraemer, Moore and Sass have been filed with the SEC and can be obtained from the SEC’s Internet website or from us. Descriptions of those current employment agreements were included in the proxy statement for our 2007 annual meeting of shareholders, which we filed with the SEC on March 30, 2007, and can be obtained from the SEC’s Internet website or from us. For more information on how you can obtain these and other documents that we have filed with the SEC, please see “Where You Can Find More Information” in this proxy statement.

Restricted Shares

          Each outstanding restricted share of our common stock will be vested immediately prior to the effective time of the merger and will be eligible to receive the $6.20 per share merger consideration. None of our non-management directors own any restricted shares of our common stock. The following table sets forth the number of restricted shares of our common stock held by our executive officers as of the date of this proxy statement, all of which will be vested immediately prior to the effective time of the merger and will be eligible to receive the $6.20 per share merger consideration (one-fourth of which (one-third with respect to Mr. Kuk’s restricted shares) have previously vested).

Name	Restricted Shares	Total Value of Restricted Shares

Scott H. DeLong III	6,000	$37,200
Thomas J. Gibb	10,050	$62,310
Stanley D. Johnson	6,500	$40,300
Paul F. Kraemer	17,974	$111,439
Kenneth U. Kuk	14,000	$86,800
Robert E. Matthews	3,500	$21,700
Paul P. Moore	17,974	$111,439
James E. Nelson	4,000	$24,800
Thomas D. Sass	16,974	$105,239
R. Dale Vaughan	5,000	$31,000

Totals	101,972	$632,227

Directors’ and Officers’ Indemnification and Insurance

          For six years from and after the effective time of the merger, Humana will cause the surviving corporation to indemnify, defend and hold harmless (including rights to advancement of expenses and exculpation from liability) our and our subsidiaries’ current and former officers, directors, employees and agents, on terms no less favorable than those provided for in our articles of incorporation and bylaws (or those of our subsidiaries, as applicable) in effect on the date of the merger agreement.

          Prior to the closing of the merger, we will purchase six-year coverage under a directors’ and officers’ liability insurance policy, from the date of the effective time of the merger, on terms and conditions no less advantageous to the beneficiaries thereof than our existing directors’ and officers’ liability insurance.

Delisting and Deregistration of Our Common Stock

          If the merger is completed, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Certain Relationships Between KMG and Humana

          On May 19, 2007, we and Humana entered into a confidentiality agreement with respect to our confidential information to be given to Humana for due diligence in connection with the merger.

          Other than the agreements discussed above, there are no present or proposed material agreements, arrangements, understandings or relationships between us or any of our executive officers, directors, controlling persons or subsidiaries, on the one hand, and Humana, Merger Sub or any of their respective executive officers, directors, controlling persons or subsidiaries, on the other hand, other than the merger agreement or the transactions contemplated by the merger agreement. Humana and its affiliates do not own any shares of our common stock, except as may be held indirectly through mutual funds.

Appraisal Rights

          Holders of our common stock will not have any appraisal rights under the VSCA or under our articles of incorporation in connection with the merger, and neither us nor Humana will independently provide holders of our common stock with any such rights.

Merger Financing; Source of Funds

          Humana has represented in the merger agreement that it has sufficient available cash, marketable securities and borrowing capacity under committed credit facilities to pay the merger consideration to our shareholders and to complete the merger and the transactions contemplated by the merger agreement. The receipt of financing by

Humana is not a condition to the obligations of either party to complete the merger under the terms of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

          The following is a summary of material U.S. federal income tax consequences of the merger to U.S. shareholders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, banks, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not address the tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

          The exchange of shares of our common stock for the right to receive cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the shareholder’s adjusted tax basis in shares of our common stock and the amount of cash payable for the shares ($6.20 per share). Gain or loss is to be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). Gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

          Backup withholding at a rate of 28% will apply to all payments to which a shareholder is entitled under the merger proposal, unless the shareholder provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. In order to provide the information and certification necessary to avoid backup withholding, you should complete and return the IRS Form W-9 (or Substitute Form W-9) to be included as part of the letter of transmittal to be sent to you after the merger, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

          The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger, including the application of state, local and foreign tax laws.

Regulatory Matters

Antitrust

          Under the HSR Act and the rules promulgated under that act by the FTC, the merger may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and until the specified waiting period has expired or been terminated. We and Humana each filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on September 25, 2007, and on October 5, 2007, the FTC and the Antitrust Division granted early termination of the statutory waiting period under the HSR Act.

          At any time before or after completion of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin completion of the merger or seeking divestiture of substantial assets of us or Humana. Private parties could also take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Under the merger agreement, Humana is not required to divest assets or agree to any other condition imposed by a regulatory authority if doing so would reasonably be likely to have a material adverse effect on us or a material adverse effect on Humana. See “The Merger Agreement — Covenants and Agreements.” Additionally, at any time before or after the completion of the merger, any state could take action under its antitrust laws as it deems necessary or desirable.

Insurance Regulations

          The insurance laws and regulations of all 50 U.S. states, the District of Columbia and the U.S. Virgin Islands generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring company must obtain approval from the insurance commissioner of the insurance company’s state of domicile. Accordingly, Humana has made the necessary applications with the insurance commissioner of South Carolina, which is the state of domicile of our principal operating subsidiary, Kanawha.

          In addition, the insurance laws and regulations of some states may require that, prior to an acquisition of an insurance company doing business in or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made and an applicable waiting period must expire or be terminated. Humana will determine if any such filings are required and make any required filings.

Obtaining Regulatory Approvals

          Although we and Humana do not expect that any of the foregoing regulatory authorities will raise any significant concerns in connection with their review of the merger, there can be no assurance that we and Humana will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that would reasonably be likely to have a material adverse effect on us or Humana.

          Other than the filings described above, neither we nor Humana is aware of any regulatory approvals required to be obtained, or waiting periods that must expire, to complete the merger. If we or Humana discover that other approvals or waiting periods are necessary, we or Humana will seek to comply with them. If any additional approval or action is needed, however, we and Humana may be unable to obtain it, as is the case with respect to other necessary approvals. Even if we and Humana do obtain all necessary approvals, conditions may be placed on any such approvals that could cause Humana to abandon the merger.

THE MERGER AGREEMENT

          The following summary describes selected material provisions of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the complete merger agreement, which is attached to this proxy statement as Annex A, and is incorporated by reference herein. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety, as it is the legal document that contains the terms and conditions of the merger.

          The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this document and in the public filings that we make with the SEC, which are available without charge through the SEC’s website at www.sec.gov.

          The representations and warranties described below and included in the merger agreement were made by us to Humana and Merger Sub and by Humana and Merger Sub to us. These representations and warranties were made as of specific dates and are in some cases subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letter we provided to Humana and Merger Sub in connection with the signing of the merger agreement, and are additionally subject to contractual standards of materiality that may be different from those generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Humana and KMG, rather than to establish matters as facts. While we do not believe that our disclosure letter contains information the securities laws require us to disclose, other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since the representations and warranties are subject, in important part, to our underlying disclosure letter. Our disclosure letter contains information that has been included in our prior public disclosures, as well as additional non-public information. Information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in its public disclosures.

Structure of the Merger

          If all the conditions to the merger are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of Humana, will merge with and into KMG. The separate corporate existence of Merger Sub will cease, and KMG will continue as the surviving corporation and will become a wholly owned subsidiary of Humana.

Completion and Effectiveness of the Merger

          The closing of the merger will occur on the third business day after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, unless another date is agreed to by KMG and Humana or Humana gives us notice of its intent to have a delayed closing, which shall be no later than the last business day of the month in which the closing conditions have been satisfied or waived. If Humana decides to exercise its option for a delayed closing, then the conditions to Humana’s obligation to close the merger relating to our representations and warranties and the occurrence of a material adverse effect will be deemed to have been satisfied or waived as of the closing date of the merger, provided that we confirm to Humana, in writing, that we are willing and able to deliver an officer’s certificate certifying as to the truth of our representations and warranties and as to the absence of the occurrence of a material effect on us as of the date such closing conditions were satisfied. Unless otherwise agreed to by the parties, the merger will become effective at 12:00:01 a.m. on the first day immediately following the closing and after the State Corporation Commission of the Commonwealth of Virginia issues a certificate of merger.

Merger Consideration

          Our Common Stock. At the effective time of the merger, each issued and outstanding share of our common stock will be automatically canceled, extinguished and converted into the right to receive $6.20 in cash, without interest and less any required withholding taxes. Shares of our common stock owned, directly or indirectly, by us or any of our subsidiaries and shares owned, directly or indirectly, by Humana, Merger Sub or any other wholly-owned subsidiary of Humana will be canceled, and no payment will be made with respect to such shares.

          Stock Options and Restricted Shares. Each outstanding option to purchase shares of our common stock has an exercise price per share that is greater than $6.20 and will be canceled without consideration at the effective time of the merger. Each outstanding restricted share of our common stock will be vested immediately prior to the effective time of the merger and will be eligible to receive the $6.20 per share merger consideration.

          Exchange Procedures. At the effective time of the merger, Humana will deposit with the paying agent cash in an amount sufficient to pay the merger consideration to holders of our common stock. American Stock Transfer and Trust Company, or other entity mutually agreed to by us and Humana, will act as paying agent. As soon as reasonably practicable after the effective time of the merger, Humana will instruct the paying agent to mail to each record holder of our common stock a letter of transmittal and instructions for use in the exchange of such holder’s certificates representing shares of our common stock for the per share amount of $6.20 in cash payable with respect to such certificates. Those holders of our common stock who properly surrender their certificates representing shares of our common stock in accordance with the paying agent’s instructions will receive an amount in cash equal to the per share amount of $6.20 in cash multiplied by the number of shares of our common stock represented by such certificate immediately prior to the effective time of the merger. After the effective time of the merger, each certificate formerly representing shares of our common stock that has not been surrendered will represent only the right to receive the per share amount of $6.20 in cash multiplied by the number of shares of our common stock represented by such certificate immediately prior to the effective time of the merger. If your shares of our common stock are held in street name by your broker, you will receive instructions from your broker as to how to surrender your street name shares and receive cash for those shares.

          You should not send your common stock certificates to the paying agent until you have received the transmittal materials from the paying agent. Do not return your common stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

          Transfers of Ownership and Lost Stock Certificates. Following the effective time of the merger, we will not register or transfer any shares of our common stock on our stock transfer books.

          If a certificate representing shares of our common stock is lost, stolen or destroyed, the holder of such certificate will be required to deliver an affidavit (and may be required to enter into an indemnity agreement) prior to receiving the per share amount of $6.20 in cash and any dividends or other distributions payable in respect of the shares of our common stock represented by such certificate.

          Conclusion of Exchange Period; Unclaimed Merger Consideration. The paying agent will return to the surviving corporation any portion of the merger consideration, certificates and other documents in the paying agent’s possession that remain unclaimed by holders of our common stock one year after the effective time of the merger. Thereafter, a holder of our common stock must look only to the surviving corporation for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Humana, the surviving corporation and the paying agent will not be liable to any holder of shares of our common stock for any amount paid to a public authority under any applicable abandoned property, escheat or similar law. Any portion of the merger consideration remaining unclaimed by holders of our common stock as of a date that is immediately prior to such time as such amount would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of the surviving corporation, free and clear of any claims or interest of any person previously entitled to such merger consideration.

Representations and Warranties

          Our representations and warranties in the merger agreement relate to, among other things:

•	our corporate organization and authority to conduct our business;

•	our subsidiaries and their valid existence and good standing;

•	our capital structure;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, our organizational documents, contracts, applicable law or required consents and approvals;

•	SEC reports and related GAAP financial statements, compliance with the Sarbanes-Oxley Act of 2002 and NYSE requirements;

•	the absence of a material adverse effect and other specified changes or events;

•	legal proceedings;

•	title to and sufficiency of tangible and real property;

•	employment matters;

•	employee benefit plans’ compliance with applicable laws;

•	the filing of tax returns and other tax matters;

•	compliance with environmental laws;

•	compliance with all applicable laws and orders of governmental authorities (except for taxes, environmental and employee benefit plan compliance which are dealt with separately);

•	fees and expenses of brokers;

•	the absence of any undisclosed liabilities;

•	material contracts;

•	intellectual property;

•	this proxy statement’s accuracy and compliance with law;

•	state takeover laws;

•	insurance reports filed with the South Carolina Department of Insurance and Kanawha’s capital levels;

•	insurance business matters and related licenses;

•	producer sales and marketing matters;

•	reinsurance matters;

•	the voting requirements relating to approval of the merger agreement and the board’s approval of the merger agreement; and

•	the receipt of the opinion of our financial advisor.

          Certain of our representations and warranties are qualified as to materiality or as to “material adverse effect.” When used with respect to us or any of our subsidiaries, the term “material adverse effect” means any effect or change that is, or would reasonably be expected to be, materially adverse to (1) the business, assets, condition (financial or otherwise), operating results or operations of us or our subsidiaries, taken as a whole, or (2) our ability to timely consummate the transactions contemplated by the merger agreement. With respect to (1) and (2) above, a material adverse effect does not include any adverse change, event, development or effect arising from or relating to:

(i)	general business or economic conditions;

(ii)

national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

(iii)	financial, banking or securities markets;

(iv)	changes in GAAP or SAP;

(v)	changes in laws or other binding directives issued by any governmental authority;

(vi)	the life and health insurance industry;

(vii)	the taking of any action contemplated by the merger agreement and the other agreements contemplated by it;

(viii)

the announcement or pendency of the transactions contemplated by the merger agreement (including any action or inaction by us or our subsidiaries’ employees, brokers, agents, producers, customers or vendors);

(ix)	any actions taken, or inaction or failure to act, by us at the request or direction, following the date of merger agreement, of Humana or Merger Sub;

(x)

any decrease of the financial strength ratings or ratings outlook for Kanawha as of the date of the merger agreement by any of the ratings agencies and the consequences of any such ratings or outlook decrease (excluding any events or circumstances causing any such ratings or outlook decrease and any consequences of such events or circumstances, except the ratings or outlook decrease); and

(xi)	certain matters disclosed in our disclosure letter;

other than to the extent that any adverse change, event, development or effect referred to in each of the clauses (i) through (vi) above has had or would reasonably be expected to have a disproportionately adverse effect on us and our subsidiaries, taken as a whole, as generally compared to other participants in the industries in which we and our subsidiaries conduct business.

          Our representations and warranties are subject to information disclosed in the confidential disclosure letter that we delivered to Humana. In addition, our representations and warranties are subject to information disclosed in our SEC filings, excluding information in any risk factors section and in any section relating to forward-looking statements, to the extent that they are predictive or forward-looking in nature.

          The merger agreement also contains representations and warranties made by Humana and Merger Sub to us relating to, among other things: due organization; the power to conduct their businesses; the authorization, execution, delivery, performance and enforceability of the merger agreement; the absence of conflicts with, or violations of, their organizational documents, certain contracts, applicable law, judgments or other obligations; legal proceedings; the accuracy of information provided by Humana and Merger Sub for inclusion in this proxy statement; Humana’s ability to pay the merger consideration; and the fees and expenses of Humana’s brokers.

Covenants and Agreements

          Conduct of Our Business. We have agreed that, until the effective time of the merger or termination of the merger agreement, we will conduct our operations in the ordinary and usual course consistent with past practice and use all commercially reasonable efforts to preserve intact our business organization, keep available the services of our officers and employees and maintain satisfactory relationships with brokers, agents, producers, governmental authorities, customers, suppliers, contractors, distributors and those persons with whom we have material business relationships and comply with all listing and corporate governance requirements of the NYSE and all rules, regulations and requirements of the Sarbanes-Oxley Act in all material respects. The merger agreement also provides that, without the prior written consent of Humana, we will not, and will not permit any of our subsidiaries to:

•

amend our articles or certificate of incorporation, bylaws, trust, partnership or joint venture agreements or other organizational documents (except to the extent required to comply with applicable law or our obligations under the merger agreement);

•

authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except as required by the terms of any of our benefit plans existing on the date of the merger agreement, or any options, warrants, rights or other securities outstanding as of the date of the merger agreement and disclosed pursuant to the merger agreement or any such issuance by a direct or indirect wholly owned subsidiary to such subsidiary’s parent or another of its direct or indirect wholly owned subsidiary;

•

combine or reclassify any shares of our capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of our capital stock, or redeem or otherwise acquire any of our securities or any securities of our respective subsidiaries, except for: dividends and distributions by a direct or indirect wholly owned subsidiary to us; effecting a restructuring whereby Kanawha HealthCare Solutions, Inc. becomes our direct subsidiary; and dividends and distributions required pursuant to the declaration of trust and indenture in effect on the date hereof relating to the trust preferred securities issued by one of our subsidiaries;

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock, stock options or debt securities (except pursuant to any stock-for-stock exercise of any of our stock options);

•

repay or retire any indebtedness for borrowed money, except upon the maturity date thereof or as otherwise required by the terms of such indebtedness, however, we may repay or retire the indebtedness for borrowed money associated with the existing revolving credit loan in the original principal amount of $15,000,000 with Wachovia Bank; incur or assume any indebtedness for borrowed money not currently outstanding, except for borrowings in the ordinary course of business or to maintain the A.M. Best capital adequacy ratio of Kanawha at 130% or more, in each case, under revolving credit agreements in effect on the date of the merger agreement, or permit any modifications or amendments of any agreements related to indebtedness for borrowed money (except, if necessary to maintain the A.M. Best capital adequacy ratio of Kanawha at 130% or more and with the prior written consent of Humana, we and our subsidiaries may modify or amend the existing credit agreement with Wachovia Bank to provide for, and we may incur thereunder, up to $25,000,000 in the aggregate of new indebtedness for borrowed money provided that under such amendment we do not agree to any type of prepayment penalties); assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person (except for our obligations or the obligations of our subsidiaries), or permit the renewal or extension of any contract or other obligation that is the subject of a guarantee or similar obligation, other than the endorsement of checks for deposit in the ordinary course of business; make any loans, advances or capital contributions to, or investments in, any other person (except for us or our subsidiaries); or create, assume or consensually incur any material lien, or pledge or otherwise encumber any capital stock or other equity securities of us and our subsidiaries;

•

enter into any material contract, or alter, terminate, amend or modify any existing material contract or exercise any option under any existing material contract, other than in the ordinary course of business or in connection with the transactions contemplated by the merger agreement;

•

authorize or make any capital expenditure or financing in excess of $250,000 individually or in the aggregate other than capital expenditures pursuant to contracts entered into prior to the date of the merger agreement, capital expenditures contemplated in our or our subsidiary’s current business plan or capital expenditures related to necessary maintenance in the ordinary course of business;

•

adopt or amend (except as may be required by law or as provided in the merger agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases to employees in the ordinary course of business that are consistent with past practices or are required by existing contracts) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; except, with the prior written consent of Humana, we may do any of the foregoing up to an aggregate amount of $1,000,000 as we deem necessary to keep available the services of our officers and employees and the officers and employees of our subsidiaries;

•	acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

•

acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or business organization or division or line of business (other than purchases of marketable securities in the ordinary course of business consistent with past practice);

•

adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, unless required by law or administrative order;

•

authorize or make any change in accounting policies or procedures applied by us (including tax accounting policies and procedures), other than in the ordinary course of business and consistent with past practice or as required by applicable law or change in applicable accounting principles;

•

except in the ordinary course of business consistent with past practice or as required by change in applicable law or generally accepted actuarial principles, make any change in the (i) underwriting or claims management, (ii) pricing or (iii) reserving practices of us or any of our subsidiaries;

•	modify in any material respects any current investment policies or investment practices, except as required by or to accommodate changes in applicable law;

•	settle or compromise any material claims or litigation, except in the ordinary course of business consistent with past practice;

•

voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any license to underwrite and sell insurance policies held by us or any subsidiary, except as may be required in order to comply with applicable law;

•	agree in writing or otherwise to take any of the foregoing actions; or

•	except as required by law, take or permit our subsidiaries to take, any action that would or is reasonably likely to result in the failure of a closing condition.

          We agreed to use commercially reasonable efforts to maintain the A.M. Best capital adequacy ratio of Kanawha at 130% or more. We further agreed to notify Humana of any event having, or reasonably likely to have, a material adverse effect.

          Recommendations of the Boards of Directors; Shareholders’ Meetings. We have agreed to file this proxy statement with the SEC as promptly as practicable following the date of the merger agreement, to use our reasonable best efforts to respond as promptly as practicable to address any comments of the SEC and, after it has been cleared by the SEC, to cause the proxy statement to be mailed to our shareholders as promptly as practicable.

          The merger agreement requires us to take all action necessary to convene a meeting of our shareholders as promptly as practicable for the purpose of taking action upon the merger agreement. We will use reasonable best efforts to solicit proxies in favor of the approval and adoption of the merger agreement and obtain such approvals and adoptions. We agreed to recommend adoption and approval of the merger and merger agreement by the shareholders and not to withdraw or amend such recommendation in any manner adverse to Humana. The board of directors is not obligated to make such recommendation to the extent that it determines in its good faith business judgment and by resolution, after consultation with outside legal counsel, that the board of directors’ recommendation would be inconsistent with applicable law or the directors’ fiduciary duties to us and our shareholders under applicable law. If we receive an acquisition proposal (as defined below), and our board of directors determines, in good faith, it is a proposal more favorable to our shareholders from a financial point of view than the merger, we are obligated to give Humana three business days’ prior written notice of our intention to change our recommendation of the merger agreement such that Humana has an opportunity to match the superior proposal, and we are obligated to accept Humana’s matching offer if it is at least as favorable to our shareholders from a financial point of view. However, any such change in our recommendation will not change our obligation to submit the merger agreement to our shareholders for a vote on approval to the extent consistent with applicable law, unless the merger agreement has been terminated in accordance with its terms before the meeting.

          Access to Information. To the extent permitted by applicable law, we have agreed to provide Humana and its representatives with reasonable access to our properties, books, contracts, accounts, records, officers, employees and representatives and to make available to Humana such reasonable additional financial and operating data and other information that it may reasonably request. All such information is to remain confidential in accordance with the terms of the confidentiality agreement between us and Humana.

          Reasonable Best Efforts. We, Humana and Merger Sub will cooperate and will use all reasonable best efforts to:

•	take all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable;

•

obtain all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including, but not limited to, (x) filings and approvals required by the South Carolina Department of Insurance and any other insurance regulatory authorities as may be necessary or appropriate, and (y) any delivery of notices and consents to jurisdiction to state insurance departments) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

•	obtain all necessary consents, approvals or waivers from third parties;

•

defend any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

          In order to comply with its agreement to use its reasonable best efforts to complete the merger, neither we nor Humana and Merger Sub will be required to take any action that would, or would reasonably be likely to, have a material adverse effect on us or a material adverse effect on Humana or Merger Sub.

          The merger agreement provides that each of us and Humana are required to file a notification form under the HSR Act with the Antitrust Division and the FTC. Humana agreed to file as soon as practicable the filings for such approvals and consents as required with the insurance regulatory authority in South Carolina and will also file as may be required in any other jurisdiction where Kanawha is licensed to do business. See “The Merger — Regulatory Matters.”

          Other Offers. The merger agreement provides that neither us nor any of our subsidiaries nor any of our officers, employees, agents, representatives or directors will, directly or indirectly, take any action to:

•	solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to an acquisition proposal; or

•

negotiate, explore or otherwise engage in discussions with any person (other than Humana and its representatives) with respect to any acquisition proposal, or which may reasonably be expected to lead to a proposal for an acquisition proposal, or enter into any agreement, arrangement or understanding with respect to any such acquisition proposal; provided, however, that we may, prior to the shareholder vote, in response to an unsolicited written proposal from a third party that is, or is reasonably likely to result in, a superior proposal (as defined below), furnish information to and engage in discussions and negotiations with such third party, but only if our board of directors determines in its good faith business judgment, after consultation with its outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to us and our shareholders under applicable law and only after we enter into a confidentiality agreement with such third party on terms no less favorable to us as our confidentiality agreement with Humana.

          For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal for, or any indication of interest in:

•

any merger, consolidation, share exchange, business combination, extraordinary transaction, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries, with any person other than Humana, Merger Sub or any affiliate of Humana or Merger Sub; or

•

the acquisition by a third person by tender offer, exchange offer or otherwise (including by purchase, lease, exchange, mortgage, pledge, transfer or other disposition) of 10% or more of the outstanding shares of our common stock, or 10% or more of the assets or operations of us and our subsidiaries, taken as a whole, in a single transaction or series of related transactions.

          For purposes of the merger agreement, a “superior proposal” means a bona fide, written and unsolicited proposal or offer made by any third party which (1) is an acquisition proposal and (2) is otherwise on terms that, as determined by our board of directors in its good faith business judgment, would result in a transaction that if consummated, is more favorable to our shareholders from a financial point of view than the merger or a subsequent proposal by Humana, and is reasonably capable of being completed; provided that for purposes of this definition of superior proposal, the term acquisition proposal has the meaning described above, except the references to “10%” are deemed to be references to “50%.”

          The merger agreement obligates us to promptly notify Humana upon receipt of any inquiries or proposals or any request for non-public information or any discussions sought to be initiated with us or our agents by any third party relating to a possible acquisition proposal. Notice must be given to Humana in writing of such request or inquiry and must identify the terms and conditions of the acquisition proposal. We agreed to keep Humana informed of the status and terms of any such request, inquiry or acquisition proposal.

          The merger agreement also provides that we will and will cause our subsidiaries and our officers, directors, employees, agents and representatives to immediately cease and terminate any and all existing activities, discussions or negotiations with third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

          Fees and Expenses. We and Humana will each pay all of our own respective costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except for the termination fees described below, whether or not the merger is completed.

          Directors’ and Officers’ Liability. The merger agreement provides that for a period of six years after the effective time of the merger, Humana will cause the surviving corporation and its subsidiaries to maintain all rights of indemnification existing in favor of their former and present directors, officers, employees and agents on terms no less favorable than those provided in the articles or certificates of incorporation and bylaws of us and our subsidiaries prior to the merger. Prior to closing, we agreed to use Humana’s designated broker of record for the purchase of a six-year extended reporting period endorsement, from the date of the effective time of the merger, under our existing directors’ and officers’ liability insurance coverage, provided that such tail insurance shall extend the director and officer liability coverage in force as of the date of the merger agreement on terms that in all material respects are no less advantageous to the intended beneficiaries thereof than our existing directors’ and officers’ liability insurance. We also agree to use commercially reasonable efforts to procure continuation coverage for us and our subsidiaries under our existing Errors and Omissions Liability Coverage Policies for not less than three years after the effective time of the merger.

          Public Announcements. We and Humana agreed upon the text of a joint press release announcing, among other things, the execution of the merger agreement, which was issued following the execution of the merger agreement. We and Humana have agreed that we will consult with each other before issuing any additional press releases or otherwise making any additional public statement with respect to the merger agreement, the merger or the transactions contemplated thereby and we shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by law based on the advice of counsel or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

          Delisting and Deregistering. Humana will cause our securities to be delisted from the New York Stock Exchange and deregistered under the Exchange Act as soon as practicable following the effective time of the merger.

          Takeover Statute. Our board of directors has agreed to (1) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and the related transactions and (2) if any takeover statute or similar regulation becomes applicable to the merger agreement or the related transactions, take all actions reasonably necessary to ensure that the merger and related transactions may be completed as promptly as practicable on the terms contemplated by the merger agreement and minimize the effect of such statute or regulation on the merger and the transactions contemplated by the merger agreement.

          Obligations of Merger Sub. Humana has agreed to take all actions necessary to cause Merger Sub to perform its obligations, when due, under the merger agreement.

          Retention and New Employment Agreements. We agreed to use commercially reasonable efforts to obtain retention agreements with any of our employees and to cause Kanawha to obtain new employment agreements with any of its employees reasonably requested by Humana between the date of the merger agreement and the effective time of the merger.

Conditions to Completion of the Merger

          The respective obligations of each of the parties to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

•	approval of the merger agreement by our shareholders;

•

all required governmental and regulatory filings, registrations, consents and approvals will have been filed, satisfied or obtained, including the approval of the South Carolina Department of Insurance, and the waiting period under the HSR Act will have expired or terminated; and

•	the absence of any law, injunction, judgment or ruling that enjoins or prohibits the completion of the merger.

          The obligation of Humana and Merger Sub to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including the following:

•

our representation and warranties as to the due organization, valid existence and good standing of us and our subsidiaries, as to our capital structure, as to our corporate power to execute the merger agreement and all related documents, as to the valid authorization, execution and delivery of the merger agreement and related documents, as to the documents’ validity and enforceability against us and as to the absence of any conflict with or violation of the organizational documents of us or our subsidiaries must be true and correct, except for de minimus inaccuracies, disregarding all qualifications and exceptions therein relating to materiality, as of the closing date of the merger;

•

all of our other representations and warranties must be true and correct as of the closing date of the merger, provided that representations and warranties that reference another specified date will be true and correct as of that date, except where the failure to be true and correct does not have, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on us;

•

we must have performed and complied with all of our obligations and covenants required to be performed or complied with under the merger agreement, in all material respects, at or prior to the closing date of the merger; and

•	no circumstances constituting a material adverse effect on us shall have occurred and continue to exist on the closing date of the merger.

          Our obligation to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including the following:

•

all of Humana’s and Merger Sub’s representations and warranties, disregarding all qualifications and exceptions therein relating to materiality, must be true and correct in all material respects as of the closing date of the merger, provided that representations and warranties that reference another specified date will be determined as of that date; and

•

Humana and Merger Sub must have performed and complied with all of their obligations and covenants required under the merger agreement in all material respects, at or prior to the closing date of the merger.

We can give no assurance that the conditions to the merger will be either satisfied or waived.

Termination of the Merger Agreement

The merger agreement may be terminated under certain circumstances, including the following:

•	by the mutual written consent of us and Humana;

•	by either us or Humana, if:

•

a law, injunction, judgment or ruling is enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect and enjoins, restrains, prevents or prohibits the merger or makes the merger illegal and becomes final and nonappealable;

•

the merger is not completed on or before March 31, 2008, or if, as of that date, the approval of the merger by the South Carolina Department of Insurance is the only unsatisfied condition precedent to the consummation of the merger, by May 31, 2008;

•

a party breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements, such that the closing conditions to the non-breaching party’s obligation to effect the merger would not be satisfied and the breach or failure to perform is not curable, or has not been cured prior to the earlier of (i) 30 days following receipt of written notice from the non-breaching party of such breach or failure to perform or (ii) the termination date of the merger agreement; or

	•	the approval of the merger agreement by our shareholders is not obtained at the special meeting or at any adjournment or postponement of such meeting;

•	by Humana, if:

•

our board of directors fails to call a special meeting of the shareholders or, if a special meeting is called, fails to recommend approval of the merger agreement at the special meeting or withdraws, amends or qualifies its recommendation in any manner adverse to Humana, or authorizes, endorses or recommends to the shareholders an alternative acquisition proposal;

•

we exempt any person other than Humana and Merger Sub from the threshold restrictions on common stock ownership or any anti-takeover provision in our articles of incorporation, or fail to make any state takeover statute applicable to an acquisition proposal; or

	•	we violate the provisions in the merger agreement prohibiting the solicitation of an alternative acquisition proposal;

•

by us, if prior to the approval of the merger agreement by our shareholders, in order to enter into a binding written agreement with respect to a third-party acquisition proposal that our board of directors determines in its good faith business judgment (after consultation with outside legal counsel and financial advisors) constitutes a superior proposal (as described under “The Merger Agreement — Covenants and Agreements”), provided that we have notified Humana in writing of our intention to terminate and provided to Humana the terms and conditions of the third-party acquisition proposal no less than three business days before such termination, have taken into account any changes to the terms and conditions of the merger agreement proposed by Humana, and have paid any termination fee required under the merger agreement.

Effect of Termination

          We have agreed to pay Humana a termination fee of $4,820,000 and to reimburse Humana for up to $500,000 of its reasonable out-of-pocket fees and expenses incurred in connection with the merger in the event that the merger agreement is terminated under the following circumstances:

•

if Humana terminates because our board of directors fails to call a special meeting of the shareholders, or withdraws, amends or modifies its recommendation of the merger and merger agreement in any manner adverse to Humana;

•	if Humana terminates because our board of directors authorizes, endorses, approves or publicly recommends an acquisition proposal by a third party relating to 10% or more of our assets or operations;

•

if Humana terminates because our board of directors materially breaches its obligation to not exempt any party other than Humana or Merger Sub from anti-takeover provisions under Virginia law or our articles of incorporation, or materially breaches its obligation to not solicit an acquisition proposal from any third party;

•	if we terminate the merger agreement, prior to the receipt of approval of the merger agreement by our shareholders, to enter into an agreement for a superior proposal; or

•

if either party terminates the merger agreement because our shareholders failed to approve the merger agreement at the special meeting, and we execute a definitive agreement with respect to an acquisition proposal within 12 months of the termination of the merger agreement.

Amendment and Waiver

          At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of our shareholders’ approval of the merger, by written agreement of us, Humana and Merger Sub, by action taken or authorized by their respective boards of directors; provided, however, that following receipt of our shareholders’ approval of the merger, there shall be no amendment of the merger agreement, which by law would require further approval by our shareholders.

          At any time prior to the effective time of the merger, Humana and Merger Sub, on one hand, and us, on the other hand may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any certificate or writing delivered pursuant to the merger agreement by the other party or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement by the other party. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

          The following table sets forth the beneficial ownership of our common stock as of September 19, 2007 (unless otherwise indicated), for each of our directors and named executive officers, and all directors and executive officers as a group and all persons known to us to beneficially own more than 5% of our outstanding common stock.

Name	Sole Voting and Investment Power	Other	Aggregate Shares Owned		Aggregate Percentage Owned(9)

Kenneth U. Kuk	351,241	0	351,241		1.6%
Scott H. DeLong III	107,006	0	107,006
John H. Flittie	9,245	0	9,245
Thomas D. Sass	51,772	0	51,772
Robert L. Laszewski	8,541	0	8,541
Dennis M. Mathisen	34,541	0	34,541
James J. Ritchie	7,172	2,631	9,803	(1)
Paul P. Moore	51,749	0	51,749
Paul F. Kraemer	49,772	0	49,772
Stanley D. Johnson	31,500	0	31,500
All directors, named executive officers and executive officers as a Group (14 persons)(2)	728,389	2,631	731,020		3.3%

Security Management Company LLC(3)	1,366,300		1,366,300		6.2%
One Security Benefit Place
Topeka, KS 66636-0001
Corbyn Investment Management, Inc.(4)	1,201,025		1,201,025		5.4%
2330 W. Joppa Road, Suite 108
Lutherville, Maryland 21093
Hotchkis and Wiley Capital Management, LLC(5)	987,200	487,400	1,474,600		6.6%
725 South Figueroa Street, 39th Floor
Los Angeles, CA 90017-5439
Wells Fargo & Company(6)	2,508,455	129,045	2,637,500		11.9%
420 Montgomery Street
San Francisco, CA 94104
Northhaven Associates, LLC(7)	0	1,213,900	1,213,900		5.4%
375 Park Avenue, Suite 2709
New York, NY 10152
Newcastle Partners, L.P.(8)	1,524,000	0	1,524,000		6.9%
200 Crescent Court, Suite 1400
Dallas, Texas 75201

(1)

Includes shares owned by Mr. Ritchie’s spouse. These shares may be deemed to be beneficially owned by Mr. Ritchie under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

(2)

In addition to the ownership data for the directors and named executive officers set forth above, ownership data includes 4,500 shares owned by Robert E. Matthews; 5,000 shares owned by each of James E. Nelson and R. Dale Vaughan; and 11,350 shares owned by Thomas J. Gibb, all of whom are executive officers.

(3)

Based solely on information reported in a Schedule 13G, dated December 31, 2006, Security Management Company, LLC (“SMC”) reported beneficial ownership of 1,366,300 shares of our common stock. SMC reported that it has the sole power to vote or direct the vote of 1,366,300 of such shares and has the sole power to dispose of or direct the disposition of 1,366,300 of such shares.

(4)

Based solely on information reported in a Schedule 13G, dated December 31, 2006, Corbyn Investment Management, Inc. (“Corbyn”) reported beneficial ownership of 1,201,025 shares of our common stock. Corbyn reported that it has the sole power to vote or direct the vote of 1,201,025 of such shares and has the sole power to dispose of or direct the disposition of 1,201,025 of such shares.

(5)

Based solely on information reported in a Schedule 13G/A, dated December 31, 2006, Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) reported beneficial ownership of 1,474,600 shares of our common stock. Hotchkis reported that it has sole power to vote or direct the vote of 987,200 of such shares and sole power to dispose of or direct the disposition of 1,474,600 of such shares. Hotchkis disclaims beneficial ownership of all such shares in this report pursuant to Section 13d-4 of the Exchange Act.

(6)

Based solely on information reported in a Schedule 13G/A, dated December 31, 2006, Wells Fargo & Company (“Wells”) reported beneficial ownership of 2,637,500 shares of our common stock. Wells reported that it has sole power to vote or direct the vote of 2,508,455 of such shares and has the sole power to dispose of or direct the disposition of 2,637,500 of such shares.

(7)

Based solely on information reported in a Schedule 13G, dated June 13, 2007, Northhaven Associates, LLC, Northhaven Management, Inc., Paul R. Burke, Richard Brown and James L. Zech (collectively, “Northhaven”) reported beneficial ownership of 1,213,900 shares of our common stock. Messrs. Burke, Brown and Zech are members of Northhaven Associates, LLC. Northhaven reported shared voting and investment power with respect to all such shares.

(8)

Based solely on information reported in a Schedule 13G, dated September 20, 2007, Newcastle Partners, L.P. (“NP”), Newcastle Capital Management, L.P. (“NCM”), Newcastle Capital Group, L.L.C. (“NCG”) and Mark E. Schwartz (together with NP, NCM and NCG, “Newcastle”) reported beneficial ownership of 1,524,000 shares of our common stock. Mark E. Schwartz is the managing member of NCG, which is the general manager of NCM, which in turn is the general partner of NP. Newcastle reported that it has the sole power to vote or direct the vote of 1,524,000 of such shares and the sole power to dispose of or direct the disposition of 1,524,000 of such shares.

(9)	Except as indicated, each person or group beneficially owns less than 1.0% of our outstanding common stock.

SHAREHOLDER PROPOSALS

Other Matters

          Neither our board of directors nor management intends to bring any matter for action at the special meeting of shareholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

KMG Shareholder Proposals

          If the merger is completed, we do not expect to hold a 2008 annual meeting of shareholders. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings. Any proposal submitted by a shareholder for inclusion in the proxy materials for the annual meeting of shareholders in 2008 must be delivered to our corporate Secretary at our principal office not later than December 1, 2007.

          In addition to any other applicable requirements, for business to be properly brought before the 2008 annual meeting by a shareholder, even if the proposal is not to be included in our proxy statement, the shareholder must give notice in writing to our corporate Secretary not later than January 30, 2008. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares of our common stock beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

          In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement may be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to KMG America Corporation, 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, Attention: Investor Relations, or by calling (952) 930-4802. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

          The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. We do not incorporate the contents of our website into this proxy statement.

          You may obtain our documents filed with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

KMG America Corporation
12600 Whitewater Drive, Suite 150
Minnetonka, Minnesota 55343
Attention: Company Secretary
Telephone: (952) 930-4810

          If you would like to request documents from us, please do so by November 9, 2007, to receive them before the special meeting.

          If you are a shareholder of record and have further questions about the exchange of your shares of our common stock for the per share amount of $6.20 in cash, you should contact Scott H. DeLong III, our Senior Vice President and Chief Financial Officer, at (952) 930-4804. You should not send in your stock certificate(s) evidencing your shares of our common stock until you receive the transmittal materials from the paying agent.

          You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement to vote on the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of October 16, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders on October 16, 2007, nor the payment of cash in the merger on any other date creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HUMANA INC.,

HUM VM, INC.

AND

KMG AMERICA CORPORATION

Dated as of September 7, 2007

A-i

A-ii

A-iii

A-iv

Section 10.9	Fees and Expenses	A-59
Section 10.10	Severability	A-59
Section 10.11	Company Disclosure Letter	A-59

ANNEXES AND EXHIBITS

Annex I	Articles of Incorporation of Surviving Corporation
Annex II	Bylaws of Surviving Corporation
Annex III	Articles of Merger

A-v

AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger, is made as of September 7, 2007, by and among (i) Humana Inc., a Delaware corporation (“Parent”); (ii) Hum VM, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”); and (iii) KMG America Corporation, a Virginia corporation (the “Company”). Parent, Merger Subsidiary, and the Company are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

                    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that it is in the best interests of Parent and the Company, respectively, and their respective stockholders that Parent acquire the businesses and operations of the Company through a merger (the “Merger”) of Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Virginia Stock Corporation Act, as amended (the “VSCA”);

                    WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are in the best interest of the Company and its shareholders;

                    WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are in their respective best interest and the best interest of their respective stockholders; and

                    WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the consummation of the Merger.

                    NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.1 Acquisition Proposal.

                    “Acquisition Proposal” shall have the meaning given in Section 7.4(a) hereof.

          Section 1.2 Affiliate.

                    “Affiliate” shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          Section 1.3 Agreement.

                    “Agreement” shall mean this Agreement and Plan of Merger, together with the Annexes, Exhibits and Schedules attached hereto, as amended from time to time in accordance with the terms hereof.

          Section 1.4 Articles of Merger.

                    “Articles of Merger” shall have the meaning given in Section 2.3 hereof.

          Section 1.5 Business Day.

                    “Business Day” means any day other than a day on which the office of the VSCC is closed.

          Section 1.6 Certificates.

                    “Certificates” shall have the meaning given in Section 4.2 hereof.

          Section 1.7 Change in Company Recommendation

                    “Change in Company Recommendation” shall have the meaning given in Section 7.2(d) hereof.

          Section 1.8 Closing; Closing Date.

                    “Closing” shall mean the closing held pursuant to Section 2.2 hereof, and “Closing Date” shall mean the date on which the Closing occurs, pursuant to Section 2.2.

          Section 1.9 Closing Condition Satisfaction Date.

                    “Closing Condition Satisfaction Date” shall have the meaning given in Section 2.2(a) hereof.

          Section 1.10 Code.

                    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          Section 1.11 Company.

                    “Company” shall mean KMG America Corporation, a Virginia corporation.

          Section 1.12 Company Benefit Plans.

                    “Company Benefit Plans” shall have the meaning given in Section 6.11(a) hereof.

          Section 1.13 Company Board.

                    “Company Board” shall mean the Board of Directors of the Company.

          Section 1.14 Company Common Stock.

                    “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

          Section 1.15 Company Disclosure Letter.

                    “Company Disclosure Letter” shall mean the letter dated the date of this Agreement and delivered to Parent and Merger Subsidiary concurrently with the execution and delivery of this Agreement, which sets forth certain exceptions to the representations and warranties of the Company and other disclosures requested of the Company in this Agreement.

          Section 1.16 Company Intellectual Property.

                    “Company Intellectual Property” shall have the meaning given in Section 6.18(a) hereof.

          Section 1.17 Company Pension Plan.

                    “Company Pension Plan” shall have the meaning given in Section 6.11(a) hereof.

          Section 1.18 Company Recommendation.

                    “Company Recommendation” shall have the meaning given in Section 7.2(d) hereof.

          Section 1.19 Company’s Representatives.

                    “Company’s Representatives” shall have the meaning given in Section 7.1(e) hereof.

          Section 1.20 Company SEC Reports.

                    “Company SEC Reports” shall mean the Annual Report on Form 10-K of the Company for its fiscal years ended December 31, 2005 and 2006, and all documents filed by the Company with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to Section 14 of the Exchange Act, and any report filed pursuant to Section 15(d) of the Exchange Act, in each case following the filing of such Annual Reports on Form 10-K and prior to the date hereof.

          Section 1.21 Company Stock Option.

                    “Company Stock Option” shall mean each option that represents the right to acquire Shares granted under a Stock Plan.

          Section 1.22 Confidentiality Agreement.

                    “Confidentiality Agreement” shall mean the letter agreement, dated as of May 19, 2007, between the Company and Parent.

          Section 1.23 Constituent Corporations.

                    “Constituent Corporations” shall have the meaning given in Section 2.1 hereof.

          Section 1.24 Contracts.

                    “Contracts” shall mean any contract, agreement, subcontract, indenture, note, bonds (including surety bond), loan, instrument, lease, mortgage, franchise, license, assignment, purchase order, sale order, understanding, commitment, whether written or oral, that is legally binding.

          Section 1.25 Current Employees.

                    “Current Employees” shall have the meaning given in Section 6.10(a) hereof.

          Section 1.26 D&O Tail Insurance.

                    “D&O Tail Insurance” shall have the meaning given in Section 7.7(b) hereof.

          Section 1.27 E&O Insurance

                    “E&O Insurance” shall have the meaning given in Section 7.7(c) hereof.

          Section 1.28 Effective Time.

                    “Effective Time” shall have the meaning given in Section 2.3 hereof.

          Section 1.29 Environmental Laws.

                    “Environmental Laws” shall mean any Law relating to pollution or protection of human health (excluding OSHA or equivalent state or local authorities) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to environmental releases or threatened environmental releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          Section 1.30 Environmental Permits.

                    “Environmental Permits” shall have the meaning given in Section 6.13(c) hereof.

          Section 1.31 ERISA.

                    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          Section 1.32 ERISA Affiliate.

                    “ERISA Affiliate” shall mean any corporation, trade or business, or other entity which, together with the Company or any of its Subsidiaries, is treated (or within the preceding six years was treated), as a single employer under Section 414 of the Code or Section 4001 of ERISA or part of the same “controlled group” as the Company or any of its Subsidiaries for purposes of Section 302(d)(8)(c) of ERISA.

          Section 1.33 Exchange Act.

                    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

          Section 1.34 GAAP.

                    “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

          Section 1.35 Governmental Authority.

                    “Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the South Carolina Department of Insurance, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

          Section 1.36 Hazardous Materials.

                    “Hazardous Materials” shall mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (“PCBs”) above regulated levels and radon gas (except as may be naturally occurring); and (ii) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law.

          Section 1.37 HSR Act.

                    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          Section 1.38 Indemnified Parties.

                    “Indemnified Parties” shall have the meaning given in Section 7.7(a) hereof.

          Section 1.39 IRS.

                    “IRS” shall mean the Internal Revenue Service.

          Section 1.40 Kanawha.

                    “Kanawha” shall mean Kanawha Insurance Company, a South Carolina corporation.

          Section 1.41 Kanawha Insurance Contracts.

                    “Kanawha Insurance Contracts” shall have the meaning given in Section 6.22(b).

          Section 1.42 Kanawha Reinsurance Agreements.

                    “Kanawha Reinsurance Agreements” shall have the meaning given in Section 6.24 hereof.

          Section 1.43 Kanawha SAP Statements.

                    “Kanawha SAP Statements” shall have the meaning given in Section 6.21(a) hereof.

          Section 1.44 Keefe.

                    “Keefe” shall mean Keefe, Bruyette & Woods, Inc., financial advisor to the Company.

          Section 1.45 Knowledge of the Company.

                    “Knowledge of the Company” shall mean the actual knowledge, after commercially reasonable due inquiry, of those officers of the Company identified in Section 1.45 of the Company Disclosure Letter.

          Section 1.46 Law.

                    “Law” shall mean any law, statute, rule, regulation, ordinance, agency instruction and other guidance and sub-regulatory issuance, and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

          Section 1.47 Leased Real Property.

                    “Leased Real Property” shall have the meaning given in Section 6.9(d) hereof.

          Section 1.48 Liens.

                    “Liens” shall mean all liens, charges, pledges, mortgages, security interests and transfer restrictions, or other encumbrances.

          Section 1.49 Material Adverse Effect.

                    “Material Adverse Effect” shall mean any effect or change that is (or would reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated hereby, excluding any adverse change, event, development, or effect arising from or relating to: (i) general business or economic conditions; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets; (iv) changes in GAAP or SAP; (v) changes in Laws or other binding directives issued by any Governmental Authority; (vi) the life and health insurance industry; (vii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; (viii) the announcement or pendency of the transactions contemplated by this Agreement (including any action or inaction by the Company’s or its Subsidiaries’ employees, brokers, agents, producers, customers or vendors); (ix) any actions taken, or inaction or failure to act, by the Company at the request or direction, following the date of this Agreement, of Parent or Merger Subsidiary; (x) any decrease of the financial strength ratings or ratings outlook for Kanawha as of the date hereof by any of the Ratings Agencies and the consequences of any such ratings or outlook decrease, provided, however, that excepted from this clause (x) shall be any events or circumstances that shall have caused any such ratings or outlook decrease and any consequences of such events or circumstances (other than any such ratings or outlook decrease); and (xi) those matters disclosed in Section 6.7 of the Company Disclosure Letter, other than to the extent that any adverse change, event, development, or effect referred to in each of clauses (i) through (vi) has had or would reasonably be expected to have a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as generally compared to other participants in the industries in which Company and its Subsidiaries conduct business.

          Section 1.50 Material Contract

                    “Material Contract” shall have the meaning given in Section 6.17(a) hereof.

          Section 1.51 Merger.

                    “Merger” shall mean the merger of Merger Subsidiary with and into the Company, to be effective at the Effective Time.

          Section 1.52 Merger Consideration.

                    “Merger Consideration” shall have the meaning given in Section 3.2(a) hereof.

          Section 1.53 Merger Subsidiary.

                    “Merger Subsidiary” shall mean Hum VM, Inc., a Virginia corporation and wholly-owned subsidiary of Parent.

          Section 1.54 NYSE.

                    “NYSE” shall mean the New York Stock Exchange, Inc.

          Section 1.55 Parent.

                    “Parent” shall mean Humana Inc., a Delaware corporation.

          Section 1.56 Parent’s Representatives.

                    “Parent’s Representatives” shall have the meaning given in Section 7.1(e) hereof.

          Section 1.57 Paying Agent.

                    “Paying Agent” shall mean American Stock Transfer and Trust Company or other Person mutually agreed to by the Parties.

          Section 1.58 Payment Fund.

                    “Payment Fund” shall have the meaning given in Section 4.1 hereof.

          Section 1.59 Permits.

                    “Permits” shall mean permits, licenses and governmental authorizations, certifications, registrations and approvals (excluding Environmental Permits).

          Section 1.60 Permitted Investments.

                    “Permitted Investments” shall have the meaning given in Section 4.1 hereof.

          Section 1.61 Person.

                    “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

          Section 1.62 Producer.

                    “Producer” shall have the meaning given in Section 6.23 hereof.

          Section 1.63 Proxy Statement.

                    “Proxy Statement” shall mean the proxy statement of the Company distributed to the shareholders of the Company in connection with the Special Meeting.

          Section 1.64 Ratings Agencies.

                    “Ratings Agencies” shall mean A.M. Best Company and Standard & Poor’s Ratings Group.

          Section 1.65 Required Company Vote.

                    “Required Company Vote” shall have the meaning given in Section 8.1(a) hereof.

          Section 1.66 Restraints.

                    “Restraints” shall have the meaning given in Section 8.1(b) hereof.

          Section 1.67 SAP.

                    “SAP” shall mean the statutory accounting practices prescribed or permitted by the South Carolina Department of Insurance.

          Section 1.68 Sarbanes-Oxley Act.

                    “Sarbanes-Oxley Act” shall have the meaning given in Section 6.6(b) hereof.

          Section 1.69 SEC.

                    “SEC” shall mean the United States Securities and Exchange Commission.

          Section 1.70 Securities Act.

                    “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

          Section 1.71 Shares.

                    “Shares” shall mean shares of Company Common Stock.

          Section 1.72 Special Meeting.

                    “Special Meeting” shall have the meaning given in Section 7.2(a) hereof.

          Section 1.73 Stock Plans.

                    “Stock Plans” shall mean, collectively, the stock option and stock compensation plans of the Company, including those stock option and stock compensation plans set forth in Section 1.73 of the Company Disclosure Letter.

          Section 1.74 Subsidiary; Subsidiaries.

                    “Subsidiary” of any Person shall mean, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the equity interests or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person (collectively, “Subsidiaries”).

          Section 1.75 Superior Proposal.

                    “Superior Proposal” shall have the meaning given in Section 7.4(c) hereof.

          Section 1.76 Surviving Corporation.

                    “Surviving Corporation” shall have the meaning given in Section 2.1 hereof.

          Section 1.77 Taxes.

                    “Taxes” shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

          Section 1.78 Tax Returns.

                    “Tax Returns” shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the Company Benefit Plans.

          Section 1.79 Termination Date.

                    “Termination Date” shall have the meaning given in Section 9.1(b) hereof.

          Section 1.80 Transacted.

                    “Transacted” shall have the meaning given in Section 6.23 hereof.

          Section 1.81 VSCA.

                    “VSCA” shall mean the Virginia Stock Corporation Act, as amended.

          Section 1.82 VSCC.

                    “VSCC” shall mean the State Corporation Commission of the Commonwealth of Virginia.

          Section 1.83 Other Definitional Provisions.

                    (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes,” or

“including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

                    (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean United States dollars. The term “foreign” shall mean non-United States.

ARTICLE II
THE MERGER

          Section 2.1 The Merger.

                    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA, Merger Subsidiary shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation and a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue under the name “KMG America Corporation.”

          Section 2.2 Closing.

                    (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the third Business Day following the date (the “Closing Condition Satisfaction Date”) of the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the “Closing Date”), at the offices of Hunton & Williams LLP, 951 East Byrd Street, Richmond, Virginia 23219, unless another date, time or place is agreed to in writing by the Parties.

                    (b) The Parent may, by giving written notice to the Company at least two (2) Business Days prior to the Closing Date, delay the Closing to a date no later than the last Business Day of the month in which the Closing Condition Satisfaction Date occurs (a “Delayed Closing”); provided, however, that if Parent elects that the Closing shall be a Delayed Closing, then, notwithstanding anything to the contrary in this Agreement but subject to Section 8.4, the conditions to Closing set forth in Section 8.2(a) and Section 8.2(c) shall be deemed to have been satisfied or (to the extent permitted by applicable Law) waived by Parent on and as of the Delayed Closing. In the event that Parent causes a Delayed Closing as contemplated by this Section 2.2(b), all references in this Agreement to the Closing shall be deemed to be references to the Delayed Closing and the Closing Date shall be deemed to occur on the date on which the Delayed Closing occurs.

          Section 2.3 Effective Time of the Merger.

                    Subject to the provisions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing properly executed articles of merger (the “Articles of

Merger”) with the VSCC, a form of which is attached hereto as Annex III. Unless otherwise agreed to by the Parties, the Merger shall become effective at 12:00:01 a.m. on the first day immediately following the Closing and after such time as a certificate of merger is issued by the VSCC, or at such later date or time as Merger Subsidiary and the Company shall agree and as specified in the Articles of Merger (the “Effective Time”). At no time after the Closing but prior to the Effective Time shall any Party have the authority to abandon the Merger.

          Section 2.4 Effects of the Merger.

                    (a) The Merger shall have the effects set forth herein and in the applicable provisions of the VSCA.

                    (b) The directors and the officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

                    (c) The Articles of Incorporation of the Company immediately prior to the Effective Time shall be amended by virtue of the Merger to read in its entirety as set forth in Annex I attached hereto, until thereafter duly amended in accordance with the terms thereof and the VSCA.

                    (d) The Bylaws of the Company immediately prior to the Effective Time shall be amended by virtue of the Merger to read in their entirety as set forth in Annex II attached hereto, until thereafter duly amended in accordance with the terms thereof, the Articles of Incorporation of the Company and the VSCA.

          Section 2.5 Adjustments.

                    Subject to Section 7.1 hereof, if, during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares of Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period (or the occurrence of any similar events), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Company Common Stock and Company Stock Options the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split, combination, exchange, readjustment or dividend.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          Section 3.1 Effect on Capital Stock.

                    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holder of any Shares or the holder of any capital stock of Merger Subsidiary:

                    (a) Capital Stock of Merger Subsidiary. Each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                    (b) Cancellation of Certain Shares. Each Share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any wholly-owned Subsidiary of the Company (except for Shares owned on behalf of third parties), and each Share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent (except for Shares owned on behalf of third parties), shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          Section 3.2 Conversion of Outstanding Shares.

                    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the Shares or the holder of any capital stock of Merger Subsidiary:

                    (a) Subject to the other provisions of this Section 3.2, each Share of Company Common Stock (including the unvested restricted shares that shall vest as of the Effective Time pursuant to Section 3.4 below) issued and outstanding immediately prior to the Effective Time (excluding Shares cancelled pursuant to Section 3.1(b)) will be converted into the right to receive $6.20 per share in cash, payable to the holder thereof, without any interest thereon (“the Merger Consideration”), upon surrender and exchange of the Certificates.

                    (b) All Shares of Company Common Stock, when converted as provided in Section 3.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Company Common Stock except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of Article IV, such Certificates shall represent only the right to receive an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration to be paid in consideration therefor, without any interest thereon.

          Section 3.3 Stock Transfer Books.

                    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares of Company Common Stock (or any other shares of capital stock of the Company) thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such Certificates shall be canceled and (subject to applicable abandoned property, escheat and similar Laws) exchanged for an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon, as provided in Article IV hereof.

          Section 3.4 Company Restricted Shares.

                    As soon as practicable following the date of this Agreement, the Company Board or its compensation committee shall adopt such resolutions or take such other actions (if any) as may be required to provide that each restricted stock award that is outstanding immediately prior to the Effective Time shall be vested and transferable immediately prior to the Effective Time.

          Section 3.5 Company Stock Options and Related Matters.

                    As soon as practicable following the date of this Agreement, the Company Board or its compensation committee shall adopt such resolutions or take such other actions, if any, as may be required to provide that each option that represents the right to acquire Shares granted under a Stock Plan (each, a “Company Stock Option”) (i) shall be exercisable, in whole or in part, on a date that is at least 14 days prior to the Closing Date and thereafter until the Closing Date and (ii) if not exercised prior to the Effective Time, shall be canceled and terminated effective at the Effective Time. The holder of each Company Stock Option that is canceled and terminated in accordance with the preceding sentence shall be entitled to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option as of the Effective Time. Company Stock Options with an exercise price equal to or greater than the Merger Consideration will be canceled without any consideration. Parent shall cause the Surviving Corporation to pay all amounts payable pursuant to this Section 3.5 as soon as possible, but in any event not later than two business days following the Effective Time. Such payments shall be subject to all applicable Taxes, which shall be collected in accordance with any withholding requirements.

ARTICLE IV
PAYMENT FOR SHARES

          Section 4.1 Paying Agent.

                    Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares of Company Common Stock, for payment in accordance with this Article IV, through the Paying

Agent (the “Payment Fund”), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2(a) and this Article IV to holders of Shares (other than Shares canceled pursuant to Section 3.1(b)). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 4.2 out of the Payment Fund. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations at the highest interest rate available and receiving the highest investment grade rating from both Moody’s Investors Services, Inc. and Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $100,000,000 (collectively, “Permitted Investments”); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Article IV. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares of Company Common Stock shall be entitled under this Article IV, Parent shall promptly restore such amount of the inadequacy to the Payment Fund, and in any event shall be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

          Section 4.2 Payment Procedures.

                    As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than holders of Shares cancelled pursuant to Section 3.1(b)) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding Shares of Company Common Stock (the “Certificates”), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in such form and have such other customary provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of an amount equal to the product of (x) the number of Shares represented by such Certificate and (y) the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may be reasonably required by the Paying Agent), the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4.2, after the Effective Time each Certificate (other than Certificates representing Shares canceled pursuant to Section 3.1(b)) shall represent for all purposes only the right to receive an amount equal to the product of (i) the number of

Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon.

          Section 4.3 Termination of Payment Fund; Interest.

                    Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

          Section 4.4 No Liability.

                    Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares of the Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

          Section 4.5 Withholding Rights.

                    Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made and (ii) Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall provide to the holders of such Certificates written notice of the amounts so deducted or withheld.

          Section 4.6 Lost, Stolen or Destroyed Certificates.

                    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen, or destroyed Certificate an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon pursuant to this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

                    Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company as follows:

          Section 5.1 Organization; Authority.

                    Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent has the requisite power and authority to carry on its business as currently conducted.

          Section 5.2 Authority Relative to this Agreement.

                    The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Subsidiary are within the corporate power of Parent and Merger Subsidiary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Subsidiary, and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate or shareholder proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been, and all of the other documents and instruments required hereby have been or will be, duly and validly executed and delivered by Parent or Merger Subsidiary and (assuming the due authorization, execution and delivery hereof and thereof by the Company) this Agreement constitutes, and all of the other documents and instruments required hereby constitute or will constitute, valid and binding agreements of Parent and Merger Subsidiary, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          Section 5.3 Consents and Approvals; No Violations.

                    Except for (i) approval of the South Carolina Department of Insurance and any applicable notice, filing or approval requirements of the Laws or insurance regulatory authorities of any other jurisdictions in which Kanawha is licensed to transact insurance business, (ii) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities, “Blue Sky” or takeover Laws and (iii) the filing of the Articles of Merger as required by the VSCA, no material filing or registration with, and no material Permit, authorization, consent or approval of, any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Subsidiary or for the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Subsidiary will (x) conflict with or result in any breach of any provision of the Articles or Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or material modification) under, or otherwise result in any diminution of any of the rights of Parent or Merger Subsidiary with respect to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which it or any of them or any of their properties or assets may be bound, or (z) violate (with or without due notice or lapse of time or both) any Law or any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets except, in the case of subsections (y) and (z) above, for violations, breaches or defaults that will not prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 5.4 Litigation.

                    There is no action, suit, proceeding or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened against or relating to Parent or Merger Subsidiary at Law or in equity, or before any Governmental Authority, that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          Section 5.5 Information Supplied.

                    None of the information relating to Parent and its Affiliates supplied in writing by Parent specifically for inclusion in the Proxy Statement and any amendment or supplement thereto will, at the time the Proxy Statement and any amendment or supplement thereto is mailed to Company shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 5.6 Financial Capability.

                    Parent has sufficient available cash, marketable securities and borrowing capacity under its committed credit facilities that are permitted to be used for the Merger to consummate the transactions contemplated hereby.

          Section 5.7 Fees and Expenses of Brokers and Others.

                    Neither Parent nor any of its Affiliates: (i) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement; (ii) is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement; or (iii) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except in each case that Parent has engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to represent it in connection with such transactions and shall pay all of Credit Suisse’s fees and expenses in connection with such engagement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as: (i) set forth in the Company Disclosure Letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto); or (ii) disclosed in the Company SEC Reports filed on or prior to the date hereof (excluding any disclosures set forth in any risk factor section and in any section relating to forward looking statements, in each case, to the extent that they are cautionary, predictive or forward-looking in nature); provided that, in no event shall any disclosure in any Company SEC Reports qualify or limit the representations and warranties of the Company set forth in Section 6.1, Section 6.2, Section 6.3 or Section 6.4 of this Agreement or in the corresponding sections of the Company Disclosure Letter; the Company represents and warrants to Parent and Merger Subsidiary as follows:

          Section 6.1 Organization and Authority of the Company.

                    The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held, except where the failure to have such power has not had, or would not reasonably be expected to have, a Material Adverse Effect. The Company is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction in which it conducts business where the failure to be so qualified has had, or would reasonably be expected to have, a Material Adverse Effect. The Company has made available to Parent prior to the date hereof (i) complete and correct copies of the Articles of Incorporation and Bylaws of the Company and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company’s shareholders, the Company Board and each committee of the Company Board held since December 12, 2004 (or such earlier date as may have been requested by Parent), through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

          Section 6.2 Subsidiaries.

                    (a) Section 6.2(a) of the Company Disclosure Letter sets forth a true and complete list of all the Subsidiaries of the Company. Except as set forth in Section 6.2(a) of the Company Disclosure Letter, the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries. Except for marketable securities owned in the ordinary course of business and except as set forth in Section 6.2(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

                    (b) Each of the Company’s Subsidiaries is a corporation, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has full corporate or other entity power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held, except where the failure to have such power has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each such Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction in which it conducts business where the failure to be so qualified has had, or would reasonably be expected to have, a Material Adverse Effect. The copies of the organizational documents of each such Subsidiary, in each case as amended to date and made available to Parent’s and Merger Subsidiary’s counsel, are true and complete copies thereof, and no amendments thereto are pending. None of the Company’s Subsidiaries is in default in any material respect in the performance, observation or fulfillment of its obligations under its respective organizational documents. The Company has made available to Parent prior to the date hereof (i) complete and correct copies of a certificate of incorporation and bylaws, or similar formation and governing documents, of each of its Subsidiaries and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of its Subsidiaries’ stockholders, boards of directors and each committee of such boards of Directors held since December 12, 2004, through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

          Section 6.3 Capitalization.

                    (a) The Company’s authorized equity capitalization consists of 75,000,000 Shares of Company Common Stock, par value $0.01 per share, and 25,000,000 shares of Company preferred stock, no par value per share. As of the close of business on September 6, 2007, 22,216,319 Shares of Company Common Stock and no shares of Company preferred stock were issued and outstanding. Such Shares of Company Common Stock constituted all of the issued and outstanding shares of capital stock of the Company as of such date. All issued and outstanding Shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities Laws. Except as set forth in Section 6.3(a) of the Company Disclosure Letter, the Company has not declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Shares of Company Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. All outstanding Shares of Company Common Stock are duly listed for trading on the NYSE.

                    (b) All of the outstanding shares of capital stock of the Company’s Subsidiaries are validly issued, fully paid and nonassessable. Except as disclosed in Section 6.3(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock, partnership, membership or equity interests of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of all Liens. Except as set forth in Section 6.3(b)

of the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, subscriptions, rights or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, granting to any third party the right to purchase or acquire any capital stock of or any partnership, membership or equity interests in the Company or any of its Subsidiaries, and there are no put rights or Contracts pursuant to which any of the Company or any of its Subsidiaries is bound to repurchase any shares of its capital stock or partnership, membership or equity interests.

                    (c) Section 6.3(c) of the Company Disclosure Letter contains a true, accurate and complete list of the number of outstanding Company Stock Options, the grant date of each such Company Stock Option, the number of Shares of Company Common Stock that holders of such Company Stock Options are currently entitled to receive upon the exercise of the Company Stock Options, the corresponding exercise price as of the date hereof, the vesting schedule, and the expiration date of such Company Stock Option. Section 6.3(c) of the Company Disclosure Letter contains a true, accurate and complete list of the number of outstanding restricted Shares of Company Stock, the grant date of each such restricted Share, and the vesting schedule for such restricted Shares. Except for the Company Stock Options and restricted Shares set forth in such Section 6.3(c) of the Company Disclosure Letter, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries; (ii) options, restricted stock, warrants, deferred compensation arrangements, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or transfer, any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the Company or any of its Subsidiaries; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, deferred compensation arrangement, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries; or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the market price or value of any securities of the Company or any of its Subsidiaries. Except as set forth in Section 6.3(c) of the Company Disclosure Letter, there are no (i) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries or (ii) voting trusts, voting agreements or other agreements or understandings with respect to the voting of capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third Person is a party. None of the Company or any of its Subsidiaries has any obligation or commitment to provide financing to or make any debt or equity investment in any entity other than wholly-owned Subsidiaries of the Company.

          Section 6.4 Authority Relative to this Agreement.

                    The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by the Company are within the corporate power of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and no other corporate or shareholder proceedings on the part of the Company are necessary to authorize this

Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the Required Company Vote). This Agreement has been, and all of the other documents and instruments required hereby have been or will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by Parent and/or Merger Subsidiary) this Agreement constitutes, and all of the other documents and instruments required hereby constitute or will constitute, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          Section 6.5 Consents and Approvals; No Violations.

                    Except for (i) approval of the South Carolina Department of Insurance and any applicable notice, filing or approval requirements of the Laws or insurance regulatory authorities of any other jurisdictions in which Kanawha is licensed to transact insurance business, (ii) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities, insurance, “Blue Sky” or takeover Laws, (iii) the filing of the Articles of Merger as required by the VSCA, and (iv) those required filings, registrations, consents and approvals listed in Section 6.5 of the Company Disclosure Letter, no material filing or registration with, and no material Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement by the Company or for the consummation by the Company of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by the Company will (x) conflict with or result in any breach of any provision of the articles or certificates of incorporation, bylaws, trust, partnership or joint venture agreements or other organizational documents of the Company or any of its Subsidiaries, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or material modification) under, or otherwise result in any diminution of any of the rights of the Company or any of its Subsidiaries with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (z) violate (with or without due notice or lapse of time or both) any Law or any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets except, in the case of subsections (y) or (z) above, for violations, breaches or defaults that would not, and would not reasonably be expected to, have a Material Adverse Effect.

          Section 6.6 SEC Reports.

                    (a) The Company SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act and the Exchange

Act. As of their respective dates, none of the Company SEC Reports, including any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the Company SEC Reports fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and each of the statements of operations and cash flow (including the related notes and schedules) included in the Company SEC Reports fairly presented in all material respects the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth therein, in each case, in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein, and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Each of the financial statements (including the related notes and schedules) included in the Company SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC and (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein, and subject to normal year end and audit adjustments in the case of any unaudited interim financial statements. Except for the Company, none of the Company or its Subsidiaries is required to file any forms, reports or other documents with the SEC, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities Laws. Since December 12, 2004, the Company has filed, in all material respects, all reports, registration statements and other filings required to be filed by it with the SEC. To the Knowledge of the Company, since December 12, 2004, the Company’s directors, officers and shareholders, have filed, in all material respects, all reports, registration statements and other filings regarding the Company that are required to be filed by them with the SEC.

                    (b) The Chief Financial Officer and Chief Executive Officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Reports, and the statements contained in such certifications were complete and correct in all material respects at the time they were made. The Company has designed and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) to ensure that information required to be disclosed in the Company SEC Reports is recorded, processed and reported, within the time periods specified in the SEC’s rules and forms, and such disclosure controls and procedures include controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. The Company has designed and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

                    (c) The financial statements included in the Company SEC Reports fairly reflect (in accordance with GAAP) in all material respects amounts required to be shown as an expense in connection with the grant and/or amendment of any Company Stock Option, and the disclosure of the Company Stock Options in the Company SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

                    (d) The Company is in compliance in all material respects, with all current listing and corporate governance requirements of the NYSE.

          Section 6.7 Absence of Certain Changes or Events.

                    Except as disclosed in the Company SEC Reports, the Kanawha SAP Statements or set forth in Section 6.7 of the Company Disclosure Letter and except for changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof, since the date of the balance sheet referred to in Section 6.16 hereof, the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and has not:

                    (a) had any event, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

                    (b) materially increased the compensation payable by it (or for which it or any of its Subsidiaries may have any liability) to any executive officer;

                    (c) instituted, settled or agreed to settle, any material litigation, action, or proceeding before any Governmental Authority;

                    (d) had any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries which is not covered by insurance;

                    (e) except for distributions by a Company Subsidiary to the Company or another Company Subsidiary in accordance with Laws, declared or paid any dividend or made any distribution on its capital stock or redeemed or purchased any shares of its capital stock;

                    (f) reclassified, combined, split, subdivided or redeemed or otherwise repurchased any of its capital stock (including its Company Common Stock), or created, authorized, issued, sold, delivered, pledged or encumbered any of its capital stock (including its Company Common Stock), whether authorized but unissued or held in treasury, or other securities convertible into or exchangeable for its capital stock (including its Company Common Stock), or granted or otherwise issued any options, warrants or other rights with respect thereto;

                    (g) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, equity interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof (other than purchases of marketable securities in the ordinary course of business consistent with past practice);

                    (h) made any material change to any accounting principle, method or practice, including any actuarial practices or methodologies, or any material change to any methods of reporting income, deductions or other items for Tax purposes, except, in each case, for such changes required by changes in SEC guidelines, GAAP or SAP; or

                    (i) materially amended any of the Company Benefit Plans.

          Section 6.8 Litigation.

                    Except as set forth in Section 6.8 of the Company Disclosure Letter, there is no action, suit, proceeding or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, threatened through written contact by counsel to the plaintiff or claimant against the Company or any of its Subsidiaries at Law or in equity or before any Governmental Authority that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards by any Governmental Authority against the Company or any of its Subsidiaries that are material.

          Section 6.9 Title to and Sufficiency of Assets; Liens; Leases.

                    (a) Except as set forth in Section 6.9(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property and its tangible properties and assets, except where the failure to have such good, valid and marketable title, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect; in each case subject to no Liens, except for: (i) Liens reflected in the consolidated balance sheet of the Company as of June 30, 2007; (ii) Liens consisting of zoning or planning restrictions, easements, Permits and other restrictions or limitations on the use of real property or irregularities in title thereto or matters that would be disclosed by an accurate survey of the real property, in each case, which do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective businesses; (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and (iv) Liens on tangible properties and assets which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with the terms of all leases of tangible properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and (ii) each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                    (b) All tangible assets owned or used by the Company and its Subsidiaries in the operation of their respective businesses (including all assets held by the Company and its Subsidiaries under leases and licenses), taken as a whole, are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the conduct of such businesses as currently conducted, except as have not had, or would not reasonably be expected to have, a Material Adverse Effect.

                    (c) Section 6.9(c) of the Company Disclosure Letter sets forth the address or other description of each parcel of real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in such Owned Real Property, except as reflected in the Section 6.9(a) of the Company Disclosure Letter.

                    (d) Each material lease (a “Real Property Lease”) of real property used by the Company or its Subsidiaries in the conduct their business as currently conducted is listed in Section 6.9(d) of the Company Disclosure Letter (“Leased Real Property”). Except those items that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect:

                              (i) the Company or a Subsidiary of the Company, as applicable, has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to each pertinent Real Property Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

                              (ii) each Real Property Lease relating to a Leased Real Property has been duly authorized and executed by the Company or such Subsidiary, as applicable;

                              (iii) to the Knowledge of the Company, neither the Company nor such Subsidiary is in default in any material respect under any Real Property Lease relating to a Leased Real Property, nor, to the Knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default in any material respect by the Company or such Subsidiary, as applicable;

                              (iv) to the Knowledge of the Company, no other party to any Real Property Lease relating to a Leased Real Property is in default in any material respect under any such lease; and

                              (v) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease relating to a Leased Real Property.

                    (e) To the Knowledge of the Company, no material assessment for public improvement, which is due and remaining unpaid, has been made against any Owned Real

Property or Leased Real Property, and there are no currently proposed or pending material assessments for public improvements against the Owned Real Property or Leased Real Property to which the Company or any of its Subsidiaries will be responsible. Since January 1, 2007, there has been no condemnation or eminent domain proceeding filed, or to the Knowledge of the Company, threatened, which has had, or would reasonably be expected to have, an adverse effect on a material portion of, or the Company or any Subsidiary’s use of a material portion of, the Owned Real Property or Leased Real Property.

          Section 6.10 Labor Matters.

                    (a) Section 6.10(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of the following information with regard to every employee currently employed by the Company and its Subsidiaries (the “Current Employees”): (i) name; (ii) job title; (iii) date of commencement of employment or engagement; (iv) current compensation paid or payable and any change in compensation since January 1, 2007; (v) sick and vacation leave that is accrued but unused; and (vi) service credited for purposes of vesting and eligibility to participate under any Company Plan.

                    (b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and has not experienced any strike, slowdown, work stoppage, lockout or other collective bargaining dispute. To the Knowledge of Company, no application or petition for an election of or for certification of a collective bargaining agent relating to the Company or any of its Subsidiaries is pending.

                    (c) Except as set forth in Section 6.10(c) of the Company Disclosure Letter and except for such items that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect:

                              (i) Each of the Company and its Subsidiaries are in compliance with all Laws relating to employment, employment practices, equal employment opportunity, immigration, collective bargaining, payment of social security and similar Taxes, and wages and hours;

                              (ii) There is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending before the National Labor Relations Board or similar Governmental Authority in the State of South Carolina or any other jurisdiction where the Company or its Subsidiaries is engaged in business, and no such charge or complaint has been made against the Company or its Subsidiaries with a Governmental Authority since December 21, 2004;

                              (iii) There has been no charge of discrimination filed against the Company or its Subsidiaries with the Equal Employment Opportunity Commission or similar Governmental Authority since December 21, 2004, in the State of South Carolina or any other jurisdiction where Company or its Subsidiaries are engaged in business; and

                              (iv) Neither the Company nor any of its Subsidiaries has a Contract or relationship with any Person who it characterizes as an independent contractor, but who should, under applicable Law, be treated as an employee.

                    (d) Except as set forth in Section 6.10(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written employment, independent contractor agreement, consulting agreement, advisory or service agreement, retention agreement, transaction bonus agreement, deferred compensation agreement, bonus agreement, change-of-control contract (including all Contracts which require a payment to any Person upon the consummation of the Merger or any other transaction contemplated by this Agreement), or severance Contract, in each case except for such Contracts as may be terminated by the Company or any of its Subsidiaries without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company or any of its Subsidiaries is to make current and customary wage or salary payments and provide current and customary employee benefits. Since December 21, 2004, and except as set forth in Section 6.10(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any loans or advance (other than travel advances in the ordinary course of its business) to any officer or director of the Company or any of its Subsidiaries.

          Section 6.11 Employee Benefit Plans.

                    (a) For purposes of this Section, the term “Company Benefit Plans” shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, payroll practices, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and any “nonqualified deferred compensation plan,” as that term is defined in Section 409A of the Code, adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Company or its Subsidiaries or ERISA Affiliates thereof for the benefit of employees, service providers, consultants, retirees, dependents, spouses, directors or other beneficiaries and under which employees, service providers, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate. Section 6.11(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan, other than immaterial Company Benefit Plans. Any of the Company Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Company Pension Plan.” Section 6.11(a) of the Company Disclosure Letter also sets forth a true and complete list of each ERISA Affiliate. Except as set forth in Section 6.11(a) of the Company Disclosure Letter, there has been no announcement or commitment by the Company, its Subsidiaries or any ERISA Affiliate to create any new plan, program or arrangement that would constitute a Company Benefit Plan hereunder or to amend any Company Benefit Plan, except for technical amendments required by applicable law which do not materially increase the cost of such Company Benefit Plan. Except for the vesting of outstanding shares of restricted Company Common Stock, neither the execution of this Agreement, nor the consummation of any transaction contemplated thereby, will accelerate, increase or vest any material benefits otherwise payable under any material Company Benefit Plan.

                    (b) No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any obligation to any multiemployer plan within the meaning of Section 3(37) of

ERISA. There exist no facts or circumstances which could subject the Company, any of its Subsidiaries, or any ERISA Affiliate thereof to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

                    (c) Each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and all applicable laws, including ERISA and the Code, with such exceptions that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                    (d) Except as set forth in Section 6.11(d) of the Company Disclosure Letter, with respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of: (i) all plan documents, amendments, agreements, trust instruments, insurance contracts, and other funding arrangements; (ii) any summary plan descriptions to the extent applicable; (iii) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan; (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter; and (v) the past three years financial statements, reports, audits and nondiscrimination testing results relating to such Company Benefit Plans.

                    (e) Each Company Pension Plan intended to be qualified under Section 401(a) of the Code is so qualified and all related trusts are exempt from taxation under Section 501(a) of the Code and is the subject of a favorable IRS determination letter. All Company Pension Plans have been amended, as appropriate, so as to extend any applicable remedial amendment period under Revenue Procedure 2005-66, except those amendments which have not had, and would not be reasonably expected to have, a Material Adverse Effect. There are no facts or circumstances that may adversely affect the qualification of any Company Pension Plan, with such exceptions as have not had, and would not reasonably be expected to have, a Material Adverse Effect. No Company Pension Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code). No portion of any account balance or assets in any Company Pension Plan is invested in employer securities.

                    (f) No Company Benefit Plan provides for post-retirement medical benefit obligations (other than continued coverage required under Section 4980B of the Code and Sections 601, et. seq. of ERISA, or similar state law, the cost of which is borne by the participant or other beneficiary). Neither the Company, any or its Subsidiaries, nor any ERISA Affiliate ever has sponsored, maintained or had any obligation to contribute to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

                    (g) Except as set forth on Section 6.11(g) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has ever maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 6.11(g) of the Company Disclosure Letter, no Company Pension Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such Company Pension Plan exceeds the Company Pension Plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the Company Pension Plan terminated in accordance with all applicable legal requirements. There has been no “reportable event” (as defined in Section 4043(b) of ERISA with respect to any Company Pension Plan, and this transaction shall not cause such a “reportable event.” With respect to any Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code, the funding method for such Company Pension Plan complies in all material respects with ERISA and the Code and there exists no accumulated funding deficiency. No event has occurred nor circumstances exist that may result in any accumulated funding deficiency with respect to any Company Pension Plan as of the last day of the current plan year. Neither the Company, its Subsidiaries, nor any ERISA Affiliate is liable for any material contributions or material excise taxes due and unpaid with respect to any Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code. With respect to any Company Pension Plan, there is no material liability to the Pension Benefit Guaranty Corporation or to any Company Pension Plan trustee under Title IV of ERISA, and there are no facts or circumstances which exist or may arise which could give rise to such liability for the Company or its Subsidiaries. Neither the Company, any Subsidiary, nor any ERISA Affiliate ever has incurred any liability which could subject Parent or the Company or its Subsidiaries to material liability under Section 4062, 4063, or 4064 of ERISA. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has engaged in any material transaction within the meaning of Section 4069 of ERISA.

                    (h) There is no pending or threatened claim, litigation, administrative action, lien or proceeding relating to any Company Benefit Plan, except for routine claims for benefits, for which the Company, its Subsidiaries, or any ERISA Affiliate could have any direct, indirect or contingent liability, with such exceptions that have not had, and would not reasonably be expected to have, a Material Adverse Effect. No Company Benefit Plan is under audit or review by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority, except such audits that have not had, and would not reasonably be expected to have, a Material Adverse Effect. There has been no act or omission with respect to any Company Benefit Plan that could result in the imposition of excise or other taxes or in the imposition of penalties, except such excise or other taxes or penalties that have not had, and would not reasonably be expected to have, a Material Adverse Effect. No asset of any Company Benefit Plan is subject to tax as unrelated business taxable income.

                    (i) All material Company Benefit Plans that are nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) have been administered in good-faith compliance with Section 409A of the Code and applicable guidance.

                    (j) Except as set forth in Section 6.11(j) of the Company Disclosure Letter, no payment that is owed or may become due to any director, officer, employee, agent or service provider of the Company, any of its Subsidiaries, or any ERISA Affiliate will be non-deductible or subject to tax under Sections 280G, 409A or 4999 of the Code, nor shall Company, any of its Subsidiaries, or any ERISA Affiliate be required to “gross-up” or otherwise compensate any such person because of the imposition of any tax on a payment or a benefit to or for such person.

          Section 6.12 Tax Matters.

                    Except as set forth in Section 6.12(a) of the Company Disclosure Letter and except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                    (a) Each of the Company and its Subsidiaries has prepared in good faith and duly and timely filed all Tax Returns required to be filed by it with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Company or its Subsidiaries, and all such filed Tax Returns are complete and accurate in all material respects;

                    (b) Each of the Company and its Subsidiaries (i) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return, and (ii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which adequate provisions have been made in accordance with GAAP on the most recent balance sheet included in the Company’s Quarterly Report on Form 10-Q;

                    (c) Neither the IRS nor any other Governmental Authority is asserting by written notice to the Company or its Subsidiaries, or, to the Knowledge of the Company, threatening to assert against, the Company or its Subsidiaries, any deficiency or claim for any amount of additional Taxes;

                    (d) To the Knowledge of the Company, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received a written notice of any actual or threatened audits or proceedings;

                    (e) Each of the Company and its Subsidiaries has withheld and paid over all Taxes with respect to periods (or portions thereof) ending on or prior to the date hereof that are required by applicable Law to have been withheld and paid over (including any estimated Taxes);

                    (f) Each of the Company and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person;

                    (g) No deferred inter-company gain will be recognized by either the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated in this Agreement;

                    (h) Neither the Company nor its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return other than the consolidated group of which the Company or Kanawha is or was the common parent or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law);

                    (i) Neither the Company nor its Subsidiaries is a party to any income Tax sharing or income Tax indemnification agreement with any Person other than the Company and its Subsidiaries;

                    (j) The Company has not entered into any “listed transaction” within the meaning of Treas. Reg. §1.6011-4(b); and

                    (k) Neither the Company nor any of its Subsidiaries has waived any applicable statute of limitations with respect to any material federal or state income or franchise Taxes and has not otherwise agreed to any extension of time with respect to any material federal or state income or franchise tax assessment or deficiency.

          Section 6.13 Environmental Matters.

                    (a) Except as set forth in Section 6.13(a) of the Company Disclosure Letter, the Company is, and at all times has been, in compliance with applicable Environmental Laws relating to the conduct of its business, except where the failure to be in compliance, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 6.13(a) of the Company Disclosure Letter, and except as would not otherwise, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the Company has not received any actual or proposed order, notice or other written demand that remains unresolved from (i) any governmental body or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of the presence or release of Hazardous Materials onto or from: (A) any property or assets in which the Company has or had an interest; or (B) any property at which the Company disposed of Hazardous Materials for which the Company would reasonably be expected to be a potentially responsible party under applicable Environmental Laws.

                    (b) Except as set forth in Section 6.13(b) of the Company Disclosure Letter, or as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened environmental claims, Liens, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets in which the Company has or had an interest.

                    (c) The Company has obtained and has listed in Section 6.13(c) of the Company Disclosure Letter all permits required for the conduct of its business under applicable Environmental Laws (collectively, the “Environmental Permits”), and all such Environmental Permits are in good standing and the Company is in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          Section 6.14 Compliance with Law.

                    Except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in

compliance with all applicable Laws and all orders, decrees, writs, and injunctions of Governmental Authorities, and neither the conduct of the respective businesses, nor the respective operations or uses of the respective assets, of the Company and its Subsidiaries violates or conflicts with, and has not violated or conflicted with, any Law or any order, decree, writ or injunction of any Governmental Authority. Each of the Company and its Subsidiaries holds, to the extent legally required, all Permits that are required for the operation of the respective businesses of the Company and its Subsidiaries as now conducted, except where the failure to hold such Permit would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. This Section 6.14 does not relate to matters with respect to Taxes, Environmental Laws, Company Pension Plans or Company Benefit Plans, which are the subject of Section 6.12, Section 6.13, Section 6.11, respectively.

          Section 6.15 Fees and Expenses of Brokers and Others.

                    None of the Company or its Subsidiaries: (i) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement; (ii) is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement; or (iii) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except in each case that the Company has engaged Keefe to represent it in connection with such transactions, and shall pay all of Keefe’s fees and expenses in connection with such engagement.

          Section 6.16 Absence of Undisclosed Liabilities.

                    None of the Company or its Subsidiaries has, as of the date hereof, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of the Company prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (i) reflected on or accrued or reserved against in the consolidated balance sheet of the Company as of June 30, 2007, included in the Company SEC Reports or reflected in the notes thereto, respectively, (ii) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect, (iii) incurred in connection with this Agreement or the transactions contemplated hereby or (iv) disclosed in Section 6.16 of the Company Disclosure Letter.

          Section 6.17 Material Contracts.

                    (a) Except as disclosed in the Company SEC Reports filed or furnished with the SEC since January 1, 2007, and prior to the date of this Agreement and except for this Agreement, Section 6.17(a) of the Company Disclosure Letter contains a complete and accurate list of each Material Contract as of the date hereof. For purposes of this Agreement, the term “Material Contract” means any Contract to which the Company or any Subsidiary is a party or bound as of the date hereof and which:

                              (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

                              (ii) involves or is expected to involve payment or other obligations aggregating more than $250,000 over the life of such Contract or more than $100,000 in any year, and which cannot be cancelled by the Company or any of its Subsidiaries in 90 or fewer days notice without premium or penalty, excluding Contracts and real property leases entered into by the Company in the ordinary course of business consistent with past practice;

                              (iii) is an employment, severance or consulting Contract with any director, officer or employee of the Company requiring an annual payment of compensation in excess of $100,000 for each Person, or relating to termination, retention, severance or change of control incentives or bonus payments (other than standard employee manuals and the like);

                              (iv) limits or restricts the right or ability of the Company or any Subsidiary of the Company, or Parent or any Subsidiary of Parent following the Effective Time, from competing with any Person or entering into or engaging in any market or line of business or in any geographical area, or from soliciting members or customers in any line of business or in any geographical area;

                              (v) is an agreement relating to the incurrence, assumption, surety or guarantee of any indebtedness of $100,000 or more (excluding any agreement to guarantee lease payments);

                              (vi) is an agreement under which the Company or any of its Subsidiaries has made advances or loans to any other Person in excess of $100,000 (which shall not include advances made to an employee of the Company or any of its Subsidiaries in the ordinary course of business);

                              (vii) is a Contract that requires the payment by or to the Company or any of its Subsidiaries of a royalty, “finders’ fee,” brokerage commission, override or similar commission or fee of more than $100,000 per year, excluding Contracts entered into by the Company in the ordinary course of business consistent with past practice;

                              (viii) relates to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, on any assets or properties of the Company or any Subsidiary (excluding equipment leases involving aggregate annual payment of less than $100,000 per lease or $250,000 in the aggregate);

                              (ix) any Contract (or group of related Contracts) with employer groups, self-insured, insurance carriers, managed care plans, or other customers or suppliers of the Company or any of its Subsidiaries, including Contracts for insurance products, reinsurance products or stop loss protection, or for insurance product administration, claims handling, eligibility administration, support services or other products or services, which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $500,000 per annum;

                              (x) any Contract between the Company or any of its Subsidiaries with health care service providers who received payments from the Company (whether by capitation, claims payments or other forms of payments) in excess of $500,000 during calendar year 2006; or

                              (xi) would prohibit or delay the consummation of any of the transactions contemplated by this Agreement.

                    (b) Each Material Contract to which any of the Company or its Subsidiaries is a party or by which any of them is bound is in full force and effect and constitutes the valid and binding obligation of the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, constitutes the valid and binding obligation of the other parties thereto. The Company has made available to Parent true and complete copies of all written Material Contracts. Except as disclosed in Section 6.17(b) of the Company Disclosure Letter, there are no existing breaches or defaults by any of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party to a Material Contract under any Material Contract the effect of which, individually or in the aggregate, has had, or would reasonably be expected to have or constitute a Material Adverse Effect and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default. Neither the Company nor any of its Subsidiaries is currently paying liquidated damages in lieu of performance under any Material Contract, except for performance guarantee payments made in the ordinary course of business, none of which, individually or in the aggregate, are material to the Company or any of its Subsidiaries, and except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          Section 6.18 Company Intellectual Property.

                    Except as set forth in Section 6.18 of the Company Disclosure Letter and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                    (a) To the Knowledge of the Company, the Company through itself or its Subsidiaries owns or possesses valid and enforceable licenses to use, all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, know-how, computer software programs or applications including all object and source codes and tangible or intangible proprietary information or material that are used to conduct the business of the Company and any of its Subsidiaries as currently conducted (the “Company Intellectual Property”).

                    (b) Section 6.18(b) of the Company Disclosure Letter includes a complete and accurate list of all material granted and issued patents, registered trademarks, registered service marks and trade names, registered domain names and registered copyrights, and all applications for the same, included in the Company Intellectual Property owned by the Company and its Subsidiaries, indicating as to each item as applicable: (i) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed; (ii) the respective issuance, registration, or application number of the item; and (iii) the dates of application, issuance or registration of the item.

                    (c) Section 6.18(c) of the Company Disclosure Letter also includes a complete and accurate list of all material licenses or other agreements (i) by which the Company or any of its Subsidiaries is authorized to use any third party’s intellectual property that is currently used in the conduct of the Company’s or its Subsidiaries’ business (excluding off-the-shelf computer programs), and (ii) by which the Company or any of its Subsidiaries licenses or otherwise authorizes a third party to use any Company Intellectual Property owned by Company or its Subsidiaries. With respect to all material intellectual property licensed from third parties, to the Knowledge of the Company, the right to use such intellectual property is free and clear of all material Liens, and subject only to the restrictions and limitations set forth in the applicable written license agreements.

                    (d) Except as may reasonably be determined from the information provided in Section 6.18(b) of the Company Disclosure Letter, there are no actions that must be taken within 120 days of the Closing, including payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property described in Section 6.18(b) of the Company Disclosure Letter.

                    (e) Except as set forth in Section 6.18(e) of the Company Disclosure Letter, the Company has not received any written notice of any conflict with or violation or infringement of or any claims of conflict with, any rights of any other person with respect to the Company Intellectual Property owned by the Company, nor, to the Knowledge of the Company, does any third party have any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any Company Intellectual Property owned by the Company. All granted and issued patents, all registered trademarks, registered service marks and registered copyrights described in Section 6.18(b) of the Company Disclosure Letter are valid, enforceable and subsisting. To the Knowledge of the Company, there has not been and there is not any unauthorized use, infringement or misappropriation by any third Person of any of the Company Intellectual Property owned by the Company.

                    (f) Company and its Subsidiaries have used commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of the trade secrets used in the operation of the Company. To the Knowledge of the Company, there has not been, and there is not, any unauthorized or misappropriation of any such trade secrets.

          Section 6.19 Proxy Statement.

                    The Proxy Statement will comply as to form in all material respects with the Exchange Act, and shall not, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement or representation hereby is made or shall be made by the Company with respect to information supplied by Parent or Merger Subsidiary in writing expressly for inclusion in the Proxy Statement.

          Section 6.20 State Takeover Statutes.

                    The Company Board has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the other transactions contemplated hereby the provisions of Article 14 of the VSCA. The Company has taken all actions necessary to cause Article 14.1 of the VSCA to be inapplicable to the Company. Except for Articles 14 and 14.1 of the VSCA (which have been rendered inapplicable), to the Knowledge of the Company, no other takeover statute or similar statute or regulation of any state is applicable to the Merger, this Agreement and the other transactions contemplated hereby.

          Section 6.21 Insurance Reports.

                    (a) Kanawha has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to South Carolina Department of Insurance (the only jurisdiction in which it is domiciled or commercially domiciled) on forms prescribed or permitted by the South Carolina Department of Insurance (collectively, the “Kanawha SAP Statements”), except for such failures to file that, individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect. The Company has delivered or made available to Parent, to the extent permitted by applicable Laws, copies of all annual Kanawha SAP Statements for the period beginning January 1, 2005 and through the date hereof and the quarterly Kanawha SAP Statements for the quarterly period ended June 30, 2007, each in the form (including exhibits, annexes and any amendments thereto) filed with the South Carolina Department of Insurance and true and complete copies of all financial examination reports of insurance departments and any insurance regulatory authorities received by Kanawha on or after January 1, 2006 and through the date hereof relating to Kanawha. Financial statements included in the Kanawha SAP Statements were prepared in conformity with SAP consistently applied throughout the periods indicated above, except as may be reflected therein or in the notes thereto, and present fairly in all material respects the statutory financial position of Kanawha as at the respective dates thereof and the results of operations of Kanawha for the respective periods then ended. The Kanawha SAP Statements complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing by any Governmental Authority with respect to any Kanawha SAP Statements which has not been cured. The annual statutory balance sheets and income statements included in the Kanawha SAP Statements have been audited by Kanawha’s independent auditors, and Kanawha has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning on or after January 1, 2005.

                    (b) The policy reserves of Kanawha, recorded in the Kanawha SAP Statements, as of their respective dates since January 1, 2005: (A) have been computed in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect on their respective dates; (B) have been based on actuarial assumptions that are consistent in all material respects with applicable contract provisions; (C) have met the requirements of applicable Law in all material respects; and (D) were computed on the basis of actuarial assumptions and actuarial methods consistent in all material respects with those used to compute the corresponding items in the Kanawha SAP Statements; provided, however, that it is acknowledged and agreed that the Company is not making any representation or warranty as to the adequacy or sufficiency of such reserves.

                    (c) As of June 30, 2007, Kanawha’s BCAR (as such term is defined in the next sentence) was 130% or more. For the purposes of this Agreement, “Kanawha’s BCAR” shall mean Kanawha’s A.M. Best Capital Adequacy Ratio, calculated (i) as prescribed in A.M. Best’s publication “Understanding BCAR for Life and Health Insurers”, dated February 9, 2004, adjusted for subsequently published revisions, (ii) including in Kanawha’s capital (A) the Company’s equity and debt capital (including indebtedness for borrowed money under the Company’s $15,000,000 revolving credit facility with Wachovia Bank, N.A.) and (B) the trust preferred securities issued by KMG Capital Statutory Trust I, and (iii) excluding any expenses or severance costs arising from or relating to the transactions contemplated in this Agreement incurred by the Company or its Subsidiaries.

          Section 6.22 Licenses; Insurance Business.

                    (a) Except as set forth in Section 6.22(a) of the Company Disclosure Letter and except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the material Permits shall be terminated, modified, revoked, suspended or restricted, or give rise to a right of termination, modification, revocation, suspension or restriction as a result of the consummation of the transactions contemplated hereby.

                    (b) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents issued in connection therewith) that are issued by Kanawha (collectively, the “Kanawha Insurance Contracts”), to the extent required under applicable Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such Governmental Authority within the period provided for objection, except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                    (c) The Kanawha Insurance Contracts comply with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Kanawha that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply with the insurance Laws applicable thereto, except where the failure to so comply or conform, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

                    (d) Kanawha has marketed, sold and issued insurance products in compliance with all applicable Laws and all applicable orders and directives of insurance regulatory authorities in the respective jurisdictions in which such products have been sold, including compliance with all applicable Laws relating to (i) the disclosure of policy information, (ii) insurance product projections, (iii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin and (iv) “replacement” or anti-churning restrictions, except where the failure to be in compliance or so market, sell or issue within such standards, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

          Section 6.23 Producer Sales and Marketing.

                    From and after January 1, 2005, except as set forth in Section 6.23 of the Company Disclosure Letter: (i) each employee of the Company and its Subsidiaries, agent, manager, intermediary, broker, broker-dealer, third-party administrator, independent marketing organization (affiliated and unaffiliated), producer, financial institution, registered representative, consultant, advisor, call center personnel, or distributor of the Company or its Subsidiaries required to be licensed as a Producer in any state (each, a “Producer”) who marketed, sold, serviced, managed, advised or administered with holders of the products issued by the Company and its Subsidiaries (“Transacted”), at the time such Producer Transacted business for the Company or the relevant Subsidiary, was duly appointed by the Company or the relevant Subsidiary to act as a Producer and, to the Knowledge of the Company, was duly licensed or registered as a Producer, in each case, in the particular jurisdiction in which such Producer, placed, serviced, managed, advised or administered such business; (ii) there have been no violations by Producers of any Law in connection with the marketing or sale of products issued by the Company and its Subsidiaries; (iii) all compensation paid to each such Producer was paid in accordance with applicable Law; and (iv) all training and instruction manuals pertaining to the sale of the products by the Company and its Subsidiaries provided to each such Producer by the Company and its Subsidiaries were in compliance with all applicable Laws, except for, in the case of Clauses (i), (ii), (iii), or (iv), such failures to appoint or failures to be licensed (in the case of clause (i)), violations (in the case of clause (ii)), and failures to comply with applicable Law (in the cases of clauses (iii) and (iv)) that, individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect and provided that the representations in clauses (i), (ii), (iii) and (iv) are made to the actual Knowledge of the Company, without any investigation or inquiry, with respect to any Producer that is an independent contractor of the Company and its Subsidiaries. To the Knowledge of the Company, no material Producer that is an independent contractor of the Company and its Subsidiaries has given notice to the Company or any of its Subsidiaries of such material Producers insolvency or of its intention to file a petition in bankruptcy, and no such material Producer has given notice to the Company or any of its Subsidiaries regarding its intention to terminate, cancel or not renew its Contract with the Company or any of its Subsidiaries, as applicable.

          Section 6.24 Reinsurance.

                    With respect to any ceded reinsurance or coinsurance agreement of Kanawha which either is in force or has outstanding reinsurance recoverables (“Kanawha Reinsurance Agreements”), except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company has appropriately taken credit for outstanding reinsurance recoverables under the Kanawha Reinsurance Agreements in any (i) Kanawha SAP Statements and (ii) Company SEC Reports. All Kanawha Reinsurance

Agreements are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to be valid and in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither Kanawha nor, to the Knowledge of the Company, any other party to a Kanawha Reinsurance Agreement is in default as to any provision thereof, and, to the Knowledge of the Company, no condition exists that, with or without notice or lapse of time or both, would constitute a default thereunder, except for any such default or condition as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 6.25 Voting Requirements; Board Approval; Appraisal Rights.

                    (a) The affirmative vote of the holders of more than two-thirds of the outstanding Shares of Company Common Stock (voting as one class, with each Share having one vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, and the transactions contemplated hereby.

                    (b) The Company Board has, as of the date of this Agreement, (i) determined that the Merger is in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) subject to applicable Law and the fiduciary duties of the Company Board applicable from time to time, resolved to recommend that the holders of Company Common Stock vote to approve this Agreement.

                    (c) No holder of Company Common Stock will have appraisal rights under Section 13.1-730 of the VSCA as a result of, or in connection with the Merger.

          Section 6.26 Opinion of Financial Advisor.

                    The Company has received the opinion of Keefe that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the terms of the Merger is fair, from a financial point of view, to such holders, and a copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Company Board, and is not intended to, and may not, be relied upon by Parent, its Affiliates or their respective stockholders.

ARTICLE VII
COVENANTS

          Section 7.1 Conduct of the Business of the Company.

                    (a) Except as set forth in Section 7.1(a) of the Company Disclosure Letter, or as otherwise expressly provided in this Agreement, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and to use their respective commercially reasonable efforts to preserve intact their respective business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with brokers, agents, producers, Governmental Authorities, suppliers, contractors, distributors, customers and others having material business relationships with them. Further, the Company shall at all times from and after the date hereof use commercially reasonable efforts to (i) comply in all material respects with all listing and corporate governance requirements of the NYSE, and (ii) remain in material compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC. Without limiting the generality of any of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of the Company’s Subsidiaries will, without the prior written consent of Parent:

                              (i) amend its articles or certificate of incorporation, bylaws, trust, partnership or joint venture agreements or other organizational documents (except to the extent required to comply with applicable Law or its obligations hereunder);

                              (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except (A) as required by the terms of any Company Benefit Plan existing on the date hereof, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement or (B) any such issuance by a direct or indirect wholly-owned Subsidiary of the Company to such Subsidiary’s parent or another direct or indirect wholly-owned Subsidiary of the Company;

                              (iii) combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries, except for: (i) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent; (ii) effecting a restructuring whereby Kanawha HealthCare Solutions becomes a direct subsidiary of the Company; and (iii) dividends and distributions required pursuant to the declaration of trust and indenture in effect on the date hereof relating to the trust preferred securities issued by one of the Company’s Subsidiaries;

                              (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities (except pursuant to any stock-for-stock exercise of the Company Stock Options);

                              (v) (A) repay or retire any indebtedness for borrowed money, except upon the maturity date thereof or as otherwise required by the terms of such indebtedness, however, the Company may repay or retire the indebtedness for borrowed money associated with the existing revolving credit loan in the original principal amount of $15,000,000 with Wachovia Bank, (B) incur or assume any indebtedness for borrowed money not currently outstanding, except for borrowings in the ordinary course of business or to maintain Kanawha’s BCAR at 130% or more, in each case, under revolving credit agreements in effect on the date hereof, or permit any modifications or amendments of any agreements related to indebtedness for borrowed money (except, if necessary to maintain Kanawha’s BCAR at 130% or more and with the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company and its Subsidiaries may modify or amend its existing credit agreement with Wachovia Bank to provide for, and the Company may incur thereunder, up to $25,000,000 in the aggregate of new indebtedness for borrowed money, provided, that under any such amendment or modification, the Company shall not agree to any type of prepayment penalties without the written consent of Parent), (C) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person (except for the obligations of the Company or its Subsidiaries), or permit the renewal or extension of any Contract or other obligation that is the subject of a guarantee or similar obligation, other than the endorsement of checks for deposit in the ordinary course of business, (D) make any loans, advances or capital contributions to, or investments in, any other Person (except for the Company or its Subsidiaries), or (E) create, assume or consensually incur any material Lien, or pledge or otherwise encumber any capital stock or other equity securities of the Company and its Subsidiaries;

                              (vi) enter into any Material Contract, or alter, terminate, amend or modify any existing Material Contract, or exercise any option under any existing Material Contract, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

                              (vii) authorize or make any capital expenditure or financing in excess of $250,000 individually or in the aggregate other than capital expenditures pursuant to Contracts entered into prior to the date hereof, capital expenditures contemplated in the Company’s or its Subsidiary’s current business plan, or capital expenditures related to necessary maintenance in the ordinary course of business;

                              (viii) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases to employees in the ordinary course of business that are consistent with past practices or are required by existing Contracts) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing; except, with the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company may do any of the foregoing up to an aggregate amount of $1,000,000 as the Company deems necessary to keep available the services of the officers and employees of it and its Subsidiaries;

                              (ix) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

                              (x) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or business organization or division or line of business (other than purchases of marketable securities in the ordinary course of business consistent with past practice);

                              (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, unless required by Law or administrative order;

                              (xii) authorize or make any change in accounting policies or procedures applied by the Company (including Tax accounting policies and procedures), other than in the ordinary course of business and consistent with past practice or as required by applicable Law or change in GAAP or SAP;

                              (xiii) except in the ordinary course of business consistent with past practice or as required by change in applicable Law or generally accepted actuarial principles, make any change in the (i) underwriting or claims management, (ii) pricing or (iii) reserving practices of the Company or any of its Subsidiaries;

                              (xiv) modify in any material respects any current investment policies or investment practices, except as required by or to accommodate changes in applicable Law;

                              (xv) settle or compromise any material claims or litigation, except in the ordinary course of business consistent with past practice;

                              (xvi) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any license to underwrite and sell insurance policies held by the Company or any Subsidiary, except as may be required in order to comply with applicable Law; or

                              (xvii) agree in writing or otherwise to take any of the foregoing actions.

                    (b) From and after the date hereof, until the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause Kanawha to, use commercially reasonable efforts to maintain Kanawha’s BCAR at 130% or more.

                    (c) Except as required by Law, during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Subsidiary or the Company shall, or shall permit any of its Subsidiaries to, take any action that would, or is reasonably likely to, result in any of the conditions set forth in Article VIII not being satisfied as of the Closing Date.

                    (d) Parent and the Company agree that, during the period from the date of this Agreement to the Effective Time: (i) the Company will promptly advise Parent of the occurrence of any event having, or reasonably likely to have, a Material Adverse Effect, or any event that would constitute a breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement, or any event reasonably likely to materially delay the consummation of the transactions contemplated in this Agreement and (ii) Parent will promptly advise the Company of the occurrence of any event that would constitute a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement, or any event reasonably likely to materially delay the consummation of the transactions contemplated in this Agreement.

                    (e) Parent hereby designates the two officers of Parent identified in Section 7.1(e) of the Company Disclosure Letter, or such other officers as Parent may designate from time to time upon written notice to the Company (“Parent’s Representatives”), to be responsible for determining whether consent to any action prohibited by Section 7.1(a) shall be given by Parent. The Company hereby designates the two officers of the Company identified in Section 7.1(e) of the Company Disclosure Letter, or such other officers as the Company may designate upon written notice to Parent (“Company’s Representatives”), to contact Parent’s Representatives with any requests for consent to any action prohibited by Section 7.1(a). Parent’s Representatives shall respond promptly (either orally or in writing) to any request for consent (which may be oral or written) to the taking of any action under Section 7.1. If Parent’s Representatives do not respond to any request within three Business Days of its receipt, such consent will be deemed to have been given. The Company may rely on any consent given orally or in writing by either of Parent’s Representatives. The time periods within which Parent’s Representatives must respond shall commence on the date either of Parent’s Representatives receive an oral or written request for consent.

          Section 7.2 Shareholders’ Meeting.

                    (a) The Company shall, in accordance with applicable Law and the Company’s Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as practicable following execution of this Agreement for the purpose of considering and taking action upon this Agreement.

                    (b) Parent and the Company shall promptly prepare, and the Company shall file with the SEC, the Proxy Statement as promptly as practicable. The Company and Parent shall cooperate to respond to any comments of the SEC and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Promptly after the Proxy Statement has been cleared by the SEC, the Company shall cause the Proxy Statement to be mailed to its shareholders and, subject to Section 7.2(d) hereof, shall use its reasonable best efforts (i) to solicit proxies in favor of the approval and adoption of this Agreement and approval of the Merger and (ii) to obtain such approvals and adoptions.

                    (c) Parent shall, upon request by the Company, furnish the Company with all information concerning Parent, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company or any of its respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. If at any time prior to the Effective Time, Parent should become aware of any event relating to Parent or any of its Subsidiaries that is required under applicable Law to be disclosed in an amendment or supplement to the Proxy Statement, Parent shall promptly so inform the Company and will furnish to the Company all information relating to such event that is required under applicable Law to be disclosed in an amendment or supplement to the Proxy Statement.

                    (d) Except as otherwise provided below, the Company (i) shall recommend adoption and approval of this Agreement and the Merger by the shareholders of the Company (the “Company Recommendation”) and include in the Proxy Statement the Company Recommendation, and (ii) shall not withdraw, amend or modify (or publicly propose to or publicly state that it intends to withdraw, amend or modify) in any manner adverse to Parent such recommendation (a “Change in Company Recommendation”); provided, however, that the Company Board shall be permitted to effect a Change in Company Recommendation if the Company Board determines, in its good faith business judgment and by resolution, after consultation with outside counsel, that the Company Recommendation would be inconsistent with applicable Law or its fiduciary duties to the Company and the Company’s shareholders under applicable Law (including its obligations under VSCA Section 13.1-690); provided further, that if the Change in Company Recommendation is in respect of an Acquisition Proposal, the Company Board may effect a Change of Company Recommendation only if the Company shall have complied with the applicable provisions of Section 7.4 with respect thereto and if the Company Board has determined in good faith that such Acquisition Proposal is a Superior Proposal; provided further, however, that before effecting a Change in Company Recommendation, and in any event prior to acceptance of any binding agreement to enter into any Superior Proposal, the Company Board, shall give Parent three (3) Business Days’ prior written noticeof its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Special Meeting, in which case the Company shall provide as much notice as is reasonably practicable) and during such time, the Company, if requested by Parent, shall have engaged in good faith negotiations to permit Parent to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Company Board may continue to recommend the adoption of this Agreement. The written notification above shall include the agreements, terms and conditions of such Acquisition Proposal presented to the Company. Notwithstanding anything to the contrary set forth herein, the Company may not accept such Superior Proposal if Parent makes, within three (3) Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Company Board determines, in its good faith business judgment, after consultation with its financial advisors and outside legal counsel, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal. The parties agree that nothing in this Section 7.2(d) shall in any way limit or otherwise affect Parent’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) at such time as the requirements of such subsection have been met. Any Change in Company Recommendation shall not, unless this Agreement is otherwise terminated by either the Company or Parent in accordance with the terms of this Agreement, (i) change the approval of this Agreement or any other approval of the Company Board in any respect that would have the effect of causing any state (including Virginia) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Merger, or (ii) change the obligation of the Company to present this Agreement for adoption at the Special Meeting on the earliest practicable date after the date of this Agreement in accordance with this Section 7.2.

                    (e) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, Merger Subsidiary or any of its other Subsidiaries in favor of the approval of the Merger and this Agreement.

                    (f) Until the earlier of the Effective Time or the termination of this Agreement, the Company shall not take any actions to exempt any Person other than Parent and Merger Subsidiary from the threshold restrictions on Common Stock ownership or any other anti-takeover provision in the Company’s Articles of Incorporation, or make any state takeover statute (including any Virginia state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

          Section 7.3 Filings; Approvals and Consents; Cooperation.

                    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities including, but not limited to, (x) filings and approvals required by the South Carolina Department of Insurance and any other insurance regulatory authorities as may be necessary or appropriate, and (y) any delivery of notices and consents to jurisdiction to state insurance departments) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                    (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and the Company agree to use their respective reasonable best efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any Governmental Authority restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust Laws, including by committing to or effecting (by consent decree, hold separate order or otherwise) the sale or disposition of such assets of Parent or the Company as may be required to avoid (or, if entered, to lift, vacate or reverse) any such order, decree, judgment or ruling; provided, however, that in no event shall Parent, Merger Subsidiary or the Company be obligated under this Section 7.3 to take any action which would, or would reasonably be likely to, have a Material Adverse Effect on the Company or a material adverse effect on Parent or Merger Subsidiary.

                    (c) As promptly as practicable, Parent shall file a Form A or other appropriate application, if any, relating to the change of control of Kanawha with the insurance regulatory authority or other appropriate regulatory authority in South Carolina and in each other jurisdiction in which Kanawha is licensed to transact insurance business. Parent shall consult in good faith with the Company as to the form and substance of each such Form A or other appropriate application and shall provide the Company promptly with a copy of each of its filings and any related correspondence with the regulatory authority relating thereto. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing that is necessary under any applicable Law or in connection with filings to be specified. Parent shall keep the Company apprised of the status of such filings.

                    (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

                    (e) The Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other material communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.

          Section 7.4 No Solicitation.

                    (a) Prior to the Effective Time, the Company agrees that neither it, nor any of its Subsidiaries, nor any of their respective directors, officers, employees, agents or representatives, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to: (x) any merger, consolidation, share exchange, business combination, extraordinary transaction, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, with any Person other than Parent, Merger Subsidiary or any Affiliate of Parent or Merger Subsidiary; or (y) the acquisition by a third Person by tender offer, exchange offer or otherwise (including by purchase, lease, exchange, mortgage, pledge, transfer or other disposition) of 10% or more of the outstanding Shares of the Company Common Stock, or 10% or more of the assets or operations of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions ((x) and (y) are sometimes referred to in this Agreement as an “Acquisition Proposal”) or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Proposal, or which may reasonably be expected to lead to a proposal for an Acquisition Proposal, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Proposal; provided, however, that the Company may, prior to the Required Company Vote, in response to an unsolicited written proposal from a third party that is, or is reasonably likely to result in, a Superior Proposal (as defined below), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of the Company determines in its good faith business judgment, after consultation with its outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company and the Company’s shareholders under applicable Law (including its obligations under VSCA Section 13.1-690). If specifically requested by a Person without prior contact from the Company or its representatives, the Company may waive the provisions of any “standstill” agreements between the Company and any Person to the extent necessary to permit such Person to submit a proposal for an Acquisition Proposal that the Board of Directors believes, in its good faith business judgment, is reasonably likely to result in a Superior Proposal; provided, that such waiver (i) does not violate or conflict with the foregoing provisions of this Section 7.4(a) and (ii) would not, in any event, permit such Person to acquire any direct or indirect beneficial ownership of Shares or participate in any tender offer or proxy solicitation relating to the Company that would otherwise be prohibited by such “standstill” agreement. Nothing contained herein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its shareholders that the Board of Directors of the Company determines, in its good faith business judgment, after consultation with outside counsel, that the failure to so disclose would be inconsistent with applicable law.

                    (b) Before taking any action described above with regard to a Superior Proposal, the Company shall have an executed confidentiality and limited use agreement protecting all confidential and proprietary information of the Company and its Subsidiaries on terms comparable to the Confidentiality Agreement executed by Parent. The aforementioned right to take the actions in respect of a Superior Proposal shall terminate immediately upon receipt by the Company of the Required Company Vote. The Company will notify Parent immediately if any Person makes an Acquisition Proposal.

                    (c) The Company agrees that, as of the date hereof, it, its Subsidiaries and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company agrees to promptly advise Parent in writing of the existence of (i) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than Parent and its representatives) with respect to an Acquisition Proposal and (ii) the terms thereof, and to update on an ongoing basis or upon Parent’s reasonable request, the status thereof. As used herein, “Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than Parent or any of its Subsidiaries) which (i) is an Acquisition Proposal and (ii) is otherwise on terms which, as determined by the Company Board in its good faith business judgment (after consultation with an independent financial advisor), (A) would result in a transaction that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all of the terms and conditions of such proposal and this Agreement and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for the purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 7.4(a) hereof, except that the references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

          Section 7.5 Access to Information; Confidentiality Agreements.

                    (a) From the date of this Agreement through the Closing Date, the Company shall afford to Parent and its representatives, upon reasonable prior notice to the Company, reasonable access during normal business hours or other mutually agreed times to, and the reasonable right to inspect and interview, as applicable, the officers, employees and representatives of the Company and its Subsidiaries, and the properties, books, accounts, records, Contracts and all other relevant documents and information with respect to, the assets, liabilities and operations of the Company and its Subsidiaries and, as reasonably necessary, their respective Affiliates, and will furnish Parent and its Affiliates, officers and agents (including those described above) with such reasonable additional financial and operating data and other information that it or they may reasonably request to investigate all aspects of the Company and its Subsidiaries and their respective businesses, financial condition and operations, and, as reasonably necessary, their respective Affiliates, and to effect an orderly transition and integration of the Company and its Subsidiaries into Parent’s group of Affiliated entities (including such matters as Parent may deem reasonably necessary or appropriate for Parent or any of its Affiliates to satisfy their respective obligations under Sections 302 and 906 of the Sarbanes-Oxley Act). Parent’s right of access and inspection shall be exercised in such a manner as not to (i) interfere unreasonably with the operations of the Company and its Subsidiaries and their respective Affiliates or (ii) violate applicable Law. The Company acknowledges and agrees that it will not unreasonably deny or condition access to the premises of the Company and its Subsidiaries by Parent or its representatives prior to and beyond normal business hours. The Company shall make available to Parent a reasonable amount of office space at the Company’s premises to accommodate Parent’s Representatives responsible for the orderly integration of the Company with Parent, including reasonable access to ports for telephone, computer and other data transmission. No investigation made by Parent as contemplated herein shall affect or diminish the Company’s representations and warranties contained in this Agreement or Parent’s rights and remedies for any breach of, or inaccuracy in, those representations or warranties. The Company and its officers, employees, agents and representatives shall, and shall cause its Subsidiaries and their respective employees, agents and representatives, to cooperate in a commercially reasonable manner with Parent and its employees, agents and representatives in its conduct of any investigation contemplated herein.

                    (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.

          Section 7.6 Public Announcements.

                    The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which press release shall be disseminated promptly following the execution hereof. The Company and Parent will consult with each other before issuing any additional press releases or otherwise making any additional public statement with respect to this Agreement, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law based on the advice of such party’s counsel or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

          Section 7.7 Indemnification; Insurance.

                    (a) From and after the Effective Time and for a period of six (6) years thereafter, Parent shall cause the Company and its wholly-owned Subsidiaries to maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of the present and former directors, officers, employees and agents of the Company and such Subsidiaries (collectively, the “Indemnified Parties”) on terms no less favorable than those provided in the articles or certificates of incorporation and bylaws of such entities on the date of this Agreement with respect to matters occurring prior to the Effective Time.

                    (b) Prior to Closing, the Company shall use Parent’s designated broker of record for the purchase of a six-year extended reporting period endorsement, from the date of the Effective Time (the “D&O Tail Insurance”), under the Company’s existing directors’ and officers’ liability insurance coverage, provided that such D&O Tail Insurance shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms that in all material respects are no less advantageous to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance.

                    (c) The Company shall use commercially reasonable efforts to procure continuation coverage for the Company and its Subsidiaries under their existing Errors and Omissions Liability Coverage Policies (“E&O Insurance”). Unless a shorter term shall be specified by Parent, the period for continuing coverage shall be for not less than a period of three years after the Effective Time. Parent shall cooperate with the Company and its Subsidiaries in procuring the coverages requested herein from their current insurance carriers or other mutually acceptable insurance carriers and shall pay all premiums necessary to maintain and procure such continuation coverages.

                    (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.7.

                    (e) The obligations of the Company and Parent under this Section 7.7 shall not be terminated, modified or assigned in such a manner so as to adversely affect any Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 7.7).

                    (f) Subject to Section 7.7(d) hereof, Parent or its Subsidiaries (other than the Surviving Corporation) shall not be liable pursuant to the indemnification contained in this Section 7.7 for losses or other amounts not covered by the D&O Tail Insurance or which are in excess of the coverages afforded by such D&O Tail Insurance, but shall be responsible for any deductibles under such D&O Tail Insurance.

                    (g) The Company and its Subsidiaries shall deliver binders of insurance at Closing evidencing the D&O Tail Insurance provided for herein.

          Section 7.8 Anti-takeover Statutes.

                    If any anti-takeover or similar statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          Section 7.9 Delisting.

                    Parent shall cause the Company’s securities to be delisted from the New York Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

          Section 7.10 Merger Subsidiary Compliance.

                    Parent shall cause Merger Subsidiary to comply with all of Merger Subsidiary’s obligations under or relating to this Agreement. Merger Subsidiary shall not engage in any business that is not in connection with the Merger.

          Section 7.11 Retention Agreements; Letter Agreements.

                    The Company shall cooperate with Parent and use commercially reasonable efforts to obtain retention agreements, in form and substance acceptable to Parent, for any employees of the Company identified by Parent between the date hereof and the Closing Date. Further, the Company shall use commercially reasonable efforts, and shall cause Kanawha to use its commercially reasonable efforts, to obtain prior to the Effective Time from each Kanawha employee reasonably requested by Parent a duly executed employment letter agreement substantially in the form attached to Annex I to the Company Disclosure Letter. For purposes of clarification and not limitation, the execution and delivery of any such retention or letter agreements shall not be a condition to closing under Article VIII hereof.

          Section 7.12 Wachovia Credit Facility.

                    The Company hereby agrees, that if sufficient cash or cash equivalents are available immediately prior to the Closing, and the Company receives notice from Parent fifteen (15) days in advance of the Closing, the Company shall, immediately prior to the Closing, repay or retire the entire indebtedness for borrowed money outstanding under the existing revolving credit loan in the original principal amount of $15,000,000 with Wachovia Bank, N.A.; provided, however, that doing so, and the consequences and effects of doing so, shall not in anyway be deemed to be a breach of any of the Company’s representations, warranties or covenants contained herein or any of the conditions to the obligations of Parent or Merger Subsidiary to close the transactions contemplated herein.

          Section 7.13 Termination of the Defined Benefit Plan.

                    Prior to Closing, the Company shall use commercially reasonable efforts to prepare the documentation required to (i) cause each Company Pension Plan subject to Title IV of ERISA to be terminated in a standard termination (within the meaning of section 4041(b) of ERISA), and (ii) request a determination letter from the IRS with respect to such termination; provided, however, that the Company shall not be obligated to incur any out-of-pocket liabilities, fees, costs or expenses (such as fees and expenses of third-party attorneys, accountants and actuaries) in connection with any actions taken pursuant to this Section 7.13, unless Parent first, in writing, directs the Company to do so and agrees to reimburse the Company for such out-of-pocket liabilities, fees, costs and expenses; provided, further, that the Company shall not be obligated to file any such documentation or to terminate any such plan prior to the Closing.

ARTICLE VIII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

          Section 8.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger.

                    The respective obligations of each Party hereto to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible, under applicable Law) at or prior to the Effective Time of the following conditions precedent:

                    (a) Shareholder Approval. This Agreement shall have been approved by the affirmative vote of the holders of more than two-thirds of Shares entitled to vote thereon (the “Required Company Vote”).

                    (b) No Injunction or Restraint. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

                    (c) Governmental and Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or expired,

(ii) all applicable requirements of the Securities Act and the Exchange Act shall have been satisfied, (iii) any applicable filings under state securities, “Blue Sky” or takeover Laws shall have been made, (iv) the transactions contemplated hereby shall have been approved by the South Carolina Department of Insurance and (v) all of the required filings, registrations, consents and approvals listed in Section 6.5 of the Company Disclosure Letter shall have been made or obtained (as the case may be).

          Section 8.2 Conditions to Parent’s and Merger Subsidiary’s Obligation to Effect the Merger.

                    The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction (or waiver, if permissible, under applicable Law) at or prior to the Effective Time of the following conditions precedent:

                    (a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in the first sentence of Section 6.1, the first sentence of Section 6.2(b), Section 6.3, Section 6.4, and subclause (x) of the second sentence of Section 6.5 of this Agreement, shall be true and correct, except for de minimis inaccuracies (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The other representations and warranties made by the Company in Article VI hereof shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), does not result in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                    (b) Obligations and Covenants of the Company. The Company shall have performed and complied with, in all material respects, all obligations and covenants to be performed or complied with by it under this Agreement on or before the Effective Time.

                    (c) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect that continues to exist on the Closing Date and as of the Effective Time.

                    (d) Officer’s Certificate. Parent shall have received at the Closing a certificate of the Chief Executive Officer or Chief Financial Officer of the Company certifying fulfillment of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) hereof.

          Section 8.3 Conditions to the Company’s Obligation to Effect the Merger.

                    The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver, if permissible, under applicable Law) at or prior to the Effective Time of the following conditions precedent:

                    (a) Representations and Warranties of Parent and Merger Subsidiary. The representations and warranties made by Parent and Merger Subsidiary in Article V hereof shall be true and correct in all material respects at and as of the Closing Date (without giving effect to any limitation as to “materiality” set forth therein), as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date.

                    (b) Obligations and Covenants of Parent and Merger Subsidiary. Parent and Merger Subsidiary shall have performed and complied with, in all material respects, all of their respective obligations and covenants to be performed or complied with by them under this Agreement on or before the Effective Time.

                    (c) Officer’s Certificate. The Company shall have received at the Closing a certificate of a senior executive officer of Parent certifying fulfillment of the conditions set forth in Section 8.3(a) and Section 8.3(b) hereof.

          Section 8.4 Delay.

                    If Parent delays the Closing Date pursuant to a Delayed Closing, then for purposes of determining whether the conditions set forth in Section 8.2(a) and Section 8.2(c) have been satisfied, such conditions shall be deemed to have been satisfied as of the Closing Condition Satisfaction Date irrespective of any facts, circumstances or events subsequent to the Closing Condition Satisfaction Date if the Company confirms in writing to Parent that it is willing and able to deliver the certificate referred to in Section 8.2(d) hereof on the Closing Condition Satisfaction Date. If the Closing Date has been delayed pursuant to a Delayed Closing, then notwithstanding anything to the contrary herein, the certificate referred to in Section 8.2(d) hereof shall be delivered on the Closing Date but shall refer to satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(c) as of, and for such purposes shall be deemed to have been delivered on, the Closing Condition Satisfaction Date.

ARTICLE IX
TERMINATION; AMENDMENT; WAIVER

          Section 9.1 Termination.

                    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time notwithstanding approval thereof by the respective shareholders of the Company and Merger Subsidiary, but prior to the Effective Time:

                    (a) by mutual written consent of the Company and Parent; or

                    (b) by the Company or Parent:

                         (i) if the Merger shall not have been consummated on or before March 31, 2008; provided, however, that, if as of March 31, 2008, the only unsatisfied condition precedent to the consummation of the Merger is the approval of the Merger by the South Carolina Department of Insurance, then the earliest date on which either party may terminate this Agreement because the Merger shall not have been consummated shall be May 31, 2008 (as applicable, the “Termination Date”) (provided, in each case, that the right to terminate this

Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted, in the failure of the Effective Time to occur on or before such date);

                              (ii) if any Restraint having the effect set forth in Section 8.1(b) hereof shall be in effect and shall have become final and nonappealable;

                              (iii) if, at the Special Meeting (including any adjournment or postponement thereof), the Required Company Vote shall not have been obtained; or

                    (c) by the Company:

                              (i) if (A) the Company has materially complied with its obligations under Section 7.2(d) and Section 7.4 hereof, (B) the Company enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal and (C) the Company, prior to such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.3 hereof; or

                              (ii) if Parent or Merger Subsidiary shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would, individually or in the aggregate with all other breaches or failure to perform, give rise to a failure of a closing condition to be satisfied under Section 8.3 hereof and has not been, or is incapable of being, cured by Parent or Merger Subsidiary prior to the earlier of (A) the Termination Date or (B) 30 days after the giving of written notice to Parent or Merger Subsidiary, as applicable, of such breach; or

                    (d) by Parent:

                              (i) if the Company shall have breached or failed to perform in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach or failure to perform would, individually or in the aggregate with all other breaches or failure to perform, give rise to a failure of a closing condition to be satisfied under Section 8.2 hereof and has not been, or is incapable of being, cured by the Company prior to the earlier of (A) the Termination Date or (B) 30 days after the giving of written notice to the Company of such breach; or

                              (ii) if (A) the Company Board shall fail to make the Company Recommendation referred to in Section 7.2(d) or shall fail to include in the Proxy Statement the Company Recommendation or shall effect a Change in Company Recommendation, (B) the Company Board authorizes, endorses, approves or recommends to the shareholders of the Company, or otherwise authorizes, endorses, approves or publicly recommends, an Acquisition Proposal or (C) the Company materially breaches its obligations under Sections 7.2(a), (d) or (f) or Section 7.4(a) hereof.

          Section 9.2 Rights on Termination.

                    In the event of termination and abandonment of the Merger by any party pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 9.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for the provisions of Section 7.5(b), Section 9.2, Section 9.3 and Article X; provided, however, that no party shall be relieved by such termination for any fraud or any willful breach of this Agreement and, in the event of fraud or any willful breach, the non-breaching party may pursue all remedies available to it at law and in equity; provided, further, if this Agreement is terminated by reason of a negligent breach of this Agreement, the breaching party shall pay to the non-breaching party all reasonably documented out-of-pocket expenses, not to exceed $500,000 in the aggregate, reasonably incurred by the non-breaching party, in connection with this Agreement and the transactions contemplated hereby and, upon the non-breaching party’s receipt of such payment, the non-breaching party shall waive and shall not be entitled to pursue other legal and equitable remedies from the breaching party for any such breach of, or otherwise in connection with, this Agreement.

          Section 9.3 Termination Fee Payable to Parent; Other Remedies.

                    (a) Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Section 9.1(b)(iii) (if the Company executes a definitive agreement with respect to an Acquisition Proposal within 12 months of the termination of this Agreement), Section 9.1(c)(i), or Section 9.1(d)(ii), the Company shall, (x) pay to Parent the amount of $4,820,000 and (y) pay to Parent all reasonably documented out-of-pocket expenses, not to exceed $500,000 in the aggregate, reasonably incurred by Parent and Merger Subsidiary in connection with this Agreement and the Merger. The amount in (x) above shall be paid concurrently with any such termination (or upon execution of such definitive agreement in the case of a termination related to Section 9.1(b)(iii)) and the amount in (y) above shall be paid within five (5) Business Days after receipt by the Company of reasonably detailed evidence of the same. Upon receipt of such payments, Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, this Agreement.

                    (b) Section 9.2, Section 9.3 and Section 10.8 hereof shall be the sole remedy of the parties hereto in the event of any termination of this Agreement.

          Section 9.4 Amendment.

                    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Company Vote, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following receipt of the Required Company Vote, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

          Section 9.5 Extension; Waiver.

                    At any time prior to the Effective Time, Parent and Merger Subsidiary on the one hand, and the Company on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
MISCELLANEOUS

          Section 10.1 Survival of Representations and Warranties.

                    The representations and warranties made herein or in any document, certificate or instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time.

          Section 10.2 Entire Agreement; Assignment.

                    This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

          Section 10.3 Notices.

                    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by cable, telecopy, telegram or telex, by nationally recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Parent:

Humana Inc. 500 West Main Street Louisville, Kentucky 40202 Attn: Thomas J. Liston Telecopy: (502) 580-3699

with a copy to:

Greenebaum Doll & McDonald PLLC 3500 National City Tower 101 South Fifth Street Louisville, Kentucky 40202 Attn: Daniel E. Fisher, Esq. Telecopy: (502) 540-2193

if to the Company:

KMG America Corporation 12600 Whitewater Drive, Suite 150 Minnetonka, Minnesota 55343 Attention: James E. Nelson, Esq. Telecopy: (952) 930-4802

with a copy to:

Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 Attention: Melvin E. Tull, III, Esq. Telecopy: (804) 788-8561

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          Section 10.4 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

                    (a) This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Commonwealth of Virginia or a Virginia state court.

                    (b) Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

          Section 10.5 Descriptive Headings.

                    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 10.6 Parties in Interest.

                    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 7.7 hereof.

          Section 10.7 Counterparts.

                    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.8 Specific Performance.

                    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 10.9 Fees and Expenses.

                    Subject to Sections 9.2 and 9.3 hereof, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          Section 10.10 Severability.

                    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 10.11 Company Disclosure Letter.

                    Certain information set forth in sections of the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any section of the Company Disclosure Letter shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this

Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, Merger Subsidiary, or the Company, as applicable. The section number headings in the Disclosure Letter correspond to the section numbers in this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

HUMANA INC.

By:	/s/ Thomas J. Liston

Name: Thomas J. Liston
Its: SVP - Strategy & Corporate Development

HUM VM, INC.

By:	/s/ Thomas J. Liston

Name: Thomas J. Liston
Its: Senior Vice President

KMG AMERICA CORPORATION

By:	/s/ Kenneth U. Kuk

Name: Kenneth U. Kuk
Its: Chief Executive Officer

ANNEX B

September 7, 2007

The Board of Directors

KMG America Corporation

12600 Whitewater Drive, Suite 150

Minnetonka, MN 55343

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of KMG America Corporation (“Target”) of the Merger Consideration (as defined below) to be received by such holders in connection with the proposed merger (the “Merger”) of Hum VM, Inc., a Virginia corporation (“Merger Sub”), with and into Target, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of September 7, 2007, by and among Target, Humana Inc., a Delaware corporation (“Parent”), and Merger Sub. Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Target (the “Common Stock”) will be converted into the right to receive $6.20 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of the certificate representing such Common Stock.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of insurance company and insurance holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of insurance companies, we have experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of our business as a broker-dealer, we may from time to time purchase securities from, and sell securities to, Target and Parent, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Target and Parent for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Target. In March 2007, we acted as placement agent for Target in connection with its issuance of approximately $35.0 million in trust preferred securities. We earned customary fees and commissions in connection with that transaction. We also may provide investment banking services to Target and Parent in the future, for which we may receive compensation. We have acted exclusively for the Board of Directors of Target in rendering this fairness opinion and will receive a fee from Target for our services.

In connection with this opinion, we have reviewed and analyzed the Merger and the financial and operating condition of Target and Parent, including, among other things, the following:

1)	a draft of the Agreement, dated August 21, 2007;

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559

2)	Target’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006;

3)	the Definitive Final Prospectus filed pursuant to Rule 424(b), dated December 15, 2004, relating to Target’s initial public offering of shares;

4)	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Target and certain other communications from Target to its shareholders;

5)	Parent’s Annual Report to Stockholders and Annual Report on Form 10-K for the years ended December 31, 2004, 2005 and 2006;

6)

certain operating, financial and actuarial information relating to Target’s business and prospects, including projections for the five years ending December 31, 2011, all as prepared and provided to us by Target’s management; and

7)	other financial information concerning the businesses and operations of Target and Parent furnished to us by Target for purposes of our analysis.

We have also held discussions with senior management of Target regarding the past and current business operations, regulatory relations, financial condition and future prospects of Target and such other matters as we have deemed relevant to our inquiry. In addition, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Target and Parent; (ii) the assets and liabilities of Target and Parent; (iii) the nature and terms of certain other merger transactions involving insurance companies and insurance holding companies; (iv) publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Target; and (v) such other studies and analyses as we considered appropriate. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the insurance industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Target as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgment of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We are not experts in the independent verification of the adequacy of reserves for loss and loss adjustment expenses and we have assumed, with your consent, that the aggregate reserves for loss and loss adjustment expenses for Target are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Target or Parent, nor have we examined any individual underwriting files of Target.

Finally, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Parent or Target. We further have assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.

This opinion is for the use and benefit of the Board of Directors of Target. Our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might exist for Target or the effect of any other transaction in which it might engage and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Common Stock is fair, from a financial point of view, to holders of the Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

SPECIAL MEETING OF SHAREHOLDERS OF

KMG AMERICA CORPORATION

November 16, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
	1.	To approve the Agreement and Plan of Merger, dated as of September 7, 2007, by and among Humana Inc., Hum VM, Inc. and KMG America Corporation.	☐	☐	☐

2.

To consider and vote upon any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement.

			☐	☐	☐

THE BOARD OF DIRECTORS OF KMG AMERICA CORPORATION RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER AGREEMENT IF NECESSARY

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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KMG AMERICA CORPORATION

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Kenneth U. Kuk and Scott H. DeLong III proxies, each with power to act without the other and with full power of substitution and resubstitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of common stock, par value $0.01 per share, of KMG America Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the special meeting of shareholders to be held November 16, 2007, or any adjournments or postponements thereof.

          PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

(Continued and to be signed on the reverse side.)

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